UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 11, 2010 (June 9, 2010)

TRADEON, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-53547	26-1548693
(State or other jurisdiction of	(Commission File Number)	(IRS Employer Identification No.)
incorporation or organization)

Jingsu Wujin Lijia Industrial Park
Lijia Town
Wujin District, Changzhou City
Jiangsu Province 213176
People’s Republic of China
(Address of principal executive offices)

(86)519-86230102
(Registrant's telephone number, including area code)

30 Eliahu Miferrera St., Tel Aviv, Israel 69865
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[   ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[   ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[   ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

          This document contains forward-looking statements, which reflect our views with respect to future events and financial performance. These forward-looking statements are subject to certain uncertainties and other factors that could cause actual results to differ materially from such statements. These forward-looking statements are identified by, among other things, the words “anticipates”, “believes”, “estimates”, “expects”, “plans”, “projects”, “targets” and similar expressions. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date the statement was made. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Important factors that may cause actual results to differ from those projected include the risk factors specified below.

USE OF DEFINED TERMS AND TREATMENT OF STOCK

          Except as otherwise indicated by the context, references in this report to:

  “TACN,” “the Company,” “we,” “us,” or “our,” refer to the combined business of TradeOn, Inc., and its wholly-owned subsidiaries, Best Green BVI, and Best Green Changzhou, and our controlled VIEs Best Cable and Best Appliances, but do not include the stockholders of TradeOn, Inc.;

  “Best Appliances” refer to Jiangsu Best Electrical Appliances Co., Ltd, a PRC company;

  “Best Cable” refer to Changzhou City Wujin Best Electronic Cables Co., Ltd., a PRC company;

  “Best Green BVI” refer to Best Green Energy Industries Limited, a BVI company;

  “Best Green Changzhou” refer to Best Green Energy (Changzhou) Co., Ltd., a PRC company;

  “Best Green Investments” refer to Best Green Investments Limited, a BVI company;

  “BVI” refer to the British Virgin Islands;

  “China,” “Chinese” and “PRC,” refer to the People’s Republic of China;

  “Exchange Act” refer to the Securities Exchange Act of 1934, as amended;

  “RMB” refer to Renminbi, the legal currency of China;

  “Securities Act” refer to the Securities Act of 1933, as amended;

  “U.S. dollar,” “$” and “US$” refer to the legal currency of the United States; and

  “VIE” refer to our variable interest entities, which are affiliated companies that we control through contractual arrangements and include Best Appliances and Best Cable.

ITEM 1.01      ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

          On June 9, 2010, we entered into a share exchange agreement, or the Share Exchange Agreement, with Best Green BVI, and Best Green Investments, the sole shareholder of Best Green BVI. Pursuant to the Share Exchange Agreement, on June 9, 2010, Best Green Investments transferred all of the shares of the capital stock of Best Green BVI in exchange for 20,734,531 newly issued shares of our common stock, which, after giving effect to the Cancellation Agreement disclosed below, constituted 88.1% of our issued and outstanding capital stock on a fully-diluted basis as of and immediately after the consummation of the transactions contemplated by the Share Exchange Agreement.

          As a condition precedent to the consummation of the Share Exchange Agreement, on June 9, 2010 we entered into a cancellation agreement, or the Cancellation Agreement, with Mr. Haifeng Lu, whereby Mr. Lu agreed to the cancellation of 4,000,000 shares of our common stock owned by him.

          The foregoing description of the terms of the Share Exchange Agreement and the Cancellation Agreement is qualified in its entirety by reference to the provisions of the document filed as Exhibits 2.1 and 4.1 to this report, which is incorporated by reference herein.

ITEM 2.01      COMPLETION OF ACQUISITION OR DISPOSITION OF ASSETS

          On June 9, 2010, we completed an acquisition of Best Green BVI pursuant to the Share Exchange Agreement. The acquisition was accounted for as a recapitalization effected by a share exchange. Best Green BVI is considered the acquirer for accounting and financial reporting purposes. The assets and liabilities of the acquired entity have been brought forward at their book value and no goodwill has been recognized.

FORM 10 DISCLOSURE

          As disclosed elsewhere in this report, on June 9, 2010, we acquired Best Green BVI in a reverse acquisition transaction. Item 2.01(f) of Form 8-K states that if the registrant was a shell company like we were immediately before the reverse acquisition transaction disclosed under Item 2.01, then the registrant must disclose the information that would be required if the registrant were filing a general form for registration of securities on Form 10.

          Accordingly, we are providing below the information that would be included in a Form 10 if we were to file a Form 10. Please note that the information provided below relates to the combined enterprises after the acquisition of Best Green BVI, except that information relating to periods prior to the date of the reverse acquisition only relate to Best Green BVI unless otherwise specifically indicated.

CORPORATE STRUCTURE AND HISTORY

Our Corporate Structure

          We are a Nevada holding company for several direct and indirect subsidiaries in the BVI and China. We own all of the issued and outstanding capital stock of Best Green BVI, a BVI corporation. Best Green BVI is a holding company that owns 100% of the outstanding capital stock of Best Green Changzhou, a PRC company.

          Our principal manufacturing operations and sales and marketing activities in China are conducted through our VIEs. We control the VIEs through a series of contractual arrangements. These contracts include an Exclusive Technical Services and Business Consulting Agreement, or the Consulting Agreement, a Business Operation Agreement, an Equity Interest Pledge, and a Proxy Agreement. These agreements are among our indirect, wholly-owned subsidiary, Best Green Changzhou, and each of our VIEs. These contractual arrangements are described below.

  Consulting Agreement. Under the Consulting Agreement, Best Green Changzhou provides exclusive technical, business and management consulting services to the VIEs in exchange for service fees equal to 100% of the VIE’s total annual net profits.

  Business Operation Agreement. The Business Operation Agreement imposes restrictions on the operations of the VIEs. Under the Business Operation Agreement the VIEs are prohibited from engaging in any transaction which may materially affect its assets, obligations, rights or business operation without prior consent from us. The VIEs are also required to accept policies and suggestions provided by us from time to time with respect to employment or dismissal of employees, corporate management and financial management systems. The VIEs are also required to appoint the directors and members of senior management that we designate.

  Equity Interest Pledge Agreement. The shareholders of the VIEs, Mr. Jianliang Shi and Ms. Xueqin Wang, or the VIE Shareholders, have pledged their entire equity interest in the VIEs to Best Green Changzhou pursuant to the Equity Interest Pledge Agreement. The equity interests are pledged as collateral security for the obligations of the VIEs under the Consulting Agreement and the Business Operation Agreement.

  Proxy Agreement. The proxy agreement among Best Green Changzhou and the VIE Shareholders requires the VIE Shareholders to vote all of the equity interests in the VIEs at any shareholders meeting or other time when shareholders of the VIEs vote in accordance with our instructions.

          As a result of these contractual agreements, Best Cable and Best Appliances became our variable interest entities. A variable interest represents a contractual or ownership interest in another entity that causes the holder to absorb the changes in fair value of the other entity’s net assets. Potential variable interests include: holding economic interests, voting rights, or obligations to an entity; issuing guarantees on behalf of an entity; transferring assets to an entity; managing the assets of an entity; leasing assets from an entity; and providing financing to an entity. In such cases consolidation of the VIE is required by the enterprise that controls the economic risks and rewards of the entity, regardless of ownership.

          The following chart reflects our organizational structure as of the date of this report.

          *Contractual agreements consisting of an exclusive technical and consulting service agreement, an equity interest pledge agreement, business operation agreement and proxy agreement.

Our Corporate History

Background and History of TradeOn, Inc.

          We were a development stage company that was incorporated under the laws of the state of Nevada on December 7, 2007. We were planning to develop and commercialize a mobile price comparison service for use by the general public. Our service would have enabled consumers while out shopping in a store to compare or look up prices of a certain product by sending a text message from their cell phone to our TradeOnSMS system. Our planned system would have accepted text messages from mobile phones containing the name or part number of a certain product. Once the text message was received, TradeOnSMS would search the Internet for the best price and retailer and send back a text message to the mobile phone with the results. Our business never materialized and we became inactive until we acquired Best Green BVI on June 9, 2010.

Background and History of Best Green BVI and VIE

          Best Green BVI was incorporated in the British Virgin Islands on March 31, 2010. Best Green BVI is a holding company that has no operations or assets other than its ownership of all of the capital stock of Best Green Changzhou. Best Green Changzhou was incorporated in the PRC on May 6, 2010. Best Cable was incorporated in the PRC on May 25, 1993 and Best Appliances was incorporated in the PRC on August 21, 2001. All of our manufacturing operations are conducted through Best Appliances and Best Cable through contractual arrangements.

Acquisition of Best Green BVI

          On June 9, 2010, we entered into a share exchange agreement, or the Share Exchange Agreement, with Best Green BVI, and Best Green Investments, the sole shareholder of Best Green BVI. Pursuant to the Share Exchange Agreement, on June 9, 2010, Best Green Investments transferred all of the shares of the capital stock of Best Green BVI in exchange for 20,734,531 newly issued shares of our common stock, which, after giving effect to the Cancellation Agreement disclosed below, constituted 88.1% of our issued and outstanding capital stock on a fully-diluted basis as of and immediately after the consummation of the transactions contemplated by the Share Exchange Agreement.

          As a condition precedent to the consummation of the Share Exchange Agreement, on June 9, 2010 we entered into a cancellation agreement, or the Cancellation Agreement, with Mr. Haifeng Lu, whereby Mr. Lu agreed to the cancellation of 4,000,000 shares of our common stock owned by him.

          On April 24, 2010, Marsel Gilyazov, the sole director and owner of Best Green Investments entered into an option agreement with our Chairman and CEO Mr. Jianliang Shi and his wife Xueqin Wang, pursuant to which they were granted options to purchase 51% and 49% equity interest of Best Green Investments. They may exercise these options sixty (60) days after the date on which a disclosure statement on Form 8-K is filed in respect of the share exchange transaction (the “Share Exchange”), and ending on the fifth annual anniversary of that date.

          Upon the closing of the reverse acquisition, Mr. Amit Sachs and Mr. Haifeng Lu, our directors and officers, submitted resignation letters pursuant to which they resigned from all offices that they held effective immediately and from their position as our directors that will become effective on the tenth day following the mailing by us of an information statement, or the Information Statement, to our stockholders that complies with the requirements of Section 14f-1 of the Exchange Act, which will be mailed out on or about June 30, 2010. Jianliang Shi was appointed as our Chairman of the Board of Directors and Chief Executive Officer and Zhengxing Shangguan was appointed as our director effective upon the closing of the reverse acquisition. In addition, our executive officers were replaced by the Best Green BVI’s executive officers upon the closing of the reverse acquisition as indicated in more detail below.

          For accounting purposes, the share exchange transaction was treated as a reverse acquisition with Best Green BVI as the acquirer and TradeOn, Inc. as the acquired party. When we refer in this report to business and financial information for periods prior to the consummation of the reverse acquisition, we are referring to the business and financial information of Best Green BVI on a consolidated basis unless the context suggests otherwise.

          We plan to amend our certificate of incorporation to change our name from “TradeOn, Inc.” to “China Green Energy Industries, Inc.” to reflect the current business of our company, which changed as a result of our acquisition of Best Green BVI.

Corporate Information

          Our principal executive offices are located at Jingsu Wujing Lijia Industrial Park, Lijia Town, Wujin District, Changzhou City, Jiangsu Province 213176, People’s Republic of China. And our telephone number at that address is (86)519-86230103. Our principal website is located at http://www.chinagei.com. The information on our website is not part of this report.

BUSINESS

Overview

          We manufacture and distribute clean technology-based consumer products. We also manufacture and distribute network and HDMI cable. Our products consist of light electric vehicles, or LEVs, and cryogen-free refrigerators. We manufacture several different varieties of LEVs and cryogen-free refrigerators. We sell some of our products under our own brand name of “BEST” and the balance of our products as an original equipment manufacturer, or OEM, for other companies, who are our customers.

Light Electric Vehicle

We entered the LEV business in 2008. We produce LEVs in China and sell them in the European market through sales agents and as an OEM. Currently, we have an annual production capacity of 20,000 LEVs and are the OEM LEV manufacturer for QWIC of the Netherlands.

Cryogen-free Refrigerator

We are the OEM of cryogen-free refrigerators for large multinational corporations such as Ford, Pepsi, Coca-Cola, Carlsberg and Disney. Currently, we possess an annual production capacity of 115,000 cryogen-free refrigerators.

Network cable and HDMI cable

          The cable business is where we originally started our business and this division still provides us with relatively stable cash flow. Through years of operation in this segment, we have many important multinational customers including Wal-Mart, Home Depot and Carrefour. Currently, we possess an annual capacity of 25 million sets of network cables and high-definition multimedia interface, or HDMI cables.

Our Industry

          We manufacture and distribute clean technology-based consumer products. We also manufacture and distribute network and HDMI cable. Our products consist of light electric vehicles, or LEVs, and cryogen-free refrigerators. We manufacture several different varieties of LEVs and cryogen-free refrigerators. We sell some of our products under our own brand name of “BEST” and the balance of our products as an original equipment manufacturer, or OEM, for other companies, who are our customers.

Light Electric Vehicle

          Compared to motorbikes, LEVs enjoy the following advantages: less fossil fuel consumption, cheaper in price, more convenient to park inside cities, and less air and noise pollution. We believe many consumers are increasingly willing to consider purchasing LEVs due to environmental, economic, and convenience reasons. As a result, we believe the market for LEVs is poised for significant growth as consumers continue to shift their preferences strongly toward more energy efficient and lower emission vehicles.

          According to the China Electronic Components Association after the 2009 Cleantech Forum in Copenhagen, the global demand for LEVs is predicted to grow 7 to 10% annually. As Europe and the United States have started to provide government aid for LEV purchases, we believe that sales of LEVs in Europe, especially in the Netherlands and United Kingdom, and the United States will increase.

Electric Vehicle Incentives in the United States

          A number of states and municipalities in the United States, as well as certain private enterprises, have adopted incentive programs such as tax exemptions, tax credits, and other special privileges to encourage the use of alternative fuel vehicles. For example, New Jersey and Washington exempt the purchase of electric vehicles from state sales tax. Other states, including Colorado, Oregon, Georgia and Oklahoma, provide for substantial state tax credits for the purchase of electric vehicles. In California, several utilities offer reduced electricity rates for the purpose of recharging electric vehicles. As of December 1, 2009, the Sacramento Municipal Utility District, for example, offered an off-peak discount of approximately 50% off of the regular residential electricity rate for electricity used to charge electric vehicles. Similar programs exist with Southern California Edison and other utility companies. Municipalities in California also offer parking incentives for electric vehicles which include free or reduced fee parking in major metropolitan areas.

Electric Vehicle Incentives in Europe

          We believe Europe has a regulatory environment that is generally very conducive to the development, production and sale of small, alternative energy vehicles. Through emission legislation, tax incentives and direct subsidies, the European Union is taking a progressive stance in reducing carbon emissions and increasing demand for electric vehicles.

          In addition to a favorable regulatory environment, European countries have announced attractive combinations of subsidies and tax incentives. For example, the United Kingdom has announced a plan for up to £5,000 in support of electric vehicles and France has proposed €5,000 in direct subsidies for electric vehicle purchases through 2012. Additionally, a number of European countries are shifting their registration tax regime to a carbon dioxide-based system which typically reduces or eliminates annual registration taxes for electric vehicles due to their zero emissions profile. Certain European countries such as Norway have also adopted significant tax incentives for individuals to purchase electric vehicles.

China’s LEV Market

          The Chinese market for LEVs is huge and has been growing rapidly. According to the China Electronic Components Association, 21.5 million LEVs were sold in China in 2008, representing growth of 26.5% over 2007. And in 2009, 24.5 million LEVs were sold in China. The following chart shows the historical and expected growth of LEV sales in China:

          Source: China Electronic Components Association

Small Home Appliance

          We currently produce and sell cryogen-free refrigerators, which are classified as small home appliances. Current international and domestic market highlights for small home appliances are described below:

1.

Global sales of small home appliances grew from $77.94 billion in 2007 to $85.91 billion in 2008, of which China accounted for approximately 17%, or $13.3 billion, in 2007 and 18%, or $15.7 billion, in 2008. (Source: CCID Consulting, 2007, 2008 and 2008. 2009 Annual Report of China’s Small Electrical Appliance Industry)

2.

China is the leading manufacturer of small home appliances producing 1.44 billion units in 2007 and 1.63 billion units in 2008, of which exports accounted for 74.3%; (Source: CCID Consulting, 2008, 2009 Annual Report of China’s Small Electrical Appliance Industry)

          In the US, the top five firms control over 90% of the market while in Europe the top five firms have approximately 60% market share. Top European market participants include Electrolux, Bosch, Black & Decker, Phillips, and Miele; (Source: Assembly Magazine, “Appliance Assembly: Environmental Restrictions Dictate European Designs” by Austin Weber, May 1, 2005)

          According to CCDI Consulting, compound aggregate growth rate, or CAGR of small home appliance sales in China was 15% during 2003 to 2008. The following chart shows the growth of small home appliance sales in China:

          Source: CCID Consulting, 2008-2009 Annual Report of Chinese Small Home Appliance Industry

Cable and Wire

General Cable and Wire Market

          China’s cable and wire industry has surpassed the United States to become the largest cable and wire producer in the world. According to the Shanghai Cable & Wire Research Institute, the sale of cable and wire in China was $59 billion in 2006. (Source: Zhongli Sci-Tech Group IPO Prospectus, August 13, 2009.) In China, the cable & wire industry is expected to grow at a level comparable to that of the national economy, which is projected to be 7% to 8%. (Source: http://www.chinawirecable.com)

          U.S. demand for insulated wire and cable is expected to grow 4.3% annually to $21.5 billion in 2010 (Source: US industry forecasts to 2010 & 2015 Insulated Wire & Cable), a rebound from the declines early in the decade, according to Zuosi Research. An improved capital investment climate, as well as rising motor vehicle production levels and strong growth in nonresidential construction expenditures, will provide opportunities for wire and cable suppliers. Product innovations will also help to boost demand, although pricing competition in the industry will remain intense.

HDMI Cable Market

          According to a newly released market research report from Information Gatekeepers Inc. (IGI), on Active Optical Cables (AOC), the HDMI-based Active Optical Cable market will grow from $140 million in 2009 to over $1.7 billion by 2011, representing a CAGR of astoundingly 250%. During this period, early OEM providers will enjoy excellent average selling prices (ASPs) compared with the cost of building these cables. The AOC Market Report 2009 forecasts that the materials costs for HDMI-based active cables will also decline, allowing the cable providers to realize excellent product margins even as they grow their sales volumes.

          IGI expects to see an early entrance of 20 Gigabit/s HDMI 2.0 in 2010, with higher average selling prices driving their revenue picture. Pressure from competing bus interfaces such as Display Port and Light Speed are anticipated to accelerate this high-speed transition late in 2010. The larger HDTV installed base and production of HDMI V1.4 devices will continue to drive demand for lower-speed 10 Gigabit/s HDMI models for quite some time. In 2014, even the relatively modest 32% share for 10 Gigabit/s HDMI AOC is expected to produce around $370 million in revenue.

Our Competitive Strengths

          We believe that the following competitive strengths will sustain our rapid growth and enable us to continue to compete effectively:

  We provide high quality products with international safety certifications. We have obtained ISO9001 and ISO14001 certifications for our production processes, and we also have obtained various other safety certifications, such as UL, TÜV and ETL for our products. See “Quality Control” below for a more detailed explanation of our quality control measures. These certifications enable us to sell to our international clients. As a result, our customers are more willing to pay a relatively higher price for our products.

  We have customers that are multinational companies. Many of our customers are large multinational corporations. We are the OEM LEV manufacturer for QWIC of Netherlands and the OEM cryogen-free refrigerator manufacturer for Ford, Pepsi, Coca- Cola, Carlsberg and Disney. We also provide network cables and HDMI cables to Wal- Mart, Home Depot and Carrefour. These large multinational corporations provide us with stable orders while also providing customer confidence in our products to help grow our potential client base.

Our Growth Strategy

          By leveraging our sales network and manufacturing capacity, we are taking the initiative to grow into a business group of new energy and environmentally friendly consumer goods businesses through the following strategies:

  Continue exploring the expanding global LEV market. We expect the rapidly growing LEV market to increase our revenue steadily in the coming years. Currently, we manufacture LEVs in China to leverage the low manufacturing cost and sell LEVs in the European market. European countries provide several incentives to help stimulate the use of LEVs. We expect these regulations to help the European LEV market grow rapidly, and we hope that our market position will help us take advantage of this opportunity. We expect growth in LEV sales as additional LEV incentives are implemented by European governments.

  Continue to increase sales of environmentally friendly consumer goods. As people become more aware of the increasing need for environmental protection, many consumers will choose to purchase cryogen-free refrigerators instead of traditional refrigerators with cryogen. We provide environmentally friendly non-cryogenic refrigerators. They contain zero cryogen and do not cause any pollution during the manufacturing process or during use. We will continue to work to increase sales of cryogen-free refrigerators and other related environmentally friendly home appliances, including our thermostatic wine cabinets and thermostatic cosmetics cases.
  Continue to strengthen our relationships and alliances with big multinational companies. Currently, we are the OEM LEV manufacturer for QWIC of Netherlands. We are also the non-cryogen refrigerator OEM manufacturer for Ford, Pepsi, Coca-Cola, Carlsberg and Disney. We intend to continue strengthening our relationships and alliances with existing and potential multinational corporate customers and leverage their financial resources and brand awareness with our relative low production cost to achieve faster and more sustained growth in the future.

Our Products

Light Electric Vehicle (LEV)

          According to shape and speed, LEVs can be classified into the following categories:

  Electric Scooters (10 - 15 mph)

  Electric Bicycles (12 - 20 mph)

  Electric Motorcycles (20 - 45 mph)

          Our major LEV products are electric bicycles and electric motorcycles. These LEVs use a lithium battery or lead-acid battery for propulsion and their mileage per charge ranges from 40 miles to 60 miles. In small towns throughout China given the typical distance from ones home to one’s place of work or location of follow on transit (i.e., bus or train), one charge could enable a user to drive for the whole week or even longer. Our LEV can be charged using any home AC electric supply, which enables users to re-charge LEVs almost anywhere with convenience.

          From an environmental perspective, use of LEVs eliminates emissions of carbon-dioxide (CO2) that would otherwise occur if a gas propelled motor vehicle were used. According to the UK Department for Environment, Food and Rural Affairs, each passenger riding an LEV can reduce CO2 emissions by 137g/mile when compared with a 125cc motorcycle and 364g/mile when compared with a 3.0 liter engine car. The following chart shows passenger CO2 emissions level by different forms of transportation:

          Source: UK Department for Environment, Food and Rural Affairs, RAC Motoring Services

          Currently we manufacture LEVs in China and sell them to the European market. We are also the OEM LEV manufacturer for QWIC of Netherlands. Below are depictions of two of our LEV products that we manufacture for QWIC.

Cryogen-free Refrigerator

          Most refrigerators use cryogen. The most common type of cryogen used in refrigerators is Chlorofluorocarbon, or CFC, also commonly known by the DuPont trade name Freon. Use of CFCs has become heavily regulated because of the destructive effects on the ozone layer. Given the increasing environmental awareness and increase in environmental regulations, the market for cryogen-free refrigerators is growing.

          Our cryogen-free refrigerator cooling system is based on thermoelectric effect. The thermoelectric effect, also known as the Peltier effect, is the direct conversion of temperature differences to electric voltage and vice versa. A thermoelectric device creates a voltage when there is a different temperature on each side. Conversely when a voltage is applied to it, it creates a temperature difference. The following chart shows how thermoelectric effect works:

          Our refrigerator works without cryogen and is based on thermoelectric effect. Compared with traditional refrigerators, it possesses the following advantages: zero cryogen pollution to the environment, less electricity consumption, compact in size, lower cost and price, and lower operating noise. Currently, we are the OEM manufacturer for Ford, Pepsi, Coca-Cola, Carlsberg and Disney branded mini size refrigerators. The following pictures depict our cryogen-free refrigerators:

          By diversifying our cryogen-free refrigeration technology, we have extended our refrigerator product line to portable refrigerators, thermostatic wine cabinets, thermostatic cosmetics cases. We believe many consumers are increasingly willing to consider buying these products for environmental reasons and also because they are convenient to use.

Network cable and HDMI cable

          Our major wire and cable products are network cables and HDMI cables.

Network Cable

          Our network cables mainly include Category 5, or Cat-5, and Category 6, or Cat-6, cables. Category 5 cable is a twisted pair high signal integrity cable type. Cat-5 has been superseded by the Cat-5e specification structured cabling for computer networks such as Ethernet, and is also used to carry many other signals such as basic voice services, token ring, and ATM (at up to 155 Mbit/s, over short distances). Cat-6 cable is a cable standard for Gigabit Ethernet and other network protocols that are backward compatible with the Category 5/5e and Category 3 cable standards. Compared with Cat-5 and Cat-5e, Cat-6 features more stringent specifications for crosstalk and system noise.

HDMI Cable

          High-Definition Multimedia Interface, or HDMI, is a compact audio/video interface for transmitting uncompressed digital data. It represents a digital alternative to consumer analog standards, such as radio frequency coaxial cable, composite video, S-Video, SCART, component video, D-Terminal, or VGA. HDMI connects digital audio/video sources—such as set-top boxes, DVD players, HD DVD players, Blue-ray Disc players, PCs, video game consoles such as the PlayStation 3 and Xbox 360, and AV receivers to compatible digital audio devices, computer monitors, and digital televisions. HDMI supports, on a single cable, any TV or PC video format, including standard, enhanced, and high-definition video; up to 8 channels of digital audio; and a Consumer Electronics Control, or CEC connection. The CEC allows HDMI devices to control each other when necessary and allows the user to operate multiple devices with one remote control handset. Because HDMI is electrically compatible with the signals used by Digital Visual Interface, or DVI, no signal conversion is necessary, nor is there a loss of video quality when a DVI-to-HDMI adapter is used. As an uncompressed connection, HDMI is independent of the various digital television standards used by individual devices, such as ATSC and DVB, as these are encapsulations of compressed MPEG video streams.

          HDMI products started shipping in 2003. Over 850 consumer electronics and PC companies have adopted the HDMI specification. In Europe, either DVI-HDCP or HDMI is included in the HD ready in-store labeling specification for TV sets for HDTV, formulated by EICTA with SES Astra in 2005. HDMI began to appear on consumer HDTV camcorders and digital still cameras in 2006. Shipments of HDMI were expected to exceed that of DVI in 2008, driven primarily by the consumer electronics market.

          We are certified by HDMI Licensing, LLC as member of HDMI and produce HDMI cables under a 1.3a and 1.3b standard. HDMI 1.3 was released in 2006 and increased the single-link bandwidth to 340 MHz (10.2 Gigabit/s). It optionally supports Deep Color, with 30-bit, 36-bit, and 48-bit xvYCC, sRGB, or YCbCr, compared to 24-bit sRGB or YCbCr in previous HDMI versions. It also optionally supports output of Dolby True-HD and DTS-HD Master Audio streams for external decoding by AV receivers.

Manufacturing

Manufacturing Facilities

          Our corporate headquarters and all of our manufacturing facilities are located in Changzhou, China. We have a total of 49,900 square meters of land use rights. On such land we have an aggregate of approximately 46,800 square meters of manufacturing buildings and office space. We believe that our existing and planned facilities are adequate for our requirements for the foreseeable future.

Manufacturing Processes

Light Electric Vehicle (LEV)

          LEV parts, including electromotors, batteries, wheels, and ties are purchased from third party suppliers. We weld the bike frame together and assemble other parts to finalize the LEVs. Currently, we possess an annual production capacity of 20,000 LEVs.

          The diagram below illustrates our LEV manufacturing process:

Cryogen-free Refrigerator

          We purchase the semiconductor refrigeration component for our refrigerators from third party suppliers. We manufacture the body and case of the refrigerators through plastic injection molding. Our annual production capacity for refrigerators is 400,000 units.

          The diagram below illustrates our refrigerator manufacturing process.

Network Cable and HDMI Cable

          We produce network cables and HDMI cables in our manufacturing base in Changzhou, China. Currently, we possess annual capacity of 25 million sets of network cables and HDMI cables.

          The diagram below illustrates our manufacturing process of a network cable and HDMI cable:

Raw Materials

          Most of our raw materials are purchased from suppliers in China. Before we utilize raw materials in our manufacturing process, the raw materials must undergo an inspection process. The nature of the process depends on the type of raw materials. The type of raw materials and component parts that we require vary depending upon the product. The prices of the raw materials that we utilize to produce our products are determined based upon prevailing market conditions, supply and demand.

Light Electric Vehicle (LEV)

          The major raw materials for LEV are steel, electromotors, batteries, wheels and tires. We purchase them from local suppliers in China.

Cryogen-free Refrigerator

          The major raw materials that we utilize for the production of our cryogen-free refrigerators are polyvinyl chloride, or PVC, semiconductor refrigeration components, and air cooling fins. We purchase PVC from two suppliers in Zhejiang Province and Jiangsu Province. Air cooling fins are supplied by two suppliers in Jiangsu Province.

Network cable and HDMI cable

          Raw materials for network cable and HDMI cable are copper and PVC. We purchase copper from one supplier in Jiangsu Province and PVC from two suppliers in Zhejiang Province and Jiangsu Province.

Quality Assurance and Quality Control

          We closely monitor and test the quality of our products. We have established inspection points at key production stages to identify product defects during the production process, and our finished products are inspected and tested according to standardized procedures. We provide regular training and specific guidelines to our operators to ensure that our internal production processes meet quality standards. We have passed quality standards of ISO9001 and ISO14001 certifications since 2007. We have also obtained the following certifications, which enable us to export overseas countries.

UL Safety Certification for all A/V cables since 2006 UL Safety Certification for net cables Cat5e, Cat6 since 2008
HDMI member for 28#1.3a, 1.3b

ISO9001 since 2007 ISO14001 standard since 2007
ETL Safety Certification for net cables Cat5e, Cat6 since 2009
TÜV Safety Certification and GS Mark for cryogen-free refrigerators since 2006
Wal-Mart certified provider since 2009
Carrefour certified provider since 2009
Home Depot certified provider since 2009

          *All marks are trademarks or registered trademarks of their respective owners. The display of trademarks herein does not imply that a license of any kind has been granted.

Sales and Marketing

          We use different distribution channels and deploy different sales and marketing strategies for our different products.

Light Electric Vehicle (LEV)

          We sell LEVs to customers in European countries through our overseas agents and through OEM arrangements. We intend to continue to form strategic alliances with those agents and OEM customers in Europe. In addition, our sales team is developing new customers in Australia, the United States of America and the rest of Asia. We believe we can grow our LEV sales in those geographic areas with the establishment of an agent network. We are in the process of building this agent network in such areas.

Cryogen-free Refrigerator

          We sell cryogen-free refrigerators through our overseas agents. We are also an OEM cryogen-free refrigerator manufacturer for Ford, Pepsi, Coca-cola, Carlsberg and Disney. We intend to continue to form strategic alliances additional multinational companies and leverage our production capacity and relatively high brand awareness.

Network cable and HDMI cable

          Our network cable and HDMI cable products are sold to many multinational retailers including Wal-Mart, Carrefour and Home Depot. We are certified providers to those retailers. We intend to continue selling network cable and HDMI cable to those multinational retailers.

Competition

Light Electric Vehicle (LEV)

          Competition in the LEV industry is heavy and still evolving. We believe the impact of new regulatory requirements for occupant safety, technological advances, and shifting customer needs are causing the industry to evolve in favor of LEVs. We believe the primary competitive factors in LEV markets are:

  technological innovation;

  product quality and safety;

  service options;

  product performance;

  design and styling;

  product price; and

  manufacturing efficiency.

          We believe that our LEVs compete in both the traditional market segment with motorbikes as well as the market segment of LEVs. Hence, our major competitors in LEV sales are traditional motorbikes manufacturers as well as innovational LEV manufacturers, including Loncin Holdings, Lifan Motorcycles, Jianshe Group, Luyuan E-vehicle, and Xinri Group.

          Many of our current and potential competitors have significantly greater financial, technical, manufacturing, marketing and other resources than we do and may be able to devote greater resources to the design, development, manufacturing, distribution, promotion, sale and support of their products. Our competitors may be in a stronger position to respond quickly to new technologies and may be able to design, develop, market and sell their products more effectively. We believe our overseas customer relationships, as well as overseas OEM strategic alliances, are the basis on which we can compete in the overseas LEV market in spite of the challenges posed by our competitors.

Cryogen-free Refrigerator

          As a cryogen-free refrigerator is a unique product, we believe it is a less competitive niche market at the current stage. Our major competitors are Mobicool and Laurina Electronics.

          The manufacturing base of Mobicool is in Shenzhen, China. It manufactures and sells non-cryogen portable refrigerators and components in China and export to Europe market. Its products are purchased as original equipment by luxury car manufactures, including BMW, Volvo and Mercedes. Laurina Electronics is based in Shenzhen, China. It manufactures and sells refrigerators and other small home appliances in China and also exports them to the rest of the Asian market. We believe the primary competitive factors in this niche market are:

  product quality and performance; and

  relationships with OEM clients.

          With our OEM relationships with Ford, Pepsi, Coca-cola, Carlsberg and Disney, we intend to continue to leverage our advantage of product quality, performance, and OEM experience in specific territory markets.

Network cable and HDMI cable

          The wire and cable industry is highly competitive. Our competitors include a large number of independent suppliers. Certain competitors have substantially greater manufacturing, sales, research and financial resources than us. We believe the primary competitive factors in wire and cable markets are:

  product quality and performance;

  reliability of supply;

  customer service; and

  product price.

          Certified by global retailers like Wal-Mart, Carrefour and Home Depot, we believe our products still possess a competitive advantage over other competitors. Our major competitors are those companies originally from Taiwan and Hong Kong, who established manufacturing bases in mainland China, as well as other Chinese local competitors, such as Jesmay Electronics and Ningbo Yizhou Electronics.

Intellectual Property

          We rely on a combination of trademark, copyright and trade secret protection laws in China and other jurisdictions, as well as confidentiality procedures and contractual provisions to protect our intellectual property and our brand. We have applied for two patents for solar power water heaters as we intend to penetrate the solar heat power industry as a part of our green energy business strategy and supplementing our current LEV business. We also have confidentiality and non-competition policies in place as part of our company employment guidelines which is given to employees, and we enter into nondisclosure agreements with third parties. However, we cannot assure you that we will be able to protect or enforce our intellectual property rights.

          We own the trademark of “BEST” , which is actively used for our products. We also own two other trademarks, which are not used anymore or not frequently used for our products at the current time.

Environmental Matters

          Our manufacturing facilities are subject to various pollution control regulations with respect to noise and air pollution and the disposal of waste and hazardous materials. We also are subject to periodic inspections by local environmental protection authorities. Our controlled VIEs have received certifications from the relevant PRC government agencies indicating that their business operations are in material compliance with the relevant PRC environmental laws and regulations. We are not currently subject to any pending actions alleging any violations of applicable PRC environmental laws.

Regulation

          Because our controlled VIEs are located in the PRC, we are regulated by the national and local laws of the PRC.

          We are subject to the environmental regulations described in the preceding section entitled “Our Business – Environmental Matters.”

          There is no private ownership of land in China. Upon payment of a land grant fee, land use rights can be obtained from the government for a period unto 50 years in the case of industrial land and are typically renewable. We have received the necessary land use rights certificate for our land lots.

          We are also subject to China’s foreign currency regulations. The PRC government has controlled Renminbi reserves primarily through direct regulation of the conversion of Renminbi into other foreign currencies. Although foreign currencies, which are required for “current account” transactions, can be bought freely at authorized PRC banks, the proper procedural requirements prescribed by PRC law must be met. At the same time, PRC companies are also required to sell their foreign exchange earnings to authorized PRC banks, and the purchase of foreign currencies for capital account transactions still requires prior approval of the PRC government.

          Under current PRC laws and regulations, Foreign Invested Entities, or FIEs, may pay dividends only out of their accumulated after-tax profits, if any, determined in accordance with PRC accounting standards and regulations. In addition, FIEs in China are required to set aside at least 10.0% of their after-tax profit based on PRC accounting standards each year to their general reserves until the cumulative amount of such reserves reaches 50.0% of their registered capital. These reserves are not distributable as cash dividends. The board of directors of an FIE has the discretion to allocate a portion of the FIEs’ after-tax profits to staff welfare and bonus funds, which may not be distributed to equity owners except in the event of liquidation.

          We do not face any significant government regulation in connection with the production of our products. We do not require any special government permits to produce our products other than those permits that are required of all corporations in China.

Our Employees

          We had 525 employees as of March 31, 2010. The following table sets forth the number of our employees in each of our areas of operations and as a percentage of our total workforce as of March 31, 2010:

	As of March 31, 2010
	Employees	Percentage
Manufacturing, Procurement and Logistics	464	88%
Quality Control	14	3%
Research and Development	9	2%
Sales and Marketing	13	2%
Administration and Management	20	4%
Finance	5	1%
Total	525	100%

          As required by applicable PRC law, we have entered into employment contracts with most of our officers, managers and employees. We are working towards entering employment contracts with those employees who do not currently have employment contracts with us. We believe that we maintain a satisfactory working relationship with our employees, and we have not experienced any significant disputes or any difficulty in recruiting staff for our operations.

          Our employees in China participate in a state pension scheme organized by PRC municipal and provincial governments. We are currently required to contribute to the scheme at the rate of 21% of the average monthly salary.

          In addition, we are required by PRC law to cover employees in China with various types of social insurance, and we believe that we are in material compliance with the relevant PRC laws.

Insurance

          We maintain property insurance for our premises located at Changzhou, China where our main production facilities are located. The aggregate maximum amount covered by our insurance policy is up to RMB 30, 622,000 (approximately $4,480,831). We also maintain property insurance for our automobiles. We do not maintain business interruption, product liability insurance or key-man life insurance. We believe our insurance coverage is customary and standard of companies of comparable size in comparable industries in China. However, we cannot ensure that our existing insurance policies are sufficient to insulate us from all loses and liabilities that we may incur.

Litigation

          Changkuan Du, an employee of Best Cable, had personal injure on December 7, 2009. On January 26, 2010, Changkuan Du and Best Cable entered into a mediation agreement attested by Labor Security Service Bureau of Lijia Town Wujin District Changzhou City. Pursuant to the mediation agreement, Best Cable paid RMB 60,000 (approximately $8,780) to Changkuan Du as settlement, and Changkuan Du agreed to give up claims against Best Cable.

RISK FACTORS

          An investment in our common stock involves a high degree of risk. You should carefully consider the risks described below, together with all of the other information included in this report, before making an investment decision. If any of the following risks actually occurs, our business, financial condition or results of operations could suffer. In that case, the trading price of our common stock could decline, and you may lose all or part of your investment.

RISKS RELATED TO OUR BUSINESS

We are vulnerable to shortages in raw materials or fluctuations in raw material prices.

          The major raw materials for the LEVs that we produce are steel, electromotor, batteries, wheels and tires. The major raw materials for cryogen-free refrigerators that we produce are polyvinyl chloride (PVC), semiconductor refrigeration components, and air cooling fins. Raw materials for our network cable and HDMI cable business consist of cooper and PVC. In order to ensure timely delivery of quality products to our customers at competitive prices, we must obtain sufficient quantities of good quality raw materials at acceptable prices in a timely manner. There is no assurance that we will be able to obtain sufficient quantities of raw materials from our suppliers which are of an acceptable quality and acceptable price in a timely manner.

          Furthermore, as steel and copper are commodities, we are vulnerable to the risk of rising steel and copper prices, which is determined by demand and supply conditions in the global and the PRC market. Should there be any significant increases in the price of steel and copper, and if we are unable to pass on such increases in costs to our customers or find alternative suppliers who are able to supply us steel and copper at reasonable prices, our business and profitability would be adversely affected.

Our rapid expansion could significantly strain our resources, management and operational infrastructure which could impair our ability to meet increased demand for our products and hurt our business results.

          To accommodate our anticipated growth, we will need to expend capital resources and dedicate personnel to implement and upgrade our accounting, operational and internal management systems and enhance our record keeping and contract tracking system. Such measures will require us to dedicate additional financial resources and personnel to optimize our operational infrastructure and to recruit more personnel to train and manage our growing employee base. If we cannot successfully implement these measures efficiently and cost-effectively, we will be unable to satisfy the demand for our products, which will impair our revenue growth and hurt our overall financial performance.

Our business is capital intensive and our growth strategy may require additional capital which may not be available on favorable terms or at all.

          We believe that our current cash, cash flow from operations and the proceeds from this offering will be sufficient to meet our present and reasonably anticipated cash needs. We may, however, require additional cash resources due to changed business conditions, implementation of our strategy to expand our manufacturing capacity or other investments or acquisitions we may decide to pursue. If our own financial resources are insufficient to satisfy our capital requirements, we may seek to sell additional equity or debt securities or obtain additional credit facilities. The sale of additional equity securities could result in dilution to our stockholders. The incurrence of indebtedness would result in increased debt service obligations and could require us to agree to operating and financial covenants that would restrict our operations. Financing may not be available in amounts or on terms acceptable to us, if at all. Any failure by us to raise additional funds on terms favorable to us, or at all, could limit our ability to expand our business operations and could harm our overall business prospects.

Any interruption in our production processes could impair our financial performance and negatively affect our brand.

          We manufacture or assemble our products at our facilities in Changzhou, China. Our manufacturing operations are complicated and integrated, involving the coordination of raw material and component sourcing from third parties, internal production processes and external distribution processes. While these operations are modified on a regular basis in an effort to improve manufacturing and distribution efficiency and flexibility, we may experience difficulties in coordinating the various aspects of our manufacturing processes, thereby causing downtime and delays. We have also been steadily increasing our production capacity and have limited experience operating at these higher production volume levels. In addition, we may encounter interruption in our manufacturing processes due to a catastrophic loss or events beyond our control, such as fires, explosions, labor disturbances or violent weather conditions. Any interruptions in our production or capabilities at our facilities could result in our inability to produce our products, which would reduce our sales revenue and earnings for the affected period. If there is a stoppage in production at any of our facilities, even if only temporary, or delays in delivery times to our customers, our business and reputation could be severely affected. Any significant delays in deliveries to our customers could lead to increased returns or cancellations and cause us to lose future sales. We currently do not have business interruption insurance to offset these potential losses, delays and risks so a material interruption of our business operations could severely damage our business.

We may be exposed to infringement or misappropriation claims by third parties, which, if determined adversely against us, could disrupt our business and subject us to significant liability to third parties.

          Our success largely depends on our ability to use and develop our technology, know-how and product designs without infringing upon the intellectual property rights of third parties. We may be subject to litigation involving claims of patent infringement or violation of other intellectual property rights of third parties. The holders of patents and other intellectual property rights potentially relevant to our product offerings may be unknown to us or may otherwise make it difficult for us to acquire a license on commercially acceptable terms.

          Best Cable has registered the trademark for “BEST” . There may also be technologies licensed to and relied on by us that are subject to infringement or other corresponding allegations or claims by others which could damage our ability to rely on such technologies. In addition, although we endeavor to ensure that companies that work with us possess appropriate intellectual property rights or licenses, we cannot fully avoid the risks of intellectual property rights infringement created by suppliers of components used in our products or by companies with which we work in cooperative research and development activities.

          Our current or potential competitors, many of which have substantial resources and have made substantial investments in competing technologies, may have obtained or may obtain patents that will prevent, limit or interfere with our ability to make, use or sell our products in China or other countries. The defense of intellectual property claims, including patent infringement suits, and related legal and administrative proceedings can be both costly and time consuming, and may significantly divert the efforts and resources of our technical and management personnel. Furthermore, an adverse determination in any such litigation or proceeding to which we may become a party could cause us to:

  pay damage awards;

  seek licenses from third parties;

  pay additional ongoing royalties, which could decrease our profit margins;

  redesign our products; or

  be restricted by injunctions.

          These factors could effectively prevent us from pursuing some or all of our business and result in our customers or potential customers deferring, canceling or limiting their purchase or use of our products, which could have a material adverse effect on our financial condition and results of operations.

If our customers that use our products successfully assert product liability claims against us due to defects in our products, our operating results may suffer and our reputation may be harmed.

          Our products are primarily for commercial and residential use. Significant property damage or personal injuries can result from such uses. If our products are not properly designed, built or installed or if people are injured because of our products, we could be subject to claims for damages based on theories of product liability and other legal theories. The costs and resources to defend such claims could be substantial and, if such claims are successful, we could be responsible for paying some or all of the damages. Negative publicity from such claims may also damage our reputation, regardless of whether such claims are successful. Any of these consequences resulting from defects in our products would hurt our operating results and stockholder value.

Certain of our existing stockholders have substantial influence over our company, and their interests may not be aligned with the interests of our other stockholders.

          Mr. Jianliang Shi, our Chairman, Chief Executive Officer and President will become the beneficial owner of approximately 88.1% of our common stock after he exercises his rights under the Option Agreement. As a result, he has significant influence over our business, including decisions regarding mergers, consolidations and the sale of all or substantially all of our assets, election of directors and other significant corporate actions. This concentration of ownership may also have the effect of discouraging, delaying or preventing a future change of control, which could deprive our stockholders of an opportunity to receive a premium for their shares as part of a sale of our company and might reduce the price of our shares.

Problems with product quality or product performance could result in a decrease in customers and revenue, unexpected expenses and loss of market share.

          Our operating results depend, in part, on our ability to deliver quality products on a timely and cost-effective basis. As our products become more advanced, it may become more difficult to maintain our quality standards. If we experience deterioration in the performance or quality of any of our products, it could result in delays in shipments, cancellations of orders or customer returns and complaints, loss of goodwill and harm to our brand and reputation. Furthermore, our products are used together with components and in motor vehicles that have been developed and maintained by third parties, and when a problem occurs, it may be difficult to identify the source of the problem. In addition, some automobile parts and components may not be fully compatible with our products and may not meet our or our customers’ quality, safety, security or other standards. The use by customers of our products with incompatible or otherwise substandard components is largely outside of our control and could result in malfunctions or defects in our products and result in harm to our brand. These problems may lead to a decrease in customers and revenue, harm to our brand, unexpected expenses, loss of market share, the incurrence of significant warranty and repair costs, diversion of the attention of our engineering personnel from our product development efforts, customer relation problems or loss of customers, any one of which could materially adversely affect our business.

We have limited insurance coverage and do not carry any business interruption insurance, third-party liability insurance for our manufacturing facilities or insurance that covers the risk of loss of our products in shipment.

          Operation of our facilities involves many risks, including equipment failures, natural disasters, industrial accidents, power outages, labor disturbances and other business interruptions. Furthermore, if any of our products are faulty, then we may become subject to product liability claims or we may have to engage in a product recall. We do not carry any business interruption insurance, product recall or third-party liability insurance for our manufacturing facilities or with respect to our products to cover claims pertaining to personal injury or property or environmental damage arising from defaults with our products, product recalls, accidents on our property or damage relating to our operations. Our existing insurance coverage may not be sufficient to cover all risks associated with our business. As a result, we may be required to pay for financial and other losses, damages and liabilities, including those caused by natural disasters and other events beyond our control, out of our own funds, which could have a material adverse effect on our business, financial condition and results of operations.

We are dependent on our major customers.

          Sales to our two largest customers, Belkin Electrical (Changzhou) Company Limited and Changzhou Xiu Yun Refrigeration Equipment Company Limited, accounted in aggregate of approximately 37 % and 3% of our revenue for 2009 and 2008, respectively.

          Our ability to retain these major customers is therefore important to our continued success. There is however no assurance that these customers will continue to purchase our products at the current levels in the future. There is also no assurance that we will be able to decrease our dependence on these major customers over time. If these major customers cease or reduce significantly their purchase of our products and we are unable to obtain substitute orders of comparable size from other existing or new customers, there will be a material adverse impact on our financial performance and position.

We depend heavily on key personnel, and the loss of key employees and senior management could harm our business.

          Our future business and results of operations depend in significant part upon the continued contributions of our key technical and senior management personnel, including our Chairman and Chief Executive Officer, Jianliang Shi and Chief Financial Officer, Jianfeng Xu. They also depend in significant part upon our ability to attract and retain additional qualified management, technical, marketing and sales and support personnel for our operations. If we lose a key employee, if a key employee fails to perform in his or her current position or if we are not able to attract and retain skilled employees as needed, our business could suffer. Turnover in our senior management could significantly deplete institutional knowledge held by our existing senior management team and impair our operations.

          In addition, if any of these key personnel joins a competitor or forms a competing company, we may lose some of our customers. We have not entered into confidentiality and non-competition agreements with all of these key personnel. Even with respect to those key personnel with whom we have entered into confidentiality or non-competition agreements, it is not clear, in light of uncertainties associated with the PRC legal system, what the court decisions will be and the extent to which these court decisions could be enforced in China, where all of these key personnel reside and hold some of their assets.

Inability to maintain our competitiveness would adversely affect our financial performance.

          We operate in a competitive environment and face competition from existing competitors and new market entrants. Some of these existing competitors are able to manufacture products which are similar to ours and we compete with each other on key attributes which include scale and capacity of our production facilities, pricing, brand name, timely delivery and customer service.

          Competition in the products we manufacture could increase, or our competitors may be able to price their products more attractively, or may develop or acquire technology that is comparable to our intellectual property.

          There is no assurance that we will be able to compete successfully in the future. Any failure by us to remain competitive would adversely affect our financial performance.

We may be unable to effectively manage our expansion.

          We have identified several growth plans. These expansion plans may strain our financial resources. They may also overstretch our management personnel and require us to restructure our management structure.

          If we are unable to successfully manage our expansion, we may encounter operational and financial difficulties which would in turn adversely affect our business and financial results.

We may require additional funding for our growth plans, and such funding may result in a dilution of your investment.

          We attempted to estimate our funding requirements in order to implement our growth plans.

          If the costs of implementing such plans should exceed these estimates significantly or if we come across opportunities to grow through expansion plans which cannot be predicted at this time, and our funds generated from our operations prove insufficient for such purposes, we may need to raise additional funds to meet these funding requirements.

          These additional funds may be raised by issuing equity or debt securities or by borrowing from banks or other resources. We cannot ensure that we will be able to obtain any additional financing on terms that are acceptable to us, or at all. If we fail to obtain additional financing on terms that are acceptable to us, we will not be able to implement such plans fully. Such financing even if obtained, may be accompanied by conditions that limit our ability to pay dividends or require us to seek lenders’ consent for payment of dividends, or restrict our freedom to operate our business by requiring lender’s consent for certain corporate actions.

          Further, if we raise additional funds by way of a rights offering or through the issuance of new shares, any shareholders who are unable or unwilling to participate in such an additional round of fund raising may suffer dilution in their investment.

          We may be exposed to potential risks relating to our internal controls over financial reporting and our ability to have those controls attested to by our independent auditors.

           As directed by Section 404 of the Sarbanes-Oxley Act of 2002, or SOX 404, the SEC adopted rules requiring public companies to include a report of management on the company’s internal controls over financial reporting in their annual reports, including Form 10-K. In addition, the independent registered public accounting firm auditing a company's financial statements must also attest to and report on the operating effectiveness of the company’s internal controls. We were not subject to these requirements for the fiscal year ended December 31, 2009; accordingly, we have not evaluated our internal control systems in order to allow our management to report on, and our independent auditors to attest to, our internal controls as required by these requirements of SOX 404. Under current law, we will be subject to these requirements beginning with our annual report for the fiscal year ending December 31, 2010. We can provide no assurance that we will comply with all of the requirements imposed thereby. There can be no assurance that we will receive a positive attestation from our independent auditors. In the event we identify significant deficiencies or material weaknesses in our internal controls that we cannot remediate in a timely manner or we are unable to receive a positive attestation from our independent auditors with respect to our internal controls, investors and others may lose confidence in the reliability of our financial statements.

Our holding company structure may limit the payment of dividends.

          We have no direct business operations, other than our contractual control over our VIEs. While we have no current intention of paying dividends, should we decide in the future to do so, as a holding company, our ability to pay dividends and meet other obligations depends upon the receipt of dividends or other payments from our controlled VIEs and other holdings and investments. In addition, our controlled VIEs, from time to time, may be subject to restrictions on their ability to make distributions to us, including as a result of restrictive covenants in loan agreements, restrictions on the conversion of local currency into U.S. dollars or other hard currency and other regulatory restrictions as discussed below. If future dividends are paid in RMB, fluctuations in the exchange rate for the conversion of RMB into U.S. dollars may reduce the amount received by U.S. stockholders upon conversion of the dividend payment into U.S. dollars.

          Chinese regulations currently permit the payment of dividends only out of accumulated profits as determined in accordance with Chinese accounting standards and regulations. Our controlled VIEs in China are also required to set aside a portion of their after tax profits according to Chinese accounting standards and regulations to fund certain reserve funds. Currently, our controlled VIEs in China are the only sources of revenues or investment holdings for the payment of dividends. If they do not accumulate sufficient profits under Chinese accounting standards and regulations to first fund certain reserve funds as required by Chinese accounting standards, we will be unable to pay any dividends.

RISKS RELATING TO OUR COMMERCIAL RELATIONSHIP WITH BEST CABLE AND BEST APPLIANCES

Our contractual arrangements with Best Cable and Best Appliances and their shareholders may not be as effective in providing control over them as direct ownership.

          We rely on contractual arrangements with several affiliated PRC entities and their shareholders to operate our businesses. For a description of these contractual arrangements, see “Corporate structure”. In the opinion of our PRC legal counsel, Grandall Legal Group, these contractual arrangements are valid, binding and enforceable, and will not result in any violation of PRC laws or regulations currently in effect. These contractual arrangements may not be as effective in providing us with control over these entities as direct ownership. If we had direct ownership of these entities, we would be able to exercise our rights as a shareholder to effect changes in the boards of directors of these entities, which in turn could effect changes, subject to any applicable fiduciary obligations, at the management level. However, if any of these entities or any of their subsidiaries or their shareholders fails to perform its or his respective obligations under these contractual arrangements, we may not be able to enforce the relevant agreements if the agreements are ruled in violation of the PRC laws as mentioned above, even if the contracts are otherwise legal and valid. We may have to incur substantial costs and resources to enforce them, and seek legal remedies under PRC law, including specific performance or injunctive relief, and claiming damages, which may not be effective. Accordingly, it may be difficult for us to change our corporate structure or to bring claims against any of these entities if they do not perform their obligations under their contracts with us.

All of our revenues are generated through our VIE, and we rely on payments made by our VIE to Best Green Changzhou, our subsidiary, pursuant to contractual arrangements to transfer any such revenues to Best Green Changzhou. Any restriction on such payments and any increase in the amount of PRC taxes applicable to such payments may materially and adversely affect our business and our ability to pay dividends to our shareholders.

          We conduct substantially all of our operations through Best Cable and Best Appliances, our VIE, which generates all of our revenues. As Best Cable and Best Appliances are not owned by our subsidiary, it is not able to make dividend payments to our subsidiary. Instead, Best Green Changzhou, our subsidiary in China, entered into a number of contracts with Best Cable and Bes Appliances, including Business Operation Agreement, Equity Interest Pledge Agreement, Exclusive Technical and Consulting Service Agreement and Proxy Agreement, pursuant to which Best Cable and Best Appliances pay Best Green Changzhou for certain services that Best Green Changzhou provides to Best Cable and Best Appliances. However, depending on the nature of services provided, certain of these payments are subject to PRC taxes at different rates, including business taxes and VATs, which effectively reduce the amount that Best Green Changzhou receives from Best Cable and Best Appliances. We cannot assure you that the PRC government will not impose restrictions on such payments or change the tax rates applicable to such payments. Any such restrictions on such payment or increases in the applicable tax rates may materially and adversely affect our ability to receive payments from Best Cable and Best Appliances or the amount of such payments, and may in turn materially and adversely affect our business, our net income and our ability to pay dividends to our shareholders.

Jianliang Shi’s association with Best Cable and Best Appliances could pose a conflict of interest which may result in Best Cable and Best Appliances decisions that are adverse to our business.

          Jianliang Shi and Xueqin Wang, who hold an option to acquire a controlling interest in Best Green Investment are also controlling shareholders of our VIEs. Conflicts of interests between their dual roles as owners of both Best Cable and Best Appliances and our company may arise. We cannot assure you that when conflicts of interest arise, any or all of these individuals will act in the best interests of our company or that any conflict of interest will be resolved in our favor. In addition, these individuals may breach or cause Best Cable and Best Appliances to breach or refuse to renew the existing contractual arrangements, which will have a material adverse effect on our ability to effectively control Best Cable and Best Appliances and receive economic benefits from it. If we cannot resolve any conflicts of interest or disputes between us and the beneficial owners of Best Cable and Best Appliances, we would have to rely on legal proceedings, the outcome of which is uncertain and which could be disruptive to our business.

If Best Cable and Best Appliances or the Shareholders violate our contractual arrangements with it, our business could be disrupted and we may have to resort to litigation to enforce our rights which may be time consuming and expensive.

          Our operations are currently dependent upon our commercial relationship with Best Cable and Best Appliances. If Best Cable and Best Appliances or their shareholders are unwilling or unable to perform their obligations under our commercial arrangements with them, including payment of revenues under the Exclusive Technical and Consulting Service Agreement, we will not be able to conduct our operations in the manner currently planned. In addition, Best Cable and Best Appliances may seek to renew these agreements on terms that are disadvantageous to us. Although we have entered into a series of agreements that provide us with substantial ability to control Best Cable and Best Appliances, we may not succeed in enforcing our rights under them. If we are unable to renew these agreements on favorable terms, or to enter into similar agreements with other parties, our business may not be able to operate or expand, and our operating expenses may significantly increase.

If the PRC government determines that the agreements establishing the structure for operating our China business do not comply with applicable PRC laws, rules and regulations, we could be subject to severe penalties including being prohibited from continuing our operations in the PRC.

          On August 9, 2006, six PRC regulatory agencies, including the CSRC, promulgated the Regulation on Mergers and Acquisitions of Domestic Companies by Foreign Investors, which became effective on September 8, 2006 (the “2006 M&A Rules”). This new regulation, among other things, governs the approval process by which a PRC company may participate in an acquisition of assets or equity interests. We believe that this approval process was not required in our case because we have not acquired either the equity or assets of a company located in the PRC, and that the VIE agreements do not constitute such an acquisition. If the PRC government were to take a contrary view, we might be subject to fines or other enforcement action, and might be forced to amend or terminate our contractual arrangements with Best Cable and Best Appliances, which could have an adverse effect on our business.

          The 2006 M&A Rules also contain provisions requiring offshore special purpose vehicles, or SPVs, formed for the purpose of acquiring PRC domestic companies and controlled by PRC individuals, to obtain the approval of the CSRC prior to listing their securities on an overseas stock exchange. We believe that CSRC’s approval was not required for our offering of securities since we are not an SPV as defined in the Rules, nor have we acquired a PRC domestic company. However, there remains some uncertainty as to how this regulation will be interpreted or implemented. If the CSRC or another PRC regulatory agency subsequently determines that its approval was required, we may face sanctions by the CSRC or another PRC regulatory agency or other actions which could have an adverse effect on our business.

Uncertainties in the PRC legal system may impede our ability to enforce the commercial agreements that we have entered into with Best Cable and Best Appliances or any arbitral award thereunder and any inability to enforce these agreements could materially and adversely affect our business and operation.

          While disputes under the Exclusive Technical and Consulting Service Agreement with Best Cable and Best Appliances are subject to binding arbitration before the China International Economic and Trade Arbitration Commission, or CIETAC, in accordance with CIETAC Arbitration Rules, the agreements are governed by PRC law and an arbitration award may be challenged in accordance with PRC law. For example, a claim that the enforcement of an award in our favor will be detrimental to the public interest, or that an issue does not fall within the scope of the arbitration would require us to engage in administrative and judicial proceedings to defend an award. China’s legal system is a civil law system based on written statutes and unlike common law systems, it is a system in which decided legal cases have little value as precedent. As a result, China’s administrative and judicial authorities have significant discretion in interpreting and implementing statutory and contractual terms, and it may be more difficult to evaluate the outcome of administrative and judicial proceedings and the level of legal protection available than in more developed legal systems. These uncertainties may impede our ability to enforce the terms of the Exclusive Technical and Consulting Service Agreement and the other contracts that we may enter into with Best Cable and Best Appliances. Any inability to enforce the Exclusive Technical and Consulting Service Agreement or an award thereunder could materially and adversely affect our business and operation.

Our arrangements with Best Cable and Best Appliances and the Shareholders may be subject to a transfer pricing adjustment by the PRC tax authorities which could have an adverse effect on our income and expenses.

          We could face material and adverse tax consequences if the PRC tax authorities determine that our contracts with Best Cable and Best Appliances and the Shareholders were not entered into based on arm’s length negotiations. Although our contractual arrangements are similar to other companies conducting similar operations in China, if the PRC tax authorities determine that these contracts were not entered into on an arm’s length basis, they may adjust our income and expenses for PRC tax purposes in the form of a transfer pricing adjustment. Such an adjustment may require that we pay additional PRC taxes plus applicable penalties and interest, if any.

RISKS RELATED TO DOING BUSINESS IN CHINA

We may be exposed to liabilities under the Foreign Corrupt Practices Act, and any determination that we violated the Foreign Corrupt Practices Act could hurt our business.

          We are subject to the Foreign Corrupt Practice Act, or FCPA, and other laws that prohibit improper payments or offers of payments to foreign governments and their officials and political parties by U.S. persons and issuers as defined by the statute for the purpose of obtaining or retaining business. We have operations, agreements with third parties and make sales in China, which may experience corruption. Our activities in China create the risk of unauthorized payments or offers of payments by one of the employees, consultants, sales agents or distributors of our Company, even though these parties are not always subject to our control. It is our policy to implement safeguards to discourage these practices by our employees. However, our existing safeguards and any future improvements may prove to be less than effective, and the employees, consultants, sales agents or distributors of our Company may engage in conduct for which we might be held responsible. Violations of the FCPA may result in severe criminal or civil sanctions, and we may be subject to other liabilities, which could negatively affect our business, operating results and financial condition. In addition, the government may seek to hold our Company liable for successor liability FCPA violations committed by companies in which we invest or that we acquire.

Changes in China’s political or economic situation could harm us and our operating results.

          Economic reforms adopted by the Chinese government have had a positive effect on the economic development of the country, but the government could change these economic reforms or any of the legal systems at any time. This could either benefit or damage our operations and profitability. Some of the things that could have this effect are:

  Level of government involvement in the economy;

  Control of foreign exchange;

  Methods of allocating resources;

  Balance of payments position;

  International trade restrictions; and

  International conflict.

          The Chinese economy differs from the economies of most countries belonging to the Organization for Economic Cooperation and Development, or OECD, in many ways. For example, state-owned enterprises still constitute a large portion of the Chinese economy and weak corporate governance and a lack of flexible currency exchange policy still prevail in China. As a result of these differences, we may not develop in the same way or at the same rate as might be expected if the Chinese economy was similar to those of the OECD member countries.

Our business is largely subject to the uncertain legal environment in China and your legal protection could be limited.

          The Chinese legal system is a civil law system based on written statutes. Unlike common law systems, it is a system in which precedents set in earlier legal cases are not generally used. The overall effect of legislation enacted over the past 20 years has been to enhance the legal protections afforded to foreign invested enterprises in China. However, these laws, regulations and legal requirements are relatively recent and are evolving rapidly, and their interpretation and enforcement involve uncertainties. These uncertainties could limit the legal protections available to foreign investors, such as the right of foreign invested enterprises to hold licenses and permits such as requisite business licenses. In addition, all of our executive officers and our directors are residents of China and not of the U.S., and substantially all the assets of these persons are located outside the U.S. As a result, it could be difficult for investors to effect service of process in the U.S., or to enforce a judgment obtained in the U.S. against our Chinese operations and our controlled VIEs.

The Chinese government exerts substantial influence over the manner in which we must conduct our business activities.

          China only recently has permitted provincial and local economic autonomy and private economic activities. The Chinese government has exercised and continues to exercise substantial control over virtually every sector of the Chinese economy through regulation and state ownership. Our ability to operate in China may be harmed by changes in its laws and regulations, including those relating to taxation, import and export tariffs, environmental regulations, land use rights, property and other matters. We believe that our operations in China are in material compliance with all applicable legal and regulatory requirements. However, the central or local governments of the jurisdictions in which we operate may impose new, stricter regulations or interpretations of existing regulations that would require additional expenditures and efforts on our part to ensure our compliance with such regulations or interpretations.

          Accordingly, government actions in the future, including any decision not to continue to support recent economic reforms and to return to a more centrally planned economy or regional or local variations in the implementation of economic policies, could have a significant effect on economic conditions in China or particular regions thereof, and could require us to divest ourselves of any interest we then hold in Chinese properties or joint ventures.

Future inflation in China may inhibit our ability to conduct business in China.

          In recent years, the Chinese economy has experienced periods of rapid expansion and highly fluctuating rates of inflation. During the past ten years, the rate of inflation in China has been as high as 20.7% and as low as -2.2% . These factors have led to the adoption by the Chinese government, from time to time, of various corrective measures designed to restrict the availability of credit or regulate growth and contain inflation. High inflation may in the future cause the Chinese government to impose controls on credit and/or prices, or to take other action, which could inhibit economic activity in China, and thereby harm the market for our products and our company.

Restrictions on currency exchange may limit our ability to receive and use our revenues effectively.

          The majority of our revenues will be settled in Renminbi and U.S. dollars, and any future restrictions on currency exchanges may limit our ability to use revenue generated in Renminbi to fund any future business activities outside China or to make dividend or other payments in U.S. dollars. Although the Chinese government introduced regulations in 1996 to allow greater convertibility of the Renminbi for current account transactions, significant restrictions still remain, including primarily the restriction that foreign-invested enterprises may only buy, sell or remit foreign currencies after providing valid commercial documents, at those banks in China authorized to conduct foreign exchange business. In addition, conversion of Renminbi for capital account items, including direct investment and loans, is subject to governmental approval in China, and companies are required to open and maintain separate foreign exchange accounts for capital account items. We cannot be certain that the Chinese regulatory authorities will not impose more stringent restrictions on the convertibility of the Renminbi.

Failure to comply with PRC regulations relating to the establishment of offshore special purpose companies by PRC residents may subject our PRC resident stockholders to personal liability, limit our ability to acquire PRC companies or to inject capital into our PRC controlled VIEs, limit our PRC controlled VIEs’ ability to distribute profits to us or otherwise materially adversely affect us.

          In October 2005, the PRC State Administration of Foreign Exchange, or SAFE, issued the Notice on Relevant Issues in the Foreign Exchange Control over Financing and Return Investment Through Special Purpose Companies by Residents Inside China, generally referred to as Circular 75, which required PRC residents to register with the competent local SAFE branch before establishing or acquiring control over an offshore special purpose company, or SPV, for the purpose of engaging in an equity financing outside of China on the strength of domestic PRC assets originally held by those residents. Internal implementing guidelines issued by SAFE, which became public in June 2007 (known as Notice 106), expanded the reach of Circular 75 by (i) purporting to cover the establishment or acquisition of control by PRC residents of offshore entities which merely acquire “control” over domestic companies or assets, even in the absence of legal ownership; (ii) adding requirements relating to the source of the PRC resident’s funds used to establish or acquire the offshore entity; (iii) covering the use of existing offshore entities for offshore financings; (iv) purporting to cover situations in which an offshore SPV establishes a new subsidiary in China or acquires an unrelated company or unrelated assets in China; and (v) making the domestic affiliate of the SPV responsible for the accuracy of certain documents which must be filed in connection with any such registration, notably, the business plan which describes the overseas financing and the use of proceeds. Amendments to registrations made under Circular 75 are required in connection with any increase or decrease of capital, transfer of shares, mergers and acquisitions, equity investment or creation of any security interest in any assets located in China to guarantee offshore obligations, and Notice 106 makes the offshore SPV jointly responsible for these filings. In the case of an SPV which was established, and which acquired a related domestic company or assets, before the implementation date of Circular 75, a retroactive SAFE registration was required to have been completed before March 31, 2006; this date was subsequently extended indefinitely by Notice 106, which also required that the Registrant establish that all foreign exchange transactions undertaken by the SPV and its affiliates were in compliance with applicable laws and regulations. Failure to comply with the requirements of Circular 75, as applied by SAFE in accordance with Notice 106, may result in fines and other penalties under PRC laws for evasion of applicable foreign exchange restrictions. Any such failure could also result in the SPV’s affiliates being impeded or prevented from distributing their profits and the proceeds from any reduction in capital, share transfer or liquidation to the SPV, or from engaging in other transfers of funds into or out of China.

          We have asked our stockholders, who are PRC residents as defined in Circular 75, to register with the relevant branch of SAFE, as currently required, in connection with their equity interests in us and our acquisitions of equity interests in our PRC subsidiaries. However, we cannot provide any assurances that they can obtain the above SAFE registrations required by Circular 75 and Notice 106. Moreover, because of uncertainty over how Circular 75 will be interpreted and implemented, and how or whether SAFE will apply it to us, we cannot predict how it will affect our business operations or future strategies. For example, our present and prospective PRC subsidiaries' ability to conduct foreign exchange activities, such as the remittance of dividends and foreign currency-denominated borrowings, may be subject to compliance with Circular 75 and Notice 106 by our PRC resident beneficial holders.

          In addition, such PRC residents may not always be able to complete the necessary registration procedures required by Circular 75 and Notice 106. We also have little control over either our present or prospective direct or indirect stockholders or the outcome of such registration procedures. A failure by our PRC resident beneficial holders or future PRC resident stockholders to comply with Circular 75 and Notice 106, if SAFE requires it, could subject these PRC resident beneficial holders to fines or legal sanctions, restrict our overseas or cross-border investment activities, limit our subsidiaries' ability to make distributions or pay dividends or affect our ownership structure, which could adversely affect our business and prospects.

We may be unable to complete a business combination transaction efficiently or on favorable terms due to complicated merger and acquisition regulations which became effective on September 8, 2006.

          On August 9, 2006, six PRC regulatory agencies, including the CSRC, promulgated the Regulation on Mergers and Acquisitions of Domestic Companies by Foreign Investors, which became effective on September 8, 2006. This new regulation, among other things, governs the approval process by which a PRC company may participate in an acquisition of assets or equity interests. Depending on the structure of the transaction, the new regulation will require the PRC parties to make a series of applications and supplemental applications to the government agencies. In some instances, the application process may require the presentation of economic data concerning a transaction, including appraisals of the target business and evaluations of the acquirer, which are designed to allow the government to assess the transaction. Government approvals will have expiration dates by which a transaction must be completed and reported to the government agencies. Compliance with the new regulations is likely to be more time consuming and expensive than in the past and the government can now exert more control over the combination of two businesses. Accordingly, due to the new regulation, our ability to engage in business combination transactions has become significantly more complicated, time consuming and expensive, and we may not be able to negotiate a transaction that is acceptable to our stockholders or sufficiently protect their interests in a transaction.

          The new regulation allows PRC government agencies to assess the economic terms of a business combination transaction. Parties to a business combination transaction may have to submit to the Ministry of Commerce and other relevant government agencies an appraisal report, an evaluation report and the acquisition agreement, all of which form part of the application for approval, depending on the structure of the transaction. The regulations also prohibit a transaction at an acquisition price obviously lower than the appraised value of the PRC business or assets and in certain transaction structures, require that consideration must be paid within defined periods, generally not in excess of a year. The regulation also limits our ability to negotiate various terms of the acquisition, including aspects of the initial consideration, contingent consideration, holdback provisions, indemnification provisions and provisions relating to the assumption and allocation of assets and liabilities. Transaction structures involving trusts, nominees and similar entities are prohibited. Therefore, such regulation may impede our ability to negotiate and complete a business combination transaction on financial terms that satisfy our investors and protect our stockholders’ economic interests.

Under the New EIT Law, we may be classified as a “resident enterprise” of China. Such classification will likely result in unfavorable tax consequences to us and our non-PRC shareholders.

          China passed a new Enterprise Income Tax Law, or the New EIT Law, and its implementing rules, both of which became effective on January 1, 2008. Under the New EIT Law, an enterprise established outside of China with “de facto management bodies” within China is considered a “resident enterprise,” meaning that it can be treated in a manner similar to a Chinese enterprise for enterprise income tax purposes. The implementing rules of the New EIT Law define de facto management as “substantial and overall management and control over the production and operations, personnel, accounting, and properties” of the enterprise.

          On April 22, 2009, the State Administration of Taxation issued the Notice Concerning Relevant Issues Regarding Cognizance of Chinese Investment Controlled Enterprises Incorporated Offshore as Resident Enterprises pursuant to Criteria of de facto Management Bodies, or the Notice, further interpreting the application of the New EIT Law and its implementation non-Chinese enterprise or group controlled offshore entities. Pursuant to the Notice, an enterprise incorporated in an offshore jurisdiction and controlled by a Chinese enterprise or group will be classified as a “non-domestically incorporated resident enterprise” if (i) its senior management in charge of daily operation reside or perform their duties mainly in China; (ii) its financial or personnel decisions are made or approved by bodies or persons in China; (iii) its substantial properties, accounting books, corporate chops, board and shareholder minutes are kept in China; and (iv) ½ directors with voting rights or senior management often resident in China. Such resident enterprise would be subject to an enterprise income tax rate of 25% on its worldwide income and must pay a withholding tax at a rate of 10% when paying dividends to its non-PRC shareholders. However, it remains unclear as to whether the Notice is applicable to an offshore enterprise incorporated by a Chinese natural person. Nor are detailed measures on imposition of tax from non-domestically incorporated resident enterprises are available. Therefore, it is unclear how tax authorities will determine tax residency based on the facts of each case.

          However, as our case substantially meets the foregoing criteria, there is a likelihood that we are deemed to be a resident enterprise by Chinese tax authorities. If the PRC tax authorities determine that we are a “resident enterprise” for PRC enterprise income tax purposes, a number of unfavorable PRC tax consequences could follow. First, we may be subject to the enterprise income tax at a rate of 25% on our worldwide taxable income as well as PRC enterprise income tax reporting obligations. In our case, this would mean that income such as interest on financing proceeds and non-China source income would be subject to PRC enterprise income tax at a rate of 25%. Second, although under the New EIT Law and its implementing rules dividends paid to us from our PRC subsidiaries would qualify as “tax-exempt income,” we cannot guarantee that such dividends will not be subject to a 10% withholding tax, as the PRC foreign exchange control authorities, which enforce the withholding tax, have not yet issued guidance with respect to the processing of outbound remittances to entities that are treated as resident enterprises for PRC enterprise income tax purposes. Finally, it is possible that future guidance issued with respect to the new “resident enterprise” classification could result in a situation in which a 10% withholding tax is imposed on dividends we pay to our non-PRC shareholders and with respect to gains derived by our non-PRC shareholders from transferring our shares. We are actively monitoring the possibility of “resident enterprise” treatment for the 2008 tax year and are evaluating appropriate organizational changes to avoid this treatment, to the extent possible.

          If we were treated as a “resident enterprise” by PRC tax authorities, we would be subject to taxation in both the U.S. and China, and our PRC tax may not be creditable against our U.S. tax.

The value of our securities will be affected by the currency exchange rate between U.S. dollars and RMB.

          The value of our common stock will be affected by the foreign exchange rate between U.S. dollars and RMB, and between those currencies and other currencies in which our sales may be denominated. For example, if we need to convert U.S. dollars into RMB for our operational needs and the RMB appreciates against the U.S. dollar at that time, our financial position, our business, and the price of our common stock may be harmed. Conversely, if we decide to convert our RMB into U.S. dollars for the purpose of declaring dividends on our common stock or for other business purposes and the U.S. dollar appreciates against the RMB, the U.S. dollar equivalent of our earnings from our subsidiaries in China would be reduced.

RISKS RELATED TO THE MARKET FOR OUR STOCK

Our common stock is quoted on the OTC Bulletin Board which may have an unfavorable impact on our stock price and liquidity.

          Our common stock is quoted on the OTC Bulletin Board. The OTC Bulletin Board is a significantly more limited market than the New York Stock Exchange or NASDAQ system. The quotation of our shares on the OTC Bulletin Board may result in a less liquid market available for existing and potential stockholders to trade shares of our common stock, could depress the trading price of our common stock and could have a long-term adverse impact on our ability to raise capital in the future.

We are subject to penny stock regulations and restrictions.

          The SEC has adopted regulations which generally define so-called “penny stocks” to be an equity security that has a market price less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exemptions. If our common stock becomes a “penny stock,” we may become subject to Rule 15g-9 under the Exchange Act, or the Penny Stock Rule. This rule imposes additional sales practice requirements on broker-dealers that sell such securities to persons other than established customers and “accredited investors” (generally, individuals with a net worth in excess of $1,000,000 or annual incomes exceeding $200,000, or $300,000 together with their spouses). For transactions covered by Rule 15g-9, a broker-dealer must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transaction prior to sale. As a result, this rule may affect the ability of broker-dealers to sell our securities and may affect the ability of purchasers to sell any of our securities in the secondary market.

          For any transaction involving a penny stock, unless exempt, the rules require delivery, prior to any transaction in a penny stock, of a disclosure schedule prepared by the SEC relating to the penny stock market. Disclosure is also required to be made about sales commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Finally, monthly statements are required to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stock.

          There can be no assurance that our common stock will qualify for exemption from the Penny Stock Rule. In any event, even if our common stock were exempt from the Penny Stock Rule, we would remain subject to Section 15(b)(6) of the Exchange Act, which gives the SEC the authority to restrict any person from participating in a distribution of penny stock, if the SEC finds that such a restriction would be in the public interest.

Certain provisions of our Certificate of Incorporation may make it more difficult for a third party to effect a change-in-control.

          Our Certificate of Incorporation authorizes the Board of Directors to issue up to 50 million shares of preferred stock. The preferred stock may be issued in one or more series, the terms of which may be determined at the time of issuance by the board of directors without further action by the stockholders. These terms may include voting rights including the right to vote as a series on particular matters, preferences as to dividends and liquidation, conversion rights and redemption rights provisions. The issuance of any preferred stock could diminish the rights of holders of our common stock, and therefore could reduce the value of such common stock. In addition, specific rights granted to future holders of preferred stock could be used to restrict our ability to merge with, or sell assets to, a third party. The ability of the board of directors to issue preferred stock could make it more difficult, delay, discourage, prevent or make it more costly to acquire or effect a change-in-control, which in turn could prevent the stockholders from recognizing a gain in the event that a favorable offer is extended and could materially and negatively affect the market price of our common stock.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

          We manufacture and distribute clean technology-based consumer products. We also manufacture and distribute network and HDMI cable. Our products consist of light electric vehicles, or LEVs, and cryogen-free refrigerators. We manufacture several different varieties of LEVs and cryogen-free refrigerators. We sell some of our products under our own brand name of “BEST” and the balance of our products as an original equipment manufacturer, or OEM, for other companies, who are our customers.

          As of March 31, 2010, we had 525 employees. Our corporate headquarters and manufacturing base are located in Changzhou, China, where we own an aggregate of approximately 46,800 square meters of manufacturing facilities and office space. We own the right to use a total of 49,900 square meters of land in China. We believe that our existing and planned facilities are adequate for our requirements for the foreseeable future. Our annual manufacturing capacity for our LEVs, Cryogen-free refrigerators and sets of network and HDMI cables (combined) is 20,000 units, 115,000 units and 25 million sets, respectively.

          We generate revenues through the sale of our products both directly to end users of our products and through OEM arrangements with companies that sell our products under their own private label to the end users.

Principal Factors Affecting our Financial Performance

          We believe that the following factors will continue to affect our financial performance:

  Growth of China’s LEV and Small Appliances Markets. The Chinese market for LEVs is very large and has been growing rapidly. According to the China Electronic Components Association, 21.5 million LEVs were sold in China in 2008, representing growth of 26.5% over 2007. And in 2009, 24.5 million LEVs were sold in China. On the other hand, CAGR of small home appliance sales in China was 15% during 2003 to 2008. We believe the rapid growth of the markets will increase the demand for our products.

  Heightened Environmental Awareness. According to a joint report by the World Bank and Chinese Environmental Protection Administration, the economic burden of premature mortality and morbidity associated with air pollution was $23 billion in 2003, or 1.16% of GDP. As people become more aware of the significance of environmental protection, many consumers will choose products with clean technology such as cryogen-free refrigerators or LEVs which will help reduce carbon dioxide emissions.

  Government Policies Promoting the Use of Clean Technology. China has increased its investment in clean technology in recent years. It plans to produce half a million electric vehicles in 2011 and China's economic stimulus package invested $221 billion in technology for reducing greenhouse-gas emissions. We believe that the government policies will have a positive impact on the sales of our products.

Recent Developments

Reverse Merger

          On June 9, 2010, we completed a reverse acquisition transaction through a share exchange with Best Green BVI and its sole shareholder, Best Green Investments, whereby we acquired 100% of the issued and outstanding capital stock of Best Green BVI, in exchange for 20,734,531 shares of our common stock, which shares constituted 88.1% of our issued and outstanding shares on a fully-diluted basis, as of and immediately after the consummation of the reverse acquisition. As a result of the reverse acquisition, Best Green BVI became our wholly-owned subsidiary and Best Green Investments, the shareholder of Best Green BVI, became our controlling stockholder. See “Description of Business – Our Corporate History and Background – Acquisition of Best Green BVI” above for more information regarding Best Green BVI and its subsidiaries.

          Upon the closing of the reverse acquisition, Haifeng Lu, our sole director and officer, submitted a resignation letter pursuant to which he resigned from all offices that he held and from his position as our sole director effective immediately. Also upon the closing of the reverse acquisition, our board of directors appointed Mr. Jianliang Shi to fill the vacancy created by the resignation of Mr. Lu and such increase. In addition, our executive officers were replaced by the Best Green BVI executive officers upon the closing of the reverse acquisition as indicated in more detail below.

          For accounting purposes, the share exchange transaction was treated as a reverse acquisition, with Best Green BVI as the acquirer and TradeOn, Inc. as the acquired party.

Cancellation Agreement

          As a condition precedent to the consummation of the Share Exchange Agreement, on June 9, 2010 we entered into a cancellation agreement, or the Cancellation Agreement, with Mr. Haifeng Lu, whereby Mr. Lu agreed to the cancellation of 4,000,000 shares of our common stock owned by him.

Taxation

United States

          We are subject to United States tax at a tax rate of 34%. No provision for income taxes in the United States has been made as we had no taxable income for 2009 and 2008.

BVI

          Best Green BVI was incorporated in the British Virgin Islands under the current BVI laws and is not subject to any tax.

China

          Best Cable and Best Appliances are subject to China Enterprise Income Tax (“EIT”) at a tax rate of 25% for fiscal years 2009 and 2008 and the three months period ended March 31, 2010 and 2009.

          China passed a new Enterprise Income Tax Law, or the new EIT Law, and its implementing rules, both of which became effective on January 1, 2008. The new EIT Law and its implementing rules generally provide that a 10% withholding tax applies to China-sourced income derived by non-resident enterprises for PRC enterprise income tax purposes unless the jurisdiction of incorporation of such enterprises’ shareholder has a tax treaty with China that provides for a different withholding arrangement.

          We incurred income tax expense of $539,000 for the year ended December 31, 2009, an increase of 385.6% from the income tax expense we incurred in the same period of 2008, which was $111,000. We incurred income tax expense of $240,000 for the three months period ended March 31, 2010, which was 242.9% more than the income tax expense we incurred in the same period of 2009, which was $70,000. This increase in income tax expense was due to the growth of our operation profit over the periods.

          Our future effective income tax rate depends on various factors, such as tax legislation, the geographic composition of our pre-tax income and non-tax deductible expenses incurred. Our management carefully monitors these legal developments and will timely adjust our effective income tax rate when necessary.

Results of Operations

          The following table sets forth key components of our results of operations for the periods indicated in dollars and as a percentage of revenue:

	Year ended December 31,				Three months ended March 31
	2009		2008		2010		2009
	(dollars in thousands)				(dollars in thousands)
		% of		% of		% of		% of
(In thousands, except %)	$	Revenue	$	Revenue	$	Revenue	$	Revenue

Consolidated Statements of Operations Data
Sales revenue	12,093	100.0	12,547	100.0	5,161	100.0	2,400	100.0
Cost of sales	(8,551)	70.7	(10,445)	83.2	(3,670)	71.1	(1,844)	76.8
Gross profit	3,542	29.3	2,102	16.8	1,491	28.9	556	23.2
Selling expenses	(304)	2.5	(552)	4.4	(174)	3.4	(67)	2.8
General and administrative expenses	(902)	7.5	(912)	7.3	(306)	5.9	(202)	8.4
Other income	89	0.7	87	0.7	33	0.6	83	3.5
Interest income	65	0.5	58	0.5	49	1.0	13	0.5
Finance costs	(332)	2.7	(338)	2.7	(94)	1.8	(103)	4.3
Income before income taxes	2,158	17.8	445	3.6	999	19.4	280	11.7
Income taxes	(539)	4.5	(111)	0.9	(240)	4.7	(70)	2.9
Net income	1,619	13.4	334	2.7	759	14.7	210	8.7

Comparison of the three Months Ended March 31, 2009 and 2010

Sales revenue

To date, most of our revenues have been generated through sales in the PRC and Hong Kong region. Domestic sales include PRC and Hong Kong region represented approximately 59.7% and 52.8% of our total sales revenue for the three months ended March 31, 2010 and 2009 respectively.

The following table sets forth our revenues by geographic regions:

	Three months ended March 31,
(In thousands, except %)	2010	%	2009	%
Domestic sales
PRC	$2,616	50.7	$952	39.7
Hong Kong	467	9.0	314	13.1
Total domestic sales	3,083	59.7	1,266	52.8
Overseas sales
United Kingdom	467	9.0	243	10.1
United State of	361	7.0	31	1.3
America
France	156	3.0	302	12.6
Germany	246	4.8	151	6.3
Australia	93	1.8	21	0.8
Taiwan	181	3.5	106	4.4
Denmark	467	9.1	228	9.5
Other region	107	2.1	52	2.2
Total overseas sales	2,078	40.3	1,134	47.2
Total	$5,161	100	$2,400	100

Our sales revenue increased by 116.6% from $2.4 million in the three months ended March 31, 2009 to $5.2 million in the three months ended March 31, 2010. The increase was primarily due to increase in sales of cable products and refrigerators. Revenue of cable products increased by 61.1% from $1.8 million in the three months ended March 31, 2009 to $2.9 million in the three months ended March 31, 2010, which was driven by an increased demand for cable products by our existing customers. Revenue of refrigerators increased by 283.3% from $0.6 million in the three months ended March 31, 2009 to $2.3 million in the three months ended March 31, 2010. The increase was mainly attributable to sales volume increase of our refrigerators, which was driven by an increased demand for our refrigerators by existing customers as well as expansion of our customer base. We were able to increase our production volume to satisfy market demand with our existing manufacturing capacity.

The following table sets forth our sales revenue by product categories:

	Three months ended March 31,
(In thousands, except %)	2010	2009
Refrigerators	$2,253	$634
Cable products	2,908	1,766
Sales revenue	$5,161	$2,400

Cost of sales

Our cost of sales is primarily comprised of the costs of our raw materials, components, labor and overhead. Our cost of sales increased by 105.6% from $1.8 million in the three months ended March 31, 2009 to $3.7 million in the three months ended March 31, 2010. The increase in our cost of sales was primarily due to the increase in the volume of our products sold in the three months ended March 31, 2010.

Our cost of sales as a percentage of sales revenue decreased to 71.1% in the three months ended March 31, 2010 from 76.8% in the three months ended March 31, 2009. This decrease was primarily attributable to a decrease in raw materials price during the three months ended March 31, 2010 compared with the same period in 2009.

Gross profit

As a result of the foregoing, our gross profit increased by 150.0% from $0.6 million in the three months ended March 31, 2009 to $1.5 million in the three months ended March 31, 2010, and our gross profit margin increased from 23.2% in the three months ended March 31, 2009 to 28.9% in the three months ended March 31, 2010.

Selling expenses

Selling expenses include the cost of advertising and promotional materials, travel expenses and other related costs. Our selling expenses increased by 159.7% from approximately $67,000 in the three months ended March 31, 2009 to approximately $174,000 in the three months ended March 31, 2010. The increase was mainly attributable to increased traveling expenses from approximately $46,000 to approximately $72,000 and increased promotion expenses from approximately $16,000 to approximately $56,000. We anticipate that our selling expenses will increase as we intend to enhance our sales and marketing efforts to support our business expansion and capture additional market opportunities.

General and administrative expenses

General and administrative expenses consist of the costs associated with staff who manage our business activities, product inspection fees, entertainment expenses and professional fees paid to third parties. Our general and administrative expenses increased by 51.5% from $202,000 in the three months ended March 31, 2009 to $306,000 million in the three months ended March 31, 2010. This increase was primarily due to increase spending in support and administrative function to support our business expansion.

Interest income

Interest income consists of interest from cash deposits and from loans to third parties. Interest income increased 276.9% from approximately $13,000 during the three months ended March 31, 2009 to $49,000 during the three months ended March 31, 2010. The increase primarily due to interest generated from loan to third parties increase.

Finance costs

Finance costs consist of interest payable in connection with loans from banks. Interest expense decreased 8.7% from approximately $103,000 during the three months ended March 31, 2009 to approximately $94,000 during the three months ended March 31, 2010. Interest expense for both periods was related to our bank borrowings and bills discounting interest.

Income before income tax

As a result of the foregoing, income before income tax increased by 256.80.0% from $280,000 in the three months ended March 31, 2009 to $999,000 in the three months ended March 31, 2010.

Income tax

We incurred income tax expense of approximately $240,000 for the three months period ended March 31, 2010, which was 242.9% more than the income tax expense we incurred in the same period of 2009, which was approximately $70,000. This increase in income tax expense was due to the growth of our operation profit over the periods.

Net income

As a result of the cumulative effect of the above factors, net income increased by 261.4% from $210,000 in the three months ended March 31, 2009 to $759,000 in the three months ended March 31, 2010. Our net margin increased from 8.7% in the three months ended March 31, 2009 to 14.7% in the three months ended March 31, 2010.

Comparison of the Years Ended December 31, 2008 and 2009

Sales revenue

To date, most of our revenues have been generated through sales in the PRC and Hong Kong region. Domestic sales include PRC and Hong Kong region represented approximately 62.2% and 42.6% of our total sales revenue for the fiscal year ended December 31, 2009 and 2008 respectively.

The following table sets forth our revenues by geographic regions:

	Year ended December 31,
(In thousands, except %)	2009	%	2008	%
Domestic sales
PRC	$6,097	50.4	$2,417	19.3
Hong Kong	1,427	11.8	2,930	23.3
Total domestic sales	7,524	62.2	5,347	42.6
Overseas sales
United Kingdom	878	7.3	857	6.8
United States of America	870	7.2	2,293	18.3
France	580	4.8	1,024	8.2
Germany	431	3.6	430	3.4
Australia	366	3.0	441	3.5
Japan	306	2.6	501	4.0
Taiwan	250	2.0	330	2.6
Indonesia	26	0.2	375	3.0
Other region	862	7.1	949	7.6
Total overseas sales	4,569	37.8	7,200	57.4
Total	$12,093	100	$12,547	100

Our sales revenue decreased by 3.2% from $12.5 million in the fiscal year ended December 31, 2008 to $12.1 million in the fiscal year ended December 31, 2009. The decrease was primarily due to a decrease in sales of cable products and offset by increase in sales of LEV and refrigerators. Revenue of cable products decreased by 13.9% from $8.6 million in the fiscal year ended December 31, 2008 to $7.4 million in the fiscal year ended December 31, 2009, which was driven by a decreased demand for cable products by our existing customers. However, revenue of refrigerators increased by 17.9% from $3.9 million in fiscal year ended December 31, 2008 to $4.6 million in fiscal year ended December 31, 2009. The increase was mainly attributable to sales volume increase of our refrigerators, which was driven by an increased demand for our refrigerators by existing customers as well as expansion of our customer base. We were able to increase our production volume to satisfy market demand with our existing manufacturing capacity.

The following table sets forth our sales revenue by product categories:

	Year ended December 31,
(In thousands)	2009	2008
Refrigerators	$4,594	$3,932
LEV	80	15
Cable products	7,419	8,600
Sales revenue	$12,093	$12,547

Cost of sales

Our cost of sales decreased by 17.3% from $10.4 million in the fiscal year ended December 31, 2008 to $8.6 million in the fiscal year ended December 31, 2009. The decrease in our cost of sales was primarily due to the decrease in the volume of cable products sold in the fiscal year ended December 31, 2009 and decrease of raw materials price in the fiscal year ended December 31, 2009.

Our cost of sales as a percentage of sales revenue decreased to 70.7% in the fiscal year ended December 31, 2009 from 83.2% in the fiscal year ended December 31, 2008. This decrease was primarily attributable to an increase in the average selling price of our cryogen-free refrigerator products during the fiscal year ended December 31, 2009. This decrease was also partially attributable to a decrease in raw materials price during the same period.

Gross profit

As a result of the foregoing, our gross profit increased by 66.7% from $2.1 million in the fiscal year ended December 31, 2008 to $3.5 million in fiscal year ended December 31, 2009, and our gross profit margin increased from 16.8% in the fiscal year ended December 31, 2008 to 29.3% in the fiscal year ended December 31, 2009.

Selling expenses

Our selling expenses decreased by 50.0% from $0.6 million in the fiscal year ended December 31, 2008 to $0.3 million in the fiscal year ended December 31, 2009. The decrease was mainly attributable to decreased traveling expenses from approximately $344,000 to approximately $215,000 and decreased promotion expenses from approximately $143,000 to approximately $53,000. We anticipate that our selling expenses will increase as we intend to enhance our sales and marketing efforts to support our business expansion and capture additional market opportunities.

General and administrative expenses

Our general and administrative expenses decreased by 1.1% from $0.91 million in the fiscal year ended December 31, 2008 to 0.90 million in the fiscal year ended December 31, 2009. This decrease was primarily due to a decrease in administrative staff salary from approximately $226,000 to approximately $108,000 as a result of our optimization of administrative staff numbers and structure to reduce cost. The decrease was partially offset by an increase in entertainment expense from approximately $11,000 to approximately $66,000, and an increase in travelling expense from approximately $32,000 to approximately $98,000, as a result of increased business activities.

Interest income

Interest income increased 13.8% from approximately $58,000 during the fiscal year ended December 31, 2008 to $66,000 during the fiscal year ended December 31, 2009. The increase primarily due to interest generated from cash deposits increase.

Finance costs

Finance costs decreased 1.8% from approximately $338,000 during the fiscal year ended December 31, 2008 to approximately $332,000 during the fiscal year ended December 31, 2009. Interest expense for both periods was related to our bank borrowings and bills discounting interests.

Income before income tax

As a result of the foregoing, income before income tax increased by 450% from $0.4 million in the fiscal year ended December 31, 2008 to $2.2 million in the fiscal year ended December 31, 2009.

Income tax

We incurred income tax expense of $539,000 for the fiscal year ended December 31, 2009, an increase of 385.6% from the income tax expense we incurred in the same period of 2008, which was $111,000. This increase in income tax expense was due to the growth of our operation profit over the periods.

Net income

As a result of the cumulative effect of the above factors, net income increased by 433.3% from $0.3 million in the fiscal year ended December 31, 2008 to $1.6 million in the fiscal year ended December 31, 2009. Our net margin increased from 2.7% in the fiscal year ended December 31, 2008 to 13.4% in the fiscal year ended December 31, 2009.

Liquidity and Capital Resources

As of March 31, 2010, we had cash and cash equivalents of $ 1.0 million. As of December 31, 2009, we had cash and cash equivalents of $0.8 million. The following table provides detailed information about our net cash flow for all financial statements periods presented in this report.

Cash Flow

	Year ended December 31,		Three months ended
			March 31,Unaudited
	2009	2008	2010	2009
(In thousands)
Net cash provided by (used in) operating activities	2,332	1,174	(825)	(325)
Net cash used in investing activities	(4,058)	(255)	(1,870)	(27)
Net cash flows provided by (used in) financing activities	1,827	(712)	2,926	1,130
Effect of foreign currency translation	2	31	0	1
Net cash flows	103	238	231	779

Operating Activities

Net cash used in operating activities for the three months ended March 31, 2010 was $0.8 million, which was primarily attributable to (i) increase in trade accounts receivable of $0.9 million, (ii) increase in other receivables, prepayments and deposits of $0.5 million and (iii) decrease in trade accounts payable of $ 0.3 million, partially offset by our net income of $0.8 million.

Net cash provided by operating activities for the fiscal year ended December 31, 2009 was $2.3 million, which was primarily attributable to (i) our net income of $1.6 million; (ii) increase of trade accounts payable of $1.6 million and (iii) decrease in amounts due from related parties of $ 1.1 million, partially offset by (i) increase in trade accounts receivable of $1.4 million and (ii) increase in inventories of $0.7 million. .

Net cash provided by operating activities for the fiscal year ended December 31, 2008 was $1.2 million, which was primarily attributable to (i) our net income of $0.3 million, (ii) decrease in trade accounts receivable of $0.8 million, (iii) decrease in inventories of $0.3 million partially and (iv) increase in trade accounts payable of $0.3 million.

Investing Activities

Net cash used in investing activities for the three months ended March 31, 2010 was $1.9 million, which was attributable to the following factors: (i) our purchase of property, plant and equipment of $0.3 million, (ii) increase in loan to third parties of $1.6 million.

Net cash used in investing activities for the fiscal year ended December 31, 2009 was $4.1 million, which was attributable to the following factors: (i) our purchase of property, plant and equipment of $1.3 million, and (ii) increase in loans to third parties of $2.7 million.

Net cash used in investing activities for the fiscal year ended December 31, 2008 was $0.3 million, which was attributable to our purchase of property, plant and equipment of $0.3 million.

Financing Activities

Net cash provided by financing activities for the three months ended March 31, 2010 was $2.9 million, which was primarily attributable to the following factors: (i) proceeds from bank loans of $2.3 million and (ii) increase in bills payable of $0.5 million.

Net cash provided by financing activities for the fiscal year ended December 31, 2009 was $1.8 million, which was primarily attributable to the following factors: (i) proceeds from bank loans of $7.7 million and (ii) increase in bills payable of $2.7 million, partially offset by repayments of bank loans of $6.8 million and increase in restricted cash of $1.7 million.

Net cash used in financing activities for the fiscal year ended December 31, 2008 was $0.7 million, which was primarily attributable to the following factors: (i) repayments of bank loans of $9.5 million and (ii) increase in restricted cash of $1.9 million, partially offset by proceeds from bank loans of $9.7 million and increase in bills payable of $0.9 million.

We believe that we maintain good relationships with the various banks we deal with and our current available working capital, and bank loans referenced above, should be adequate to sustain our operations at our current level through at least the next twelve months.

As of the date of the Report, we are party to several loan agreements, including:

  Loan Agreement, between Best Cable and Wujin Rural Commercial Bank, pursuant to which Wujin Rural Commercial Bank provided a loan with a total amount of RMB 1,450,000 (approximately $212,174). The agreement is for a term from August 14, 2009 to August 13, 2012. The monthly interest rate is 0.4868%.

  Loan Agreement, between Best Cable and Wujin Subbranch of Agricultural Bank China (“Wujin ABC”), pursuant to which Wujin ABC provided a loan with a total amount of RMB 5,000,000 (approximately $731,636). The agreement is for a term from December 15, 2009 to June 14, 2010. The annual interest rate is 5.8832%.

  Loan Agreement, between Best Cable and Wujin Subbranch of Industrial and Commercial Bank of China (“Wujin ICBC”), pursuant to which Wujin ICBC provided a loan with a total amount of RMB 4,000,000 (approximately $585,309). The agreement is for a term from September 8, 2009 to June 4, 2010. The annual interest rate is 6.1065%. The loan was paid off by the time of this report.

  Loan Agreement, between Best Cable and Wujin ICBA, pursuant to which Wujin ICBC provided a loan with a total amount of RMB 5,000,000 (approximately $731,636). The agreement is for a term from November 20, 2009 to May 19, 2010. The annual interest rate is 4.8600%. The loan was paid off by the time of this report.

  Loan Agreement, between Best Cable and Wujin ICBC pursuant to which Wujin ICBC provided a loan with a total amount of RMB 9,800,000 (approximately $1,434,006). The agreement is for a term from January 2, 2010 to July 1, 2010. The annual interest rate is 4.8600%.

  Maximum Amount Guarantee Loan Agreement, between Best Cable and Jiangnan Rural Commercial Bank pursuant to which Jiangnan Rural Commercial Bank provided bills with a total amount of RMB 3,000,000 (approximately $438,982). The agreement is for a term from February 5, 2010 to August 5, 2010.

  Maximum Amount Guarantee Loan Agreement, between Best Cable and Jiangnan Rural Commercial Bank pursuant to which Jiangnan Rural Commercial Bank provided bills with a total amount of RMB 8,000,000 (approximately $1,170,618). The agreement is for a term from April 21, 2010 to October 21, 2010.

  Commercial Bill Acceptance Agreement, between Best Cable and Wujin ABC, pursuant to which Wujin ABC provided four commercial bills with a total amount of RMB 11,000,000 (approximately $1,609,599).

  Bank Acceptance Agreement, between Best Cable and Wujin Subbranch of China Construction Bank (“Wujin CCB”) pursuant to which Wujin CCB provided a bill with a total amount of RMB 6,000,000 (approximately $877,963). The agreement is for a term from February 1, 2010 to August 1, 2010.

  Bank Acceptance Agreement, between Best Cable and Wujin Subbranch of China Construction Bank (“Wujin CCB”) pursuant to which Wujin CCB provided a bill with a total amount of RMB 4,000,000 (approximately $585,309). The agreement is for a term from February 5, 2010 to August 5, 2010.

  On December 12, 2008, Best Appliances entered into a Maximum Loan Agreement Wujin Rural Commercial Bank for a loan of RMB 21,000,000 (approximately $3,072,871). According to the Agreement, this loan is intended to be a maximum loan, Wujin Rural Commercial Bank has disbursed RMB 19,670,000 (approximately $2,878,256) to Best Appliances. The monthly interest rate is 0.4868%. The term of loan is from December 10, 2008 to December 9, 2011.

Critical Accounting Policies

Principles of combination

Our combined financial statements were prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”). The accompanying combined financial statements reflect the assets, liabilities, revenues and expenses of our controlled entities as if they were a combined entity for all periods presented.

All significant inter-company balances and transactions between our controlled entities have been eliminated in combination.

Use of estimates

In preparing financial statements in conformity with US GAAP, management makes estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the dates of the financial statements, as well as the reported amounts of revenues and expenses during the reporting periods. These accounts and estimates include, but are not limited to, the valuation of trade accounts receivable, other receivables, inventories and deferred income taxes and the estimation on useful lives and residual values of property, plant and equipment. Actual results could differ from those estimates.

Cash and cash equivalents

Cash and cash equivalents include all cash, deposits in banks and other highly liquid investments with initial maturities of three months or less. As of December 31, 2009 and 2008, almost all the cash and cash equivalents were denominated in Renminbi (“RMB”) and were placed with banks in the PRC. They are not freely convertible into foreign currencies and the remittance of these funds out of the PRC is subject to exchange control restrictions imposed by the PRC government. The remaining insignificant balance of cash and cash equivalents were denominated in United States dollars (“USD”).

Trade accounts receivable

Trade accounts receivable are recorded at the invoiced amount, net of allowances for doubtful accounts and sales returns. The allowance for doubtful accounts is our best estimate of the amount of probable credit losses in our existing trade accounts receivable. We determine the allowance based on historical write-off experience, customer specific facts and economic conditions. Allowance for doubtful accounts is included in the general and administrative expenses.

Outstanding accounts balances are reviewed individually for collectability. Accounts balances are charged off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote. To date, we have not charged off any balances as they have yet to exhaust all means of collection. We do not have any off-balance-sheet credit exposure to their customers.

Inventories

Inventories are stated at the lower of cost and market. The cost of inventories is determined using weighted average cost method, and includes expenditure incurred in acquiring the inventories and bringing them to their existing location and condition. In case of finished goods and work in progress, cost includes an appropriate share of production overheads based on normal operating capacity.

We regularly review the cost of inventories against their estimated fair market value and record a lower of cost or market write-down for inventories that have cost in excess of estimated market value.

Property, plant and equipment

Property, plant and equipment are stated at cost less accumulated depreciation. Cost represents the purchase price of the asset and other costs incurred to bring the asset into its existing use. Depreciation is provided on the straight-line basis (after taking into account the respective estimated residual values) over the estimated useful lives of property, plant and equipment. The principal useful lives and residual value are as follows :-

	Estimated useful	Residual
	lives	value

Buildings	20 years	5%
Plant and machinery	10 years	5%
Motor vehicles	5 - 10 years	5%
Office equipment	5 - 10 years	Nil - 5%

Maintenance or repairs are charged to expense as incurred. Upon sale or disposition, the applicable amounts of asset cost and accumulated depreciation are removed from the accounts and the net amount less proceeds from disposal is charged or credited to income.

Construction in progress mainly represents expenditures in respect of our offices and factories under construction. All direct costs relating to the acquisition or construction of our offices and factories are capitalized as construction in progress. No depreciation is provided in respect of construction in progress.

Land use rights

Land use rights are stated at cost less accumulated amortization. Amortization is provided using the straight-line method over the terms of the lease of 50 years obtained from the relevant PRC land authority.

Long-term equity investment

Long-term equity investment represented our investment in Jiangnan Rural Commercial Bank (“Jiangnan Rural Bank”), an unlisted corporation. Jiangnan Rural Bank is located in Jiangsu Province of the PRC and is primarily engaged in the provision of banking and financing services. We own 0.17% of the total paid-up capital of Jiangnan Rural Bank and accordingly apply the cost method to account for the investment.

Impairment of long-lived assets

Long-lived assets are tested for impairment in accordance with Accounting Standards Codification (“ASC”) 360-10-45 “Impairment or Disposal of Long-Lived Assets” (previously Statements of Financial Accounting Standard (“SFAS”) No. 144). We periodically evaluate potential impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable. We recognize impairment of long-lived assets in the event that the net book values of such assets exceed the future undiscounted cash flows attributable to such assets. During the reporting periods, we did not identify any indicators that would require testing for impairment.

Revenue recognition

We recognize revenue on product sales when products are delivered and the customer takes ownership and assumes risk of loss, collection of the relevant receivable is probable, persuasive evidence of an arrangement exists and the sales price is fixed or determinable.

Net sales of products represent the invoiced value of goods, net of value added taxes (“VAT”), sales returns, trade discounts and allowances. We are subject to VAT which is levied on majority of their products at the rate of 17% on the invoiced value of sales. Output VAT is borne by customers in addition to the invoiced value of sales and input VAT is borne by us in addition to the invoiced value of purchases to the extent not refunded for export sales. Provision for sales returns are recorded as a reduction of revenue in the same period that revenue is recognized. The provision for sales returns, which is based on historical sales returns data, is our best estimate of the amounts of goods that will be returned from their customers. During the reporting periods, there was no sales return and we did not recognize any provision for sales returns.

Cost of sales

Cost of sales consists primarily of materials costs, wages, employee compensation, depreciation and related costs, which are directly attributable to the production of products. Write-down of inventories to lower of cost or market is also recorded in cost of sales.

Administrative expenses

Administrative expenses consist primarily of office expenses, entertainment, traveling expenses, staff welfare, consumables, labor protection and salaries and wages which are incurred at the administrative level and exchange difference.

Selling expenses

Selling expenses consist primarily of advertising, salaries and transportation costs incurred during the selling activities.

Income taxes

We use the asset and liability method of accounting for income taxes pursuant to ASC 740 “Income Taxes” (previously SFAS No. 109). Under the asset and liability method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statements carrying amounts of existing assets and liabilities and loss carryforwards and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.

Comprehensive income

We have adopted ASC 220 “Comprehensive Income”, which establishes standards for reporting and display of comprehensive income, its components and accumulated balances. Components of comprehensive income include net income and foreign currency translation adjustments.

Foreign currency translation

The functional currency of us is RMB. We maintain their financial statements in the functional currency. Monetary assets and liabilities denominated in currencies other than the functional currency are translated into the functional currency at rates of exchange prevailing at the balance sheet date. Transactions denominated in currencies other than the functional currency are translated into the functional currency at the exchanges rates prevailing at the dates of the transaction. Exchange gains or losses arising from foreign currency transactions are included in the determination of net income for the respective periods.

For financial reporting purposes, the financial statements of us prepared using the functional currency have been translated into USD. Assets and liabilities are translated at the exchange rates at the balance sheet dates and revenue and expenses are translated at the average exchange rates and stockholders’ equity (deficit) is translated at historical exchange rates. Any translation adjustments resulting are not included in determining net income but are included in accumulated other comprehensive income, a component of stockholders’ equity. The exchange rates in effect as of December 31, 2009 and 2008 were RMB1 for $0.1463 and $0.1459 respectively. There was no significant fluctuation in exchange rate for the conversion of RMB to USD after the balance sheet date.

Fair value of financial instruments

We have adopted ASC 820 (previously SFAS No. 157), which requires the disclosure of the estimated fair value of financial instruments including those financial instruments for which fair value option was not elected. The carrying amounts of our financial assets and liabilities approximate their fair values due to short maturities or the applicable interest rates approximate the current market rates.

Stock-based compensation

During the reporting periods, we did not make any stock-based compensation payments. Dividends During the reporting periods, we did not declare any dividends.

Recently issued accounting pronouncements

FASB Accounting Standards Codification (Accounting Standards Update “ASU” No. 2009-1)

In June 2009, the Financial Accounting Standard Board (“FASB”) approved its Accounting Standards Codification (“Codification”) as the single source of authoritative United States accounting and reporting standards applicable for all non-governmental entities, with the exception of the Securities Exchange Commission and its staff. The Codification is effective for interim or annual financial periods ending after September 15, 2009 and impacts our financial statements as all future references to authoritative accounting literature will be referenced in accordance with the Codification.

Noncontrolling Interests (Included in amended Topic ASC 810 “Consolidation”, previously SFAS No. 160 “Noncontrolling Interests in Consolidated Financial Statements”, an amendment of ARB No. 51)

The amended topic establishes accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. It clarifies that a noncontrolling interest in a subsidiary is an ownership interest in the consolidated entity that should be reported as equity in the consolidated financial statements. The adoption of this amended topic has no material impact on our financial statements.

Business Combinations (Included in amended Topic ASC 805 “Business Combinations”, previously SFAS No. 141(R))

This ASC guidance addresses the accounting and disclosure for identifiable assets acquired, liabilities assumed, and noncontrolling interests in a business combination. The adoption of this amended topic has no material impact on our financial statements.

Intangibles - Goodwill and Other (Included in amended Topic ASC 350, previously FASB Staff Position (“FSP”) No. 142-3 “Determination of the Useful Life of Intangible Assets”)

The amended topic amends the factors an entity should consider in developing renewal or extension assumptions used in determining the useful life of recognized intangible assets. This new guidance applies prospectively to intangible assets that are acquired individually or with a group of other assets in business combinations and asset acquisitions. The amended topic is effective for financial statements issued for fiscal years and interim periods beginning after December 15, 2008. Early adoption is prohibited. The adoption of this amended topic has no material effect on our financial statements.

Business Combinations (Included in amended Topic ASC 805, previously FSP No. 141R-1 “Accounting for Assets Acquired and Liabilities Assumed in a Business Combination That Arise from Contingencies”)

Amended topic ASC 805 amends the requirements for the provisions for the initial recognition and measurement, subsequent measurement and accounting, and disclosures for assets and liabilities arising from contingencies in business combinations. The amended topic eliminates the distinction between contractual and non-contractual contingencies, including the initial recognition and measurement criteria and instead carries forward most of the provisions for acquired contingencies. The amended topic is effective for contingent assets and contingent liabilities acquired arising from business combinations for which the acquisition date is on or after December 15, 2008. The adoption of this amended topic has no material effect on our financial statements.

Fair Value Measurements and Disclosures (Included in amended Topic ASC 820, previously FSP No. 157-4 “Determining Whether a Market is Not Active and a Transaction Is Not Distressed”)

The amended topic clarifies when markets are illiquid or that market pricing may not actually reflect the “real” value of an asset. If a market is determined to be inactive and market price is reflective of a distressed price then an alternative method of pricing can be used, such as a present value technique to estimate fair value. The amended topic identifies factors to be considered when determining whether or not a market is inactive. The amended topic is effective for interim and annual periods ending after June 15, 2009, with early adoption permitted for periods ending after March 15, 2009 and shall be applied prospectively. The adoption of this amended topic has no material effect on our financial statements.

Investments - Debt and Equity Securities - Overall - Transition and Open Effective Date Information (Included in amended Topic ASC 320, previously FSP No. 115-2 and SFAS No. 124-2 “Recognition and Presentation of Other-Than-Temporary Impairments”)

The amended topic amends the other-than-temporary impairment guidance in U.S. GAAP for debt securities through increased consistency in the timing of impairment recognition and enhanced disclosures related to the credit and noncredit components of impaired debt securities that are not expected to be sold. In addition, increased disclosures are required for both debt and equity securities regarding expected cash flows, credit losses, and securities with unrealized losses. The adoption of this amended topic has no material impact on our financial statements.

Interim Disclosures about Fair Value of Financial Instruments (Included in amended Topic ASC 825 “Financial Instruments”, previously FSP SFAS No. 107-1)

This guidance requires that the fair value disclosures required for all financial instruments be included in interim financial statements. This guidance also requires entities to disclose the method and significant assumptions used to estimate the fair value of financial instruments on an interim and annual basis and to highlight any changes from prior periods. The amended topic was effective for interim periods ending after September 15, 2009. The adoption of this amended topic has no material impact on our financial statements.

Subsequent Events (Included in amended Topic ASC 855 “Subsequent Events”, previously SFAS No. 165)

The amended topic establishes accounting and disclosure requirements for subsequent events. The amended topic details the period after the balance sheet date during which we should evaluate events or transactions that occur for potential recognition or disclosure in the financial statements, the circumstances under which we should recognize events or transactions occurring after the balance sheet date in its financial statements and the required disclosures for such events. We adopted this amended topic effective June 1, 2009.

Accounting for Transfers of Financial Assets (Included in amended Topic ASC 860 “Transfers and Servicing”, previously SFAS No. 166 “Accounting for Transfers of Financial Assets - an Amendment of FASB Statement No. 140”)

The amended topic addresses information a reporting entity provides in its financial statements about the transfer of financial assets; the effects of a transfer on its financial position, financial performance, and cash flows; and a transferor’s continuing involvement in transferred financial assets. Also, the amended topic removes the concept of a qualifying special purpose entity, limits the circumstances in which a transferor derecognizes a portion or component of a financial asset, defines participating interest and enhances the information provided to financial statement users to provide greater transparency. The amended topic is effective for the first annual reporting period beginning after November 15, 2009 and will be effective for us as of January 1, 2010. The management is in the process of evaluating the impact of adopting this amended topic on our financial statements.

Consolidation of Variable Interest Entities - Amended (Included in amended Topic ASC 810 “Consolidation”, previously SFAS 167 “Amendments to FASB Interpretation No. 46(R)”)

The amended topic require an enterprise to perform an analysis to determine the primary beneficiary of a variable interest entity; to require ongoing reassessments of whether an enterprise is the primary beneficiary of a variable interest entity and to eliminate the quantitative approach previously required for determining the primary beneficiary of a variable interest entity. The amended topic also requires enhanced disclosures that will provide users of financial statements with more transparent information about an enterprise’s involvement in a variable interest entity. The amended topic is effective for the first annual reporting period beginning after November 15, 2009 and will be effective for us as of January 1, 2010. The management is in the process of evaluating the impact of adopting this amended topic on our financial statements.

In August 2009, the FASB issued ASU No. 2009-05, an update to ASC 820 “Fair Value Measurements and Disclosures”. This update provides amendments to reduce potential ambiguity in financial reporting when measuring the fair value of liabilities. Among other provisions, this update provides clarification that in circumstances in which a quoted price in an active market for the identical liability is not available, a reporting entity is required to measure fair value using one or more of the valuation techniques described in ASU No. 2009-05. ASU No. 2009-05 became effective for our financial statements for the year ended December 31, 2009. The adoption of this update has no material impact on our financial statements.

In October 2009, the FASB issued ASU No. 2009-13 “Revenue Recognition (Topic 605): Multiple Deliverable Revenue Arrangements - A Consensus of the FASB Emerging Issues Task Force”. This update provides application guidance on whether multiple deliverables exist, how the deliverables should be separated and how the consideration should be allocated to one or more units of accounting. This update establishes a selling price hierarchy for determining the selling price of a deliverable. The selling price used for each deliverable will be based on vendor-specific objective evidence, if available, third-party evidence if vendor-specific objective evidence is not available, or estimated selling price if neither vendor-specific or third-party evidence is available. We will be required to apply this guidance prospectively for revenue arrangements entered into or materially modified after January 1, 2011; however, earlier application is permitted. The management is in the process of evaluating the impact of adopting this ASU on our financial statements.

The FASB issued ASU-2010-09 (Topic 855) to amend guidance on subsequent events to remove the requirement for SEC filers (as defined in ASU 2010-09) to disclose the date through which an entity has evaluated subsequent events. This change alleviates potential conflicts with current SEC guidance. An SEC filer is still required to evaluate subsequent events through the date financial statements are issued, but disclosure of that date is no longer required. The amendments in ASU 2010-09 became effective upon issuance of the guidance.

Off-Balance Sheet Arrangements

          We do not have any off-balance sheet arrangements.

Seasonality

          Our operating results and operating cash flows historically have not been subject to significant seasonal variations. This pattern may change, however, as a result of new market opportunities or new product introductions.

DESCRIPTION OF PROPERTY

Land Use Rights

There is no private land ownership in China. Individuals and companies are permitted to acquire land use rights for specific purposes. Land use rights typically have a specific term that may be renewed at the expiration of the initial term and any subsequent terms. Granted land use rights are transferable and may be used as security for borrowings and other obligations.

We were granted land use rights from the People’s Government of Wujin District in Changzhou City for 3,620 square meters of land located at Qinxiang Village of Lijia Town, China. This land use right is mortgaged to secure Best Cables’ indebtedness to Wujin Rural Commercial Bank. The secured obligation is RMB 400,000 (approximately US$58,531). The term of the secured obligation is from August 14, 2009 to August 13, 2012.

We were granted land use rights from the People’s Government of Wujin District of Changzhou City for 46,251 square meters of land. The term of the land use rights relating to 34,147.2 square meters of such land will expire on December 30, 2056. These periods may be renewed at the expiration of the initial and any subsequent terms. Wujin Rural Commercial Bank was granted a mortgage over 34,147 square meters of such land use rights as collateral security for Best Appliances’ obligation to repay indebtedness to Wujin Rural Commercial Bank in the amount of RMB 8,000,000.00 (approximately US$1,170,703). The term of mortgage is from December 10, 2008 to December 9, 2011.

The buildings described below sit on these land use rights.

Buildings

Best Cables currently owns four buildings with an aggregate of 3,400 square meters of space. Best Cables granted a mortgage over all of these properties to Wujin Rural Commercial Bank to secure Best Cables’ indebtedness in the amount of 1,450,000 (approximately $212,174) owed to Wujin Rural Commercial Bank. The term of the mortgages is from August 14, 2009 to August 13, 2012.

Best Appliances currently owns 13 buildings with an aggregate of 43,385 square meters of space. Five of these buildings with an aggregate of 31,953 square meters of space have been mortgaged to Wujin Rural Commercial Bank to secure a credit facility having a maximum credit line of RMB 21,000,000 (approximately, US$3,072,871).

We believe that all our properties have been adequately maintained, are generally in good condition and are suitable and adequate for our business.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
MANAGEMENT

          The following table sets forth information regarding beneficial ownership of our common stock as of June 10, 2010 (i) by each person who is known by us to beneficially own more than 5% of our common stock; (ii) by each of our officers and directors; and (iii) by all of our officers and directors as a group.

          Unless otherwise specified, the address of each of the persons set forth below is in care of Jiangsu Best Electrical Appliances Co., Ltd., Jingsu Wujing Lijia Industrial Park, Lijia Town, Wujin District, Changzhou City, Jiangsu Province 213176, People’s Republic of China.

Name and Address of Beneficial Owner	Office, If Any	Title of Class	Amount and Nature of Beneficial Ownership (1)	Percent of Class(2)
Officers and Directors
Haifeng Lu	Director, Chief Financial Officer and Secretary	Common stock, par value $0.0001	0	*
Jianliang Shi	Chairman and Chief Executive Officer	Common stock, par value $0.0001	0	*
Jianfeng Xu	Chief Financial Officer	Common stock, par value $0.0001	0	*
Zhengxing Shangguan	Director and Executive Vice President	Common stock, par value $0.0001	0	*
5% Security Holders
Best Green Investments Limited		Common stock, par value $0.0001	20,734,531	88.1%
Marsel Gilyazov		Common stock, par value $0.0001	20,734,531	88.1%

          * Less than 1%

(1) Beneficial Ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Each of the beneficial owners listed above has direct ownership of and sole voting power and investment power with respect to the shares of our common stock.

(2) A total of 23,529,411 shares of our common stock are considered to be outstanding pursuant to SEC Rule 13d-3(d)(1) as of June 10, 2010. For each beneficial owner above, any options exercisable within 60 days have been included in the denominator.

(3) Represents 20,734,531 shares that are indirectly held by Mr. Gilyazov, through Best Green Investments Limited, a BVI company owned and controlled by him. The shares held by Best Green Investments are subject to an option agreement, which gives our CEO Mr. Jianliang Shi and his wife Xueqin Wang an option to acquire 51% and 49% equity interest of Best Green Investments. For details regarding these option agreements, see “Transactions with Related Persons” below.

Changes in Control

          On April 24, 2010, Marsel Gilyazov entered into an option agreement with our Chairman and CEO Mr. Jianliang Shi and his wife Xueqin Wang, pursuant to which they were granted options to purchase 51% and 49% equity interest of Best Green Investments. For details regarding the option agreement, see “Transactions with Related Persons” below. Other than the foregoing, we do not currently have any arrangements which if consummated may result in a change of control of our Company.

DIRECTORS AND EXECUTIVE OFFICERS

Directors and Executive Officers

          The following table sets forth the name and position of each of our current executive officers and directors.

Name	Age	Position
Haifeng Lu (1)	23	Sole Director, President, Chief Financial Officer and Secretary
Jianliang Shi	46	Chairman and Chief Executive Officer
Zhengxing Shangguan	41	Director and Executive Vice President
Jianfeng Xu	36	Chief Financial Officer

(1)	Former President, Chief Financial Officer and Secretary prior to June 9, 2010 and current director until the 10th day following the mailing by us of the Information Statement to our stockholders.

Jianliang Shi. Mr. Shi became our Chairman and CEO on June 9, 2010, the day that we consummated our reverse acquisition of Best Green BVI. Mr. Shi founded our VIEs in 1990 and became the chairman and chief executive officer of our VIEs at that time. He is currently the honored executive member of Wujin Light Industry Chamber of Commerce. He was also acknowledged as a Top 10 Entrepreneur by local government each year from 2002 to 2009.

Zhengxing Shangguan. Mr. Shangguan became our Director and Executive Vice President on June 9, 2010, the day that we consummated our reverse acquisition of Best Green BVI. He has served as a director and executive vice president of our VIEs since 1996. He has more than 10 years of experience in management positions as production and sales manager, focusing on sales and production.

Jianfeng Xu. Ms. Xu became our CFO on June 9, 2010, the day that we consummated our reverse acquisition of Best Green BVI. She has served as the chief financial officer of our VIEs since 2000. Prior to joining our company, she was account of Wujin Dyeing Machine Company from 1993 to 1999. Ms. Xu received bachelor’s degree in accounting from Changzhou Institute of Technology in 2003.

Family Relationships

          There are no family relationships among our directors or officers.

Involvement in Certain Legal Proceedings

          To the best of our knowledge, none of our directors or executive officers has been convicted in a criminal proceeding, excluding traffic violations or similar misdemeanors, or has been a party to any judicial or administrative proceeding during the past five years that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws, except for matters that were dismissed without sanction or settlement. Except as set forth in our discussion below in “Transactions with Related Persons, and Director Independence,” none of our directors, director nominees or executive officers has been involved in any transactions with us or any of our directors, executive officers, affiliates or associates which are required to be disclosed pursuant to the rules and regulations of the SEC.

EXECUTIVE COMPENSATION

Summary Compensation Table— Fiscal Years Ended December 31, 2009 and 2008

          The following table sets forth information concerning all cash and non cash compensation awarded to, earned by or paid to the named persons for services rendered in all capacities during the noted periods. No executive officer received total annual salary and bonus compensation in excess of $100,000.

Name and Principal Position	Year	Salary ($)	Total ($)
Jianliang Shi (1)	2009	$8,000	$8,000
	2008	$8,000	$8,000
Amit Sachs (2) Moshe Basson (3)	2009	-	-
	2008 2009	- -	- -
	2008	-	-
Haifeng Lu (2)	2009 2008	- -	- -

(1) On June 9, 2010, we acquired Best Green BVI in a reverse acquisition transaction that was structured as a share exchange and in connection with that transaction, Mr. Jianliang Shi became our Chairman of the Board of Directors and Chief Executive Officer. Prior to the effective date of the reverse acquisition, Mr. Shi served at Best Green BVI’s wholly owned subsidiary Best Green Changzhou as its Chief Executive Officer. The annual, long term and other compensation shown in this table include the amount Mr. Shi received from Best Green Changzhou prior to the consummation of the reverse acquisition.
(2) Amit Sachs and Haifeng Lu resigned from all offices they held with us and their position as our director upon the closing of the reverse acquisition of Best Green BVI on June 9, 2010.
(3) Moshe Basson resigned from all offices he held with us and his position as our director on May 10, 2010.

Employment Agreements

          We do not have any employment agreements with any of our management.

          We have not provided retirement benefits (other than a state pension scheme in which all of our employees in China participate) or severance or change of control benefits to our named executive officer.

Outstanding Equity Awards at Fiscal Year End

          None of our executive officers received any equity awards, including, options, restricted stock or other equity incentives during the fiscal year ended December 31, 2009.

Compensation of Directors

          During the 2009 fiscal year, no member of our board of directors received any compensation for his services as a director.

TRANSACTIONS WITH RELATED PERSONS,
AND DIRECTOR INDEPENDENCE

Transactions with Related Persons

          The following includes a summary of transactions since the beginning of the last fiscal year, or any currently proposed transaction, in which we were or are to be a participant and the amount involved exceeded or exceeds $120,000, and in which any related person had or will have a direct or indirect material interest (other than compensation described under “Executive Compensation”). We believe the terms obtained or consideration that we paid or received, as applicable, in connection with the transactions described below were comparable to terms available or the amounts that would be paid or received, as applicable, in arm's-length transactions.

  On June 9, 2010, we entered into a cancellation agreement, or the Cancellation Agreement, with Mr. Haifeng Lu, whereby Mr. Lu agreed to the cancellation of 4,000,000 shares of our common stock owned by him. At the time he entered into the Cancellation Agreement, Mr. Lu was our sole director and officer.

  On April 24, 2010, Marsel Gilyazov entered into an option agreement with our Chairman and CEO Mr. Jianliang Shi and his wife Xueqin Wang, pursuant to which they were granted options to purchase 51% and 49% equity interest of Best Green Investments. They may exercise these options sixty (60) days after the date on which this current report is filed with the SEC in respect of the Share Exchange, and ending on the fifth annual anniversary of that date.

  Best Cable entered into a Maximum Amount Guarantee Contract with Wujin ABC under which KK Lighting, our CEO Mr. Jianliang Shi and his wife Xueqin Wang agreed to act as guarantor for loans borrowed by Best Cable from Wujin ABC The maximum guaranteed amount is RMB 20,000,000 (approximately $2,926,544) for any loans borrowed by Best Cable from Wujin ABC from July 1, 2009 to June 30, 2010.

  Best Cable entered into a Maximum Amount Guarantee Contract with Jiangnan Rural Commercial Bank, under which KK Lighting, our CEO Mr. Jianliang Shi agreed to act as guarantor for loans borrowed by Best Cable from Jiangnan Rural Commercial Bank. The maximum guaranteed amount is RMB 3,500,000 (approximately $512,145) for any loans borrowed by Best Cable from Jiangnan Rural Commercial Bank from February 5, 2010 to February 4, 2011.

  Best Cable entered into a Maximum Amount Guarantee Contract with Jiangnan Rural Commercial Bank, under which KK Lighting, our CEO Mr. Jianliang Shi agreed to act as guarantor for loans borrowed by Best Cable from Jiangnan Rural Commercial Bank. The maximum guaranteed amount is RMB 12,000,000 (approximately $1,755,926) for any loans borrowed by Best Cable from Jiangnan Rural Commercial Bank from April 21, 2010 to April 20, 2012.

          Except as set forth in our discussion above, none of our directors, director nominees or executive officers has been involved in any transactions with us or any of our directors, executive officers, affiliates or associates which are required to be disclosed pursuant to the rules and regulations of the SEC.

Promoters and Certain Control Persons

          We did not have any promoters at any time during the past five fiscal years.

Director Independence

          We currently do not have any independent directors, as the term “independent” is defined by the rules of the Nasdaq Stock Market.

LEGAL PROCEEDINGS

          From time to time, we may become involved in various lawsuits and legal proceedings in the ordinary course of business. We are currently not aware of any legal proceedings in which the ultimate outcome, in our judgment based on information currently available, would have a material adverse affect on our business, financial condition or operating results.

MARKET PRICE OF AND DIVIDENDS ON OUR COMMON
EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

          Our common stock is quoted on the OTC Bulletin Board trades under the symbol “TACN.OB,” however there is not currently, and there has never been, an active trading market for our common stock, and the information available for the prices of our common stock is limited, as reported by www.quotemedia.com.

Approximate Number of Holders of Our Common Stock

          As of June 9, 2010, there were approximately 44 stockholders of record of our common stock, as reported by our transfer agent. In computing the number of holders of record, each broker-dealer and clearing corporation holding shares on behalf of its customers is counted as a single shareholder.

Dividends

          We have never declared dividends or paid cash dividends. Our board of directors will make any future decisions regarding dividends. We currently intend to retain and use any future earnings for the development and expansion of our business and do not anticipate paying any cash dividends in the near future. Our board of directors has complete discretion on whether to pay dividends, subject to the approval of our shareholders. Even if our board of directors decides to pay dividends, the form, frequency and amount will depend upon our future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions and other factors that the board of directors may deem relevant.

Securities Authorized for Issuance Under Equity Compensation Plans

          We do not have in effect any compensation plans under which our equity securities are authorized for issuance and we do not have any outstanding stock options.

RECENT SALES OF UNREGISTERED SECURITIES

          Reference is made to the disclosure set forth under Item 3.02 of this report, which disclosure is incorporated herein by reference.

DESCRIPTION OF SECURITIES

Common Stock

          We are authorized to issue up to 100 million shares of common stock, par value $.0001 per share. Each outstanding share of common stock entitles the holder thereof to one vote per share on all matters. Our bylaws provide that elections for directors shall be by a plurality of votes. No stockholder will, solely by reason of holding shares of any class, have any preemptive or preferential right to purchase or subscribe for any shares of the Company, or any notes, debentures, bonds or other securities convertible into or carrying warrants, rights or options to purchase shares of any class, whether or not the issuance of any such shares or such notes, debentures, bonds or other securities would adversely affect the dividend, voting or any other rights of such stockholder.

          In the event of any liquidation, dissolution or winding up, whether voluntary or involuntary, after payment shall have been made to any holders of shares of any series of Preferred Stock then outstanding of the full amount of preferential payments to which they shall respectively be entitled as may be stated and expressed pursuant to the resolution establishing any such series of Preferred Stock, the holders of shares of Common Stock then outstanding shall be entitled to share ratably based upon the number of shares of Common Stock held by them in all remaining assets of the Corporation available for distribution to its shareholders.

          The holders of shares of our common stock are entitled to receive such dividends as from time to time may be declared by the Board of Directors, subject to any preferential payments to which the holders of shares of any series of Preferred Stock are entitled as may be stated and expressed pursuant to the resolution establishing any such series of Preferred Stock. Should we decide in the future to pay dividends, as a holding company, our ability to do so and meet other obligations depends upon the receipt of dividends or other payments from our operating subsidiaries and other holdings and investments. In addition, our operating subsidiaries, from time to time, may be subject to restrictions on their ability to make distributions to us, including as a result of restrictive covenants in loan agreements, restrictions on the conversion of local currency into U.S. dollars or other hard currency and other regulatory restrictions.

          All of the issued and outstanding shares of our common stock are duly authorized, validly issued, fully paid and non-assessable. To the extent that additional shares of our common stock are issued, the relative interests of existing stockholders will be diluted.

Preferred Stock

          We are authorized to issue up to 50 million shares of preferred stock, par value $.0001 per share, in one or more classes or series within a class as may be determined by our board of directors, who may increase or decrease the number within each series, and fix the designations, powers, preferences and relative, participating, optional or other rights of such series and any qualifications, limitations or restrictions thereof. Any preferred stock so issued by the board of directors may rank senior to the common stock with respect to the payment of dividends or amounts upon liquidation, dissolution or winding up of us, or both. Moreover, under certain circumstances, the issuance of preferred stock or the existence of the un-issued preferred stock might tend to discourage or render more difficult a merger or other change in control.

Anti-takeover Effects of Our Certificate of Incorporation and By-laws

          Our Certificate of Incorporation and Bylaws contain certain provisions that may have anti-takeover effects, making it more difficult for or preventing a third party from acquiring control of the Company or changing our board of directors and management. Our Certificate of Incorporation provide that our board of directors may issue, without further stockholder approval, up to 50 million shares of preferred stock, par value $0.0001 per share, in one or more classes or series within a class. No shares of preferred stock are currently outstanding. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, a majority of our outstanding voting stock. According to our Bylaws and Certificate of Incorporation, neither the holders of our common stock nor the holders of our preferred stock have cumulative voting rights in the election of our directors. The combination of the present ownership by a few stockholders of a significant portion of our issued and outstanding capital stock and lack of cumulative voting makes it more difficult for other stockholders to replace our board of directors or for a third party to obtain control of the Company by replacing our board of directors.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

          Our Certificate of Incorporation and bylaws provide for the indemnification of our present and prior directors and officers or any person who may have served at our request as a director or officer of another corporation in which we own shares of capital stock or of which we are a creditor, against expenses actually and necessarily incurred by them in connection with the defense of any actions, suits or proceedings in which they, or any of them, are made parties, or a party, by reason of being or having been director(s) or officer(s) of us or of such other corporation, to the extent permitted by Nevada law. This indemnification policy could result in substantial expenditure by us, which we may be unable to recoup.

 Insofar as indemnification by us for liabilities arising under the Securities Exchange Act of 1934 may be permitted to our directors, officers and controlling persons pursuant to provisions of the Articles of Incorporation and Bylaws, or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy and is, therefore, unenforceable. In the event that a claim for indemnification by such director, officer or controlling person of us in the successful defense of any action, suit or proceeding is asserted by such director, officer or controlling person in connection with the securities being offered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

           At the present time, there is no pending litigation or proceeding involving a director, officer, employee or other agent of ours in which indemnification would be required or permitted. We are not aware of any threatened litigation or proceeding which may result in a claim for such indemnification.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS
ON ACCOUNTING AND FINANCIAL DISCLOSURE

          Reference is made to the disclosure set forth under Item 4.01 of this report, which disclosure is incorporated herein by reference.

ITEM 3.02      UNREGISTERED SALES OF EQUITY SECURITIES

          On June 9, 2010, we issued 20,734,531 shares of our common stock to Best Green Investments Limited, the sole shareholder of Best Green BVI. The total consideration for the 20,734,531 shares of our common stock was all the shares of Best Green BVI, which is all the issued and outstanding capital stock of Best Green BVI. The number of our shares issued to Best Green Investments Limited was determined based on an arms-length negotiation. The issuance of our shares to Best Green Investments Limited was made in reliance on the exemption provided by Section 4(2) of the Securities Act for the offer and sale of securities not involving a public offering and Regulation D promulgated thereunder.

          We relied upon Rule 506 of Regulation D of the Securities Act. These stockholders who received the securities in such instances made representations that (a) the stockholder is acquiring the securities for his, her or its own account for investment and not for the account of any other person and not with a view to or for distribution, assignment or resale in connection with any distribution within the meaning of the Securities Act, (b) the stockholder agrees not to sell or otherwise transfer the purchased shares unless they are registered under the Securities Act and any applicable state securities laws, or an exemption or exemptions from such registration are available, (c) the stockholder has knowledge and experience in financial and business matters such that he, she or it is capable of evaluating the merits and risks of an investment in us, (d) the stockholder had access to all of our documents, records, and books pertaining to the investment and was provided the opportunity ask questions and receive answers regarding the terms and conditions of the offering and to obtain any additional information which we possessed or were able to acquire without unreasonable effort and expense, and (e) the stockholder has no need for the liquidity in its investment in us and could afford the complete loss of such investment. Management made the determination that the investors in instances where we relied on Regulation D are accredited investors (as defined in Regulation D) based upon management’s inquiry into their sophistication and net worth. In addition, there was no general solicitation or advertising for securities issued in reliance upon Regulation D.

          We also relied upon Section 4(2) of the Securities Act in issuing securities, our reliance was based upon the following factors: (a) the issuance of the securities was an isolated private transaction by us which did not involve a public offering; (b) there were only a limited number of offerees; (c) there were no subsequent or contemporaneous public offerings of the securities by us; (d) the securities were not broken down into smaller denominations; and (e) the negotiations for the sale of the stock took place directly between the offeree and us.

ITEM 5.01      CHANGES IN CONTROL OF REGISTRANT

          Reference is made to the disclosure set forth under Item 2.01 of this report, which disclosure is incorporated herein by reference.

          As a result of the closing of the reverse acquisition with Best Green BVI, the former shareholder of Best Green BVI owns 88.1% of the total outstanding shares of our capital stock and 88.1% total voting power of all our outstanding voting securities.

ITEM 5.02      DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS

          In connection with the closing of the reverse acquisition on June 9, 2010, Haifeng Lu, our sole director and officer, submitted a resignation letter pursuant to which he resigned from all offices of that he held effective immediately and from his position as our director that will become effective on the tenth day following the mailing by us of the Information Statement to our stockholders, which will be mailed out on or about June 30, 2010. The resignation of Mr. Lu is not in connection with any known disagreement with us on any matter.

          Upon the closing of the reverse acquisition on June 9, 2009, Haifeng Lu, our sole director and officer, submitted his resignation letter pursuant to which he resigned from all offices of the Company that he held effective immediately and from his position as our director that will become effective on the tenth day following the mailing of the Information Statement to our stockholders, which will be mailed out on or about June 9, 2010. The resignation of Mr. Lu is not in connection with any known disagreement with us on any matter. Mr. Jianliang Shi was appointed to our board of directors effective as of the closing of the reverse acquisition on June 9, 2010.

          A copy of this report has been provided to Mr. Lu. Mr. Lu has been provided with the opportunity to furnish us as promptly as possible with a letter addressed to us stating whether he agrees with the statements made by us in this report, and if not, stating the respects in which he does not agree. No such letter has been received by us.

          Also on June 9, 2010, in connection with the closing of the reverse acquisition, Mr. Jianliang Shi was appointed as our Chairman of the Board and Chief Executive Officer, Jianfeng Xu was appointed as our Chief Financial Officer, Zhengxing Shangguan was appointed as our Executive Vice President.

          For certain biographical and other information regarding the newly appointed officers and directors, see the disclosure under Item 2.01 of this report, which disclosure is incorporated herein by reference.

ITEM 5.06      CHANGE IN SHELL COMPANY STATUS

          Reference is made to the disclosure set forth under Item 2.01 and 5.01 of this report, which disclosure is incorporated herein by reference.

ITEM 9.01      FINANCIAL STATEMENTS AND EXHIBITS

          (a)      Financial Statements of Business Acquired

          Filed herewith are the following:

1.      Unaudited condensed combined financial statements of Best Appliances and Best Cable for the three months ended March 31, 2010 and 2008.

2.      Audited combined financial statements of Best Appliances and Best Cable for the fiscal years ended December 31, 2009 and 2008.

          (d)      Exhibits

Exhibit No.	Description
2.1*	Share Exchange Agreement, dated June 9, 2010, among the Company, Best Green BVI and its sole shareholder.
3.1	Certificate of Incorporation of the Company [Incorporated by reference to Exhibit 3.1 to the Company’s Registration Statement on Form S-1 filed on December 23, 2008].
3.2	Bylaws of the Company [Incorporated by reference to Exhibit 3.2 to the Company’s Registration Statement on Form S-1 filed on December 23, 2008].
4.1*	Cancellation Agreement, dated June 9, 2010, by and between the Company and Haifeng Lu.
10.1*	Loan (Credit) Contract of Maximum Amount (English Translation), dated December 10, 2008, by and between Jiangsu Best Electrical Appliances Co., Ltd. and Jiangsu Wujin Rural Commercial Bank.
10.2*	Mortgage Contract of Maximum Amount (English Translation), dated December 10, 2008, by and between Jiangsu Best Electrical Appliances Co., Ltd. and Jiangsu Wujin Rural Commercial Bank.
10.3*

Loan Contract with Guaranty (English Translation), dated January 20, 2010,by and among Changzhou Wunjin Suochuan Mechanical & Electrical Co., Ltd., Changzhou City Wujin Best Electronic Cables Co., Ltd., Wang Yuxing, and Jiangsu Jiangnan Rural Commercial Bank.

10.4*

Guaranty Obligations Pre-maturity Covenants between the Parties Dispute Resolution Validity Acknowledgments by the Guarantors Summary of Guaranty Contract (English Translation), dated March 19, 2009, by and among Changzhou City Wujin Best Electronic Cables Co., Ltd. and Wang Kai and Jiangsu Wujin Rural Commercial Bank Company limited by Shares.

10.5*

Guaranty Obligations Pre-maturity Covenants between the Parties Dispute Resolution Validity Acknowledgments by the Guarantors Summary of Guaranty Contract (English Translation), dated April 6, 2009, by and among Changzhou City Wujin Best Electronic Cables Co., Ltd., Wang Kai and Yao Qing and Jiangsu Wujin Rural Commercial Bank Company limited by Shares.

10.6*

Guaranty Obligations Pre-maturity Covenants between the Parties Dispute Resolution Validity Acknowledgments by the Guarantors Summary of Guaranty Contract (English Translation), dated April 27, 2009, by and among Changzhou City Wujin Best Electronic Cables Co., Ltd. and Xia Jianfei and Jiangsu Wujin Rural Commercial Bank Company limited by Shares.

10.7*

Guaranty Contract of Maximum Amount (English Translation), dated May 8, 2009, by and among Changzhou City Wujin Best Electronic Cables Co., Ltd., Jianhua Shi, Jun Shi, Meifang, Shi and Wujin Branch, Agricultural Bank of China.

10.8*

Guaranty Obligations Pre-maturity Covenants between the Parties Dispute Resolution Validity Acknowledgments by the Guarantors Summary of Guaranty Contract (English Translation), dated May 18, 2009, by and among Changzhou City Wujin Best Electronic Cables Co., Ltd., Wang Kai and Yao Qing and Jiangsu Wujin Rural Commercial Bank Company limited by Shares.

10.9*	Guaranty Contract of Maximum Amount (English Translation), dated May 22, 2009, by and between Changzhou City Wujin Best Electronic Cables Co., Ltd. and Jiangsu Wujin Rural Commercial Bank.
10.10*	Guaranty Contract of Maximum Amount (English Translation), dated June 20, 2009, by and among Changzhou City Wujin Best Electronic Cables Co., Ltd. and Wujin Branch, Agricultural Bank of China.
10.11*

Guaranty Obligations Pre-maturity Covenants between the Parties Dispute Resolution Validity Acknowledgments by the Guarantors Summary of Guaranty Contract (English Translation), dated July 2, 2009, by and among Changzhou City Wujin Best Electronic Cables Co., Ltd., Wang Kai and Yao Qing and Jiangsu Wujin Rural Commercial Bank Company limited by Shares.

10.12*	Loan (Credit) Contract of Maximum Amount (English Translation), dated August 14, 2009, by and between Changzhou City Wujin Best Electronic Cables Co., Ltd. and Jiangsu Wujin Rural Commercial Bank.
10.13*	Mortgage Contract of Maximum Amount (English Translation), dated August 14, 2009, by and between Changzhou City Wujin Best Electronic Cables Co., Ltd. and Jiangsu Wujin Rural Commercial Bank.
10.14*

Working Capital Loan Contract (English Translation), dated September 8, 2009, by and among Changzhou City Wujin Best Electronic Cables Co., Ltd. and Changzhou Wunjin Branch, Industrial and Commercial Bank of China.

10.15*

Guaranty Obligations Pre-maturity Covenants between the Parties Dispute Resolution Validity Acknowledgments by the Guarantors Summary of Guaranty Contract (English Translation), dated September 18, 2009, by and among Changzhou City Wujin Best Electronic Cables Co., Ltd., Wang Kai and Yao Qing and Jiangsu Wujin Rural Commercial Bank Company limited by Shares.

10.16*	Loan Contract (English Translation), dated October 15, 2009, by and among Changzhou City Wujin Best Electronic Cables Co., Ltd. and Changzhou Wunjin Branch, Agricultural Bank of China.

10.17*

Guaranty Contract (English Translation), dated October 22, 2009, by and among Changzhou City Wujin Best Electronic Cables Co., Ltd. and Wang Quanxin and Jiangsu Wujin Rural Commercial Bank Company limited by Shares.

10.18*

Guaranty Obligations Pre-maturity Covenants between the Parties Dispute Resolution Validity Acknowledgments by the Guarantors Summary of Guaranty Contract (English Translation), dated November 13, 2009, by and among Changzhou City Wujin Best Electronic Cables Co., Ltd., Wang Kai, and Yao Qing and Jiangsu Wujin Rural Commercial Bank Company limited by Shares.

10.19*

Working Capital Loan Contract (English Translation), dated November 20, 2009, by and among Changzhou City Wujin Best Electronic Cables Co., Ltd. and Changzhou Wunjin Branch, Industrial and Commercial Bank of China.

10.20*

Guaranty Contract of Maximum Amount (English Translation), dated January 4, 2010, by and among Changzhou City Wujin Best Electronic Cables Co., Ltd. and Changzhou Wunjin Branch, Industrial and Commercial Bank of China.

10.21*

Working Capital Loan Contract (English Translation), dated January 2, 2010, by and among Changzhou City Wujin Best Electronic Cables Co., Ltd. and Changzhou Wunjin Branch, Industrial and Commercial Bank of China.

21*	Subsidiaries of the Company.

* Filed herein

SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRADEON, INC.

By: /s/Jianliang Shi
Jianliang Shi
Chief Executive Officer

Dated: June 11, 2010

Jiangsu Best Electrical
Appliances Co., Ltd.
And
Changzhou City Wujin Best
Electronic Cables Co., Ltd.

Condensed Combined Financial Statements
For the three months ended
March 31, 2010 and 2009

(Stated in US dollars)

Jiangsu Best Electrical Appliances Co., Ltd. And
Changzhou City Wujin Best Electronic Cables Co., Ltd.

Condensed Combined Financial Statements

For the three months ended March 31, 2010 and 2009

Index to Condensed Combined Financial Statements

PAGES

Condensed Combined Balance Sheets	F-1

Condensed Combined Statements of Income and Comprehensive Income	F-2

Condensed Combined Statements of Cash Flows	F-3

Notes to Condensed Combined Financial Statements	F-4 - F-16

Jiangsu Best Electrical Appliances Co., Ltd. And
Changzhou City Wujin Best Electronic Cables Co., Ltd.
Condensed Combined Balance Sheets
(Stated in US Dollars)

	As of	As of
	March 31,	December 31,
	2010	2009
	(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$988,469	$757,742
Restricted cash - Note 3	3,510,774	3,656,468
Trade accounts receivables, net - Note 4	3,561,856	2,691,560
Other receivables, prepayments and deposits	1,460,779	931,662
Inventories, net - Note 5	2,014,662	1,966,989
Loans to third parties - Note 6	4,323,232	2,734,428
Amounts due from related parties - Note 7	928,425	784,690
Deferred taxes	70,675	70,664

Total current assets	16,858,872	13,594,203
Long-term equity investment - Note 8	159,935	159,909
Property, plant and equipment, net - Note 9	4,425,197	4,222,825
Land use rights - Note 10	1,018,035	1,023,258
Deferred taxes	57,152	57,143

TOTAL ASSETS	$22,519,191	$19,057,338

LIABILITIES AND STOCKHOLDERS’ EQUITY

LIABILITIES
Current liabilities
Trade accounts payables	$3,370,387	$3,701,489
Bills payable - Note 3	7,021,547	6,552,390
Other payables and accrued expenses	878,382	940,960
Income tax payable	920,057	685,076
Short-term bank loans - Note 11	7,887,538	5,575,382
Amount due to a related party - Note 7	315,018	234,525

Total current liabilities	20,392,929	17,689,822

TOTAL LIABILITIES	20,392,929	17,689,822

COMMITMENTS AND CONTINGENCIES - Note 17

STOCKHOLDERS’ EQUITY
Capital - Note 12	1,303,804	1,303,804
Accumulated other comprehensive income	60,542	60,470
Retained earnings	761,916	3,242

TOTAL STOCKHOLDERS’ EQUITY	2,126,262	1,367,516

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$22,519,191	$19,057,338

See the accompanying notes to condensed combined financial statements

Jiangsu Best Electrical Appliances Co., Ltd. And
Changzhou City Wujin Best Electronic Cables Co., Ltd.
Condensed Combined Statements of Income and Comprehensive Income
(Unaudited)
(Stated in US Dollars)

	Three months ended
	March 31,
	2010	2009
Net sales - Note 18	$5,161,498	$2,400,196
Cost of sales	(3,670,214)	(1,843,709)

Gross profit	1,491,284	556,487

Operating expenses
General and administrative expenses	306,192	202,528
Selling expenses	173,641	66,987

	479,833	269,515

Income from operations	1,011,451	286,972
Interest income	49,255	13,410
Other income - Note 13	33,095	82,964
Finance costs - Note 14	(94,548)	(103,478)

Income before income taxes	999,253	279,868
Income taxes - Note 15	(240,579)	(69,967)

Net income	$758,674	$209,901

Other comprehensive income (loss)
Foreign currency translation adjustments	72	(289)

Total comprehensive income	$758,746	$209,612

See the accompanying notes to condensed consolidated combined financial statements

Jiangsu Best Electrical Appliances Co., Ltd. And
Changzhou City Wujin Best Electronic Cables Co., Ltd.
Condensed Combined Statements of Cash Flows
(Unaudited)
(Stated in US Dollars)

	Three months ended March 31,
	2010	2009
Cash flows from operating activities
Net income	$758,674	$209,901
Adjustments to reconcile net income to net cash used in operating activities :-
Depreciation and amortization	85,688	71,235
Changes in operating assets and liabilities :-
Trade accounts receivables	(869,871)	241,770
Other receivables, prepayments and deposits	(528,973)	(89,642)
Inventories	(47,357)	286,883
Amounts due from related parties	(143,610)	(206,319)
Trade accounts payables	(331,700)	(339,812)
Other payables and accrued expenses	(62,728)	(376,784)
Income tax payable	234,727	69,967
Amount due to a related party	80,456	(192,202)

Net cash flows used in operating activities	(824,694)	(325,003)

Cash flows from investing activities
Payments to acquire property, plant and equipment	(281,995)	(26,298)
Loans to third parties	(1,588,381)	-

Net cash flows used in investing activities	(1,870,376)	(26,298)

Cash flows from financing activities
Proceeds from bank loans	2,311,283	584,233
Repayment of bank loans	-	(817,927)
Decrease (increase) in restricted cash	146,284	(1,292,981)
Increase in bills payable	468,108	2,656,505

Net cash flows provided by financing activities	2,925,675	1,129,830

Effect of foreign currency translation on cash and cash equivalents	122	935

Net increase in cash and cash equivalents	230,727	779,464
Cash and cash equivalents - beginning of year	757,742	654,388

Cash and cash equivalents - end of year	$988,469	$1,433,852

Supplemental cash flow information
Cash paid for :-
Interest	$94,548	$103,478
Income tax	$5,851	$-

See the accompanying notes to condensed combined financial statements

Jiangsu Best Electrical Appliances Co., Ltd. And
Changzhou City Wujin Best Electronic Cables Co., Ltd.
Notes to Condensed Combined Financial Statements
(Stated in US Dollars)

1.	Nature of operations and basis of presentation

Jiangsu Best Electrical Appliances Co., Ltd. (“Best Appliances”) and Changzhou City Wujin Best Electronic Cables Co., Ltd. (“Best Cables”) (collectively, the “Combined Entities”) were incorporated in the People’s Republic of China (the “PRC”). Based in Changzhou, the PRC, the Combined Entities are engaged in the manufacturing of cryogen-free refrigerators, network cables and HDMI cables, and light electric vehicles. Mr. Jianliang Shi (“Mr. Shi”) and his spouse Ms. Xueqin Wang (“Mrs. Shi”) together own the entire interests in Best Appliances and Best Cables respectively.

The financial statements of Best Appliances and Best Cables for the three months ended March 31, 2010 and 2009 have been combined and presented in these combined financial statements on the basis that the entities are under the common control and management of Mr. and Mrs. Shi.

The accompanying unaudited condensed combined financial statements of the Combined Entities have been prepared in accordance with the rules and regulations of the Securities and Exchange Commission including the instructions to Form 10-Q and Regulation S-X. Certain information and note disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”) have been condensed or omitted from these statements pursuant to such rules and regulation and, accordingly, they do not include all the information and notes necessary for comprehensive combined financial statements and should be read in conjunction with the Combined Entities’ audited combined financial statements for the year ended December 31, 2009.

In the opinion of the management of the Combined Entities, all adjustments, which are of a normal recurring nature, necessary for a fair statement of the results for the three-month periods have been made. Results for the interim period presented are not necessarily indicative of the results that might be expected for the entire fiscal year.

2.	Summary of significant accounting policies

Principles of combination

These combined financial statements were prepared in accordance with US GAAP. The accompanying condensed combined financial statements reflect the assets, liabilities, revenues and expenses of the Combined Entities as if they were a combined entity for all periods presented.

All significant inter-company balances and transactions between the Combined Entities have been eliminated in combination.

Concentration of credit risk

Financial instruments that potentially subject the Combined Entities to significant concentration of credit risk consist principally of cash and cash equivalents, restricted cash, trade accounts receivables and other receivables. As of March 31, 2010 and December 31, 2009, all of the Combined Entities’ cash and cash equivalents and restricted cash were held by major financial institutions located in the PRC, which management believes are of high credit quality. With respect to trade accounts receivables, the Combined Entities extend credit based on an evaluation of the customer’s financial condition. The Combined Entities generally do not require collateral for trade accounts receivables.

Jiangsu Best Electrical Appliances Co., Ltd. And
Changzhou City Wujin Best Electronic Cables Co., Ltd.
Notes to Condensed Combined Financial Statements
(Stated in US Dollars)

2.	Summary of significant accounting policies (Cont’d)

Concentration of credit risk (Cont'd)

During the reporting periods, customers representing 10% or more of the Combined Entities’ sales are as follows :-

	Three months ended
	March 31,
	(Unaudited)
	2010	2009
Customer A	$1,310,899	$284,854
Customer B	1,040,240	-

	$2,351,139	$284,854

Details of customers representing 10% or more of the Combined Entities’ trade accounts receivables as of March 31, 2010 and December 31, 2009, respectively, are as follows :-

	As of	As of
	March 31,	December 31,
	2010	2009
	(Unaudited)
Customer A	$1,316,470	$1,147,421
Customer B	983,017	731,158

	$2,299,487	$1,878,579

Fair value of financial instruments

The Combined Entities have adopted ASC 820 (previously SFAS No. 157), which requires the disclosure of the estimated fair value of financial instruments including those financial instruments for which fair value option was not elected. The carrying amounts of the Combined Entities’ financial assets and liabilities approximate their fair values due to short maturities or the applicable interest rates approximate the current market rates.

Jiangsu Best Electrical Appliances Co., Ltd. And
Changzhou City Wujin Best Electronic Cables Co., Ltd.
Notes to Condensed Combined Financial Statements
(Stated in US Dollars)

2.	Summary of significant accounting policies (Cont’d)

Recently issued accounting pronouncements

Accounting for Transfers of Financial Assets (Included in amended Topic ASC 860 “Transfers and Servicing”, previously SFAS No. 166 “Accounting for Transfers of Financial Assets - an Amendment of FASB Statement No. 140”)

The amended topic addresses information a reporting entity provides in its financial statements about the transfer of financial assets; the effects of a transfer on its financial position, financial performance, and cash flows; and a transferor’s continuing involvement in transferred financial assets. Also, the amended topic removes the concept of a qualifying special purpose entity, limits the circumstances in which a transferor derecognizes a portion or component of a financial asset, defines participating interest and enhances the information provided to financial statement users to provide greater transparency. The amended topic is effective for the first annual reporting period beginning after November 15, 2009 and is effective for the Combined Entities as of January 1, 2010. The adoption of this amended topic has no material impact on the Combined Entities’ financial statements.

Consolidation of Variable Interest Entities - Amended (Included in amended Topic ASC 810 “Consolidation”, previously SFAS 167 “Amendments to FASB Interpretation No. 46(R)”)

The amended topic require an enterprise to perform an analysis to determine the primary beneficiary of a variable interest entity; to require ongoing reassessments of whether an enterprise is the primary beneficiary of a variable interest entity and to eliminate the quantitative approach previously required for determining the primary beneficiary of a variable interest entity. The amended topic also requires enhanced disclosures that will provide users of financial statements with more transparent information about an enterprise’s involvement in a variable interest entity. The amended topic is effective for the first annual reporting period beginning after November 15, 2009 and is effective for the Combined Entities as of January 1, 2010. The adoption of this amended topic has no material impact on the Combined Entities’ financial statements.

In October 2009, the FASB issued ASU No. 2009-13 “Revenue Recognition (Topic 605): Multiple Deliverable Revenue Arrangements - A Consensus of the FASB Emerging Issues Task Force”. This update provides application guidance on whether multiple deliverables exist, how the deliverables should be separated and how the consideration should be allocated to one or more units of accounting. This update establishes a selling price hierarchy for determining the selling price of a deliverable. The selling price used for each deliverable will be based on vendor-specific objective evidence, if available, third-party evidence if vendor-specific objective evidence is not available, or estimated selling price if neither vendor-specific or third-party evidence is available. The Combined Entities will be required to apply this guidance prospectively for revenue arrangements entered into or materially modified after January 1, 2011; however, earlier application is permitted. The management is in the process of evaluating the impact of adopting this ASU on the Combined Entities’ financial statements.

Jiangsu Best Electrical Appliances Co., Ltd. And
Changzhou City Wujin Best Electronic Cables Co., Ltd.
Notes to Condensed Combined Financial Statements
(Stated in US Dollars)

2.	Summary of significant accounting policies (Cont’d)

Recently issued accounting pronouncements (cont’d)

In January 2010, the FASB issued ASU 2010-06, “Fair Value Measurements and Disclosures (Topic 820): Improving Disclosures about Fair Value Measurements” that expands the required disclosures about fair value measurements. This guidance provides for new disclosures requiring the Combined Entities to (i) disclose separately the amounts of significant transfers in and out of Level 1 and Level 2 fair value measurements and describe the reasons for the transfers and (ii) present separately information about purchases, sales, issuances and settlements in the reconciliation of Level 3 fair value measurements. This guidance also provides clarification of existing disclosures requiring the Combined Entities to (i) determine each class of assets and liabilities based on the nature and risks of the investments rather than by major security type and (ii) for each class of assets and liabilities, disclose the valuation techniques and inputs used to measure fair value for both Level 2 and Level 3 fair value measurements. ASU 2010-06 is effective for interim and annual reporting periods beginning after December 15, 2009, except for the disclosures about purchases, sales, issuances, and settlements in the roll forward of activity in Level 3 fair value measurements. Those disclosures are effective for fiscal years beginning after December 15, 2010, and for interim periods within those fiscal years. Early application is permitted. The adoption of ASU 2010-06 has no material impact on the Combined Entities’ financial statements.

3.	Restricted cash

The restricted cash as of March 31, 2010 and December 31, 2009, respectively, represented bank deposits held as collateral for bills payable issued by the Combined Entities. When the Combined Entities intend or are requested to settle their suppliers by issuance of bills, they are required to place deposits with banks equal to 50% and 100% of the bills amount at the time of issuance. These deposits will be used to settle the bills at maturity.

4.	Trade accounts receivables, net

	As of	As of
	March 31,	December 31,
	2010	2009
	(Unaudited)
Trade accounts receivables	$3,651,241	$2,780,931
Less : Allowance for doubtful accounts	(89,385)	(89,371)

	$3,561,856	$2,691,560

Jiangsu Best Electrical Appliances Co., Ltd. And
Changzhou City Wujin Best Electronic Cables Co., Ltd.
Notes to Condensed Combined Financial Statements
(Stated in US Dollars)

4.	Trade accounts receivables, net (Cont’d)

An analysis of the movements in allowance for doubtful accounts is as follows :-

	Three months ended
	March 31,
	(Unaudited)
	2010	2009
Balance at beginning of period	$89,371	$89,149
Translation adjustments	14	112

Balance at end of period	$89,385	$89,261

No allowance for doubtful accounts was recognized during the three months ended March 31, 2010 and 2009.

5.	Inventories, net

	As of	As of
	March 31,	December 31,
	2010	2009
	(Unaudited)
Raw materials	$1,399,796	$1,328,981
Work-in-progress	445,706	596,322
Finished goods	362,626	235,121

	2,208,128	2,160,424
Less : Allowance for obsolete inventories	(193,466)	(193,435)

	2,014,662	$1,966,989

No allowance for obsolete inventories was recognized during the three months ended March 31, 2010 and 2009, respectively.

Jiangsu Best Electrical Appliances Co., Ltd. And
Changzhou City Wujin Best Electronic Cables Co., Ltd.
Notes to Condensed Combined Financial Statements
(Stated in US Dollars)

6.	Loans to third parties

The loans were made to the following unrelated parties :-

	As of	As of
	March 31,	December 31,
	2010	2009
	(Unaudited)
Changzhou Sail Plastic Products Co., Ltd.	$1,105,023	$540,547
Changzhou Yuanyang Electric Cable Co., Ltd	2,486,798	1,462,587
Changzhou Wujin Xinshun Electronic Components Co., Ltd.	731,411	731,294

	$4,323,232	$2,734,428

The loans were interest-bearing at 5.31% per annum, unsecured and fully settled in May 2010.

7.	Amounts due from/to related parties

	As of	As of
	March 31,	December 31,
	2010	2009
	(Unaudited)
Amount due from related parties

Jiangsu Dachao Electronic Vehicle Technology
Company Limited	$804,085	$682,309
Changzhou Best Education and Training Center	124,340	102,381

	$928,425	$784,690
Amount due to a related party

Changzhou Best Changlong International Trade
Company Limited (“Changzhou Best Changlong”)	$315,018	$234,525

The amounts were interest-free, unsecured and repayable on demand. All the related parties are controlled by Mr. Shi or his family members.

8.	Long-term equity investment

Long-term equity investment represented the Combined Entities’ investment in Jiangnan Rural Commercial Bank (“Jiangnan Rural Bank”), an unlisted corporation. Jiangnan Rural Bank is located in Jiangsu Province of the PRC and is primarily engaged in the provision of banking and financing services. The Combined Entities own 0.17% of the total paid-up capital of Jiangnan Rural Bank and accordingly apply the cost method to account for the investment.

Jiangsu Best Electrical Appliances Co., Ltd. And
Changzhou City Wujin Best Electronic Cables Co., Ltd.
Notes to Condensed Combined Financial Statements
(Stated in US Dollars)

9.	Property, plant and equipment, net

	As of	As of
	March 31,	December 31,
	2010	2009
	(Unaudited)
Cost :-
Buildings	$1,958,568	$1,931,926
Plant and machinery	2,691,016	2,568,343
Motor vehicles	224,966	122,037
Office equipment	132,212	229,680

	5,006,762	4,851,986
Accumulated depreciation	(1,477,489)	(1,396,965)
Construction in progress	895,924	767,804

Net	$4,425,197	$4,222,825

During the reporting periods, depreciation is included in :-

	Three months ended
	March 31,
	(Unaudited)
	2010	2009
Cost of sales and overheads of inventories	$76,515	$63,307
Administrative expenses	3,785	3,040

	$80,300	$66,347

As of March 31, 2010 and December 31, 2009, property, plant and equipment with net book values of $1,223,715 and $1,209,803, respectively, were pledged as collateral under certain loan arrangements (Note 11).

10.	Land use rights

	As of	As of
	March 31,	December 31,
	2010	2009
	(Unaudited)
Land use rights	$1,077,326	$1,077,152
Accumulated amortization	(59,291)	(53,894)

	$1,018,035	$1,023,258

The Combined Entities obtained the right from the relevant PRC land authority for a period of fifty years to use the land on which the office premises, production facilities and warehouse of the Combined Entities are situated.

Jiangsu Best Electrical Appliances Co., Ltd. And
Changzhou City Wujin Best Electronic Cables Co., Ltd.
Notes to Condensed Combined Financial Statements
(Stated in US Dollars)

10.	Land use rights (Cont'd)

As of March 31, 2010 and December 31, 2009, land use rights with net book values of $784,991 and $788,586 respectively, were pledged as collateral under certain loans agreements (Note 11).

Amortization for the three months ended March 31, 2010 and 2009 amounted to $5,388 and $4,888 respectively. The estimated amortization expense for each of the five succeeding years from March 31, 2010 is approximately $21,000 each year.

11.	Short-term bank loans

	As of	As of
	March 31,	December 31,
	2010	2009
	(Unaudited)
Secured bank loans	$3,089,481	$2,876,909
Unsecured bank loans	4,798,057	2,698,473

	$7,887,538	$5,575,382

All bank loans are repayable within one year.

The bank loans as of March 31, 2010 and December 31, 2009 carried annual interest at 115% of the benchmark interest rate published by the People’s Bank of China.

The secured bank loans were secured by the Combined Entities’ following assets :-

	As of	As of
	March 31,	December 31,
	2010	2009
	(Unaudited)
Buildings - Note 9	$1,223,715	$1,209,803
Land use rights - Note 10	784,991	788,586

	$2,008,706	$1,998,389

The unsecured bank loans as of March 31, 2010 and December 31, 2009 were guaranteed by Mr. and Mrs. Shi and two non-related parties. Each of the aforementioned parties did not receive any compensation for acting as guarantors for the Combined Entities.

During the reporting periods, there was no covenant requirement under the bank loans granted to the Combined Entities.

Jiangsu Best Electrical Appliances Co., Ltd. And
Changzhou City Wujin Best Electronic Cables Co., Ltd.
Notes to Condensed Combined Financial Statements
(Stated in US Dollars)

12.	Capital

Best Appliances and Best Cables are non-joint capital stock corporations and therefore their capital stock, consistent with most of the PRC corporations, are not divided into a specific number of shares having a stated nominal amount.

The capital in the combined balance sheets comprises capital of :-

	As of	As of
	March 31,	December 31,
	2010	2009
	(Unaudited)
Best Appliances	$603,624	$603,624
Best Cables	700,180	700,180

	$1,303,804	$1,303,804

13.	Other income

	Three months ended
	March 31,
	(Unaudited)
	2010	2009

Government grants	$31,003	$50,098
Other income	2,092	32,866

	$33,095	$82,964

14.	Finance costs

	Three months ended
	March 31,
	(Unaudited)
	2010	2009

Interest expenses	$94,548	$71,593
Bills discounting interest	-	31,885

	$94,548	$103,478

15.	Income tax

Best Cables and Best Appliances were subject to PRC enterprise income tax (“EIT”) at the statutory rate of 25% during the reporting periods.

Income tax in the combined statements of income and comprehensive income represents provision for PRC EIT.

Jiangsu Best Electrical Appliances Co., Ltd. And
Changzhou City Wujin Best Electronic Cables Co., Ltd.
Notes to Condensed Combined Financial Statements
(Stated in US Dollars)

16.	Earnings per share

Earnings per share are not presented because the Combined Entities’ capital is not divided into number of shares (Note 12). Also, the Combined Entities had no dilutive instruments.

17.	Commitments and contingencies

Capital commitment

As of March 31, 2010, the Combined Entities had capital commitments amounting to $101,227 in respect of the acquisition of property, plant and equipment that were contracted for but not provided in the condensed combined financial statements.

Contingencies

As of March 31, 2010 and December 31, 2009, the Combined Entities acted as guarantor for bank loans granted to certain business associates to the extent of $5,778,631 and $5,777,701, respectively. None of the Combined Entities’ directors or executive officers is involved in the normal operation or investing in the business of the guaranteed business associates. All the business associates have a healthy record to pay back loans on a timely manner.

All the above guarantees have no recourse provision that would enable the Combined Entities to recover from third parties of any amounts paid under the guarantees and any assets held either as collateral or by third parties that the Combined Entities can obtain or liquidate to recover all or a portion of the amounts paid under the guarantees. If the third parties fail to perform under their contractual obligation, the Combined Entities will make future payments including the contractual principal amounts, related interest and penalties.

Management has assessed the fair value of the obligation arising from the above financial guarantees and considered it is immaterial to the combined financial statements. Therefore, no obligations in respect of the above guarantees were recognized as of March 31, 2010 and December 31, 2009, respectively.

Jiangsu Best Electrical Appliances Co., Ltd. And
Changzhou City Wujin Best Electronic Cables Co., Ltd.
Notes to Condensed Combined Financial Statements
(Stated in US Dollars)

18.	Segment information

The Combined Entities use the “management approach” in determining reportable operating segments. The management approach considers the internal organization and reporting used by the Combined Entities’ chief operating decision maker for making operating decisions and assessing performance as the source for determining the reportable segments. Management, including the chief operating decision maker, reviews operating results solely by monthly revenue of cryogen-free refrigerators, cable products and light electric vehicles of the Combined Entities. As such, the Combined Entities have determined that there are three operating segments as defined by ASC 280 “Segments Reporting” (previously SFAS No. 131): Cryogen-free refrigerators, cable products and light electric vehicles.

	Cryogen-free refrigerators		Cable products		Light electric vehicles		Total
	Three months ended		Three months ended		Three months ended		Three months ended
	March 31,		March 31,		March 31,		March 31,
	(Unaudited)		(Unaudited)		(Unaudited)		(Unaudited)
	2010	2009	2010	2009	2010	2009	2010	2009
Revenue from external customers	$2,253,350	$634,356	$2,908,148	$1,765,840	$-	$-	$5,161,498	$2,400,196
Segment profit (loss)	$421,220	$66,950	$543,623	$186,365	$(2,194)	$(2,191)	$962,649	$251,124

	As of	As of	As of	As of	As of	As of	As of	As of
	March 31,	December	March 31,	December	March 31,	December	March 31,	December
	2010	31, 2009	2010	31, 2009	2010	31, 2009	2010	31, 2009
	(Unaudited)		(Unaudited)		(Unaudited)		(Unaudited)
Segment assets	$6,764,021	$5,696,531	$10,139,036	$9,475,079	$204,542	$206,701	$17,107,599	$15,378,311

A reconciliation is provided for unallocated amounts relating to corporate operations which is not included in the segment information.

	Three months ended
	March 31,
	(Unaudited)
	2010	2009
Total consolidated revenue	$5,161,498	$2,400,196

Total profit for reportable segments	$962,649	$251,124
Unallocated amounts relating to operations:
Other income	-	28,744
Interest income	36,604	-

Income before income taxes	$999,253	$279,868

	As of	As of
	March 31,	December 31,
	2010	2009
	(Unaudited)
Assets

Total assets for reportable segments	$17,107,599	$15,378,311
Amounts due from related parties	928,425	784,690
Loans to third parties	4,323,232	2,734,428
Long-term equity investment	159,935	159,909

	$22,519,191	$19,057,338

Jiangsu Best Electrical Appliances Co., Ltd. And
Changzhou City Wujin Best Electronic Cables Co., Ltd.
Notes to Condensed Combined Financial Statements
(Stated in US Dollars)

18.	Segment information (Cont'd)

All of the Combined Entities’ long-lived assets are located in the PRC. Geographic information about the revenues, which are classified based on the customers, is set out as follows:

	Three months ended
	March 31,
	(Unaudited)
	2010	2009
PRC	$2,615,727	$952,429
Hong Kong	467,551	314,279
United Kingdom	466,741	243,220
United States of America	361,760	30,630
France	155,693	301,424
Germany	246,301	151,083
Denmark	467,126	227,918
Others	380,599	179,213

Total	$5,161,498	$2,400,196

19.	Related party transactions

Apart from the transactions as disclosed in notes 7 and 11 to the condensed combined financial statements, the Combined Entities had the following transactions with their related party during the reporting periods :-

	Three months ended
	March 31,
	(Unaudited)
	2010	2009
Sales of goods to Changzhou Best Changlong	$-	$43,861

The Combined Entities believed the terms obtained and consideration received in connection with the transactions described above were no less favorable than those that would have been obtained by the Combined Entities in arm’s-length transactions with an unrelated party.

22.	Subsequent events

Subsequent to the balance sheet date, each of the Combined Entities and Mr. and Mrs. Shi entered into the following agreements with Best Green Energy (Changzhou) Co., Ltd. (“Best Green Changzhou”), pursuant to which the Combined Entities become the variable interest entities of Best Green Changzhou.

Jiangsu Best Electrical Appliances Co., Ltd. And
Changzhou City Wujin Best Electronic Cables Co., Ltd.
Notes to Condensed Combined Financial Statements
(Stated in US Dollars)

22.	Subsequent events (Cont’d)

Consulting Agreement

Under the Consulting Agreement, Best Green Changzhou provides exclusive technical, business and management consulting services to the Combined Entities in exchange for service fees equal to 100% of the Combined Entities’ total annual net profits.

Business Operation Agreement

The Business Operation Agreement imposes restriction on the operations of the Combined Entities. Under the Business Operation Agreement, the Combined Entities are prohibited from engaging in any transaction which may materially affect its assets, obligations, rights or business operation without prior consent from Best Green Changzhou. The Combined Entities are also required to accept policies and suggestions provided by Best Green Changzhou from time to time with respect to employment or dismissal of employees, corporate management and financial management systems. The Combined Entities are also required to appoint the directors and members of senior management that Best Green Changzhou designates.

Equity Interest Pledge Agreement

Mr. and Mrs. Shi have pledged their entire equity interest in the Combined Entities to Best Green Changzhou pursuant to the Equity Interest Pledge Agreement. The equity interests are pledged as collateral security for the obligations of the Combined Entities under the Consulting Agreement and the Business Operation Agreement.

Proxy Agreement

The Proxy Agreement among Best Green Changzhou and Mr. and Mrs. Shi requires Mr. and Mrs. Shi to vote all of the equity interests in the Combined Entities at any shareholders’ meeting or other time when shareholders of the Combined Entities vote in accordance with Best Green Changzhou’s instructions.

Other than the aforementioned agreements and the disclosure in note 6 to the condensed combined financial statements, the Combined Entities had evaluated their activities subsequent to March 31, 2010 and have concluded that no other subsequent events have occurred that would require recognition or disclosure in the combined financial statements.

Jiangsu Best Electrical
 Appliances Co., Ltd.
And
Changzhou City Wujin Best
Electronic Cables Co., Ltd.

Combined Financial Statements
(Stated in US dollars)

Jiangsu Best Electrical Appliances Co., Ltd. And
Changzhou City Wujin Best Electronic Cables Co., Ltd.

Combined Financial Statements

Report of Independent Registered Public Accounting Firm

To the Directors and Stockholders of
Jiangsu Best Electrical Appliances Co., Ltd and Changzhou City Wujin Best Electronic Cables Co., Ltd.

We have audited the accompanying combined balance sheets of Jiangsu Best Electrical Appliances Co., Ltd and Changzhou City Wujin Best Electronic Cables Co., Ltd. (collectively, the “Companies”) as of December 31, 2009 and 2008, and the related combined statements of income and comprehensive income, stockholders’ equity (deficit) and cash flows for each of the years in the two-year period ended December 31, 2009. These financial statements are the responsibility of the Companies’ management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the combined financial position of the Companies as of December 31, 2009 and 2008, and the combined results of their operations and their cash flows for each of the years in the two-year period ended December 31, 2009 in conformity with accounting principles generally accepted in the United States of America.

/s/ PKF
Certified Public Accountants
Hong Kong, China
June 7, 2010

Jiangsu Best Electrical Appliances Co., Ltd. And
Changzhou City Wujin Best Electronic Cables Co., Ltd.
Combined Balance Sheets
(Stated in US Dollars)

	As of December 31,
	2009	2008
ASSETS
Current assets
Cash and cash equivalents	$757,742	$654,388
Restricted cash - Note 3	3,656,468	1,925,827
Trade accounts receivables, net - Note 4	2,691,560	1,314,734
Other receivables, prepayments and deposits - Note 5	931,662	385,307
Inventories, net - Note 6	1,966,989	1,377,369
Loans to third parties - Note 7	2,734,428	-
Amounts due from related parties - Note 8	784,690	1,930,055
Deferred taxes - Note 16	70,664	46,809

Total current assets	13,594,203	7,634,489
Long-term equity investment	159,909	159,513
Property, plant and equipment, net - Note 9	4,222,825	3,230,879
Land use rights - Note 10	1,023,258	1,042,210
Deferred taxes - Note 16	57,143	39,437

TOTAL ASSETS	$19,057,338	$12,106,528

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)

LIABILITIES
Current liabilities
Trade accounts payables	$3,701,489	$2,144,335
Bills payable - Note 3	6,552,390	3,851,653
Other payables and accrued expenses - Note 11	940,960	871,675
Income tax payable	685,076	118,745
Short-term bank loans - Note 12	5,575,382	4,700,767
Amount due to a related party - Note 8	234,525	667,882

Total current liabilities	17,689,822	12,355,057

TOTAL LIABILITIES	17,689,822	12,355,057

COMMITMENTS AND CONTINGENCIES - Note 19

STOCKHOLDERS’ EQUITY (DEFICIT)
Capital - Note 13	1,303,804	1,303,804
Accumulated other comprehensive income	60,470	63,254
Retained earnings (accumulated deficit)	3,242	(1,615,587)

TOTAL STOCKHOLDERS’ EQUITY (DEFICIT)	1,367,516	(248,529)

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)	$19,057,338	$12,106,528

See the accompanying notes to combined financial statements

Jiangsu Best Electrical Appliances Co., Ltd. And
Changzhou City Wujin Best Electronic Cables Co., Ltd.
Combined Statements of Income and Comprehensive Income
(Stated in US Dollars)

	Year ended December 31,
	2009	2008

Net sales - Note 20	$12,092,837	$12,547,357
Cost of sales	(8,550,998)	(10,445,356)

Gross profit	3,541,839	2,102,001

Operating expenses
General and administrative expenses	902,136	911,912
Selling expenses	303,965	551,989

	1,206,101	1,463,901

Income from operations	2,335,738	638,100
Interest income	65,506	57,912
Other income - Note 14	88,980	87,527
Finance costs - Note 15	(331,785)	(337,775)

Income before income taxes	2,158,439	445,764
Income taxes - Note 16	(539,610)	(111,441)

Net income	$1,618,829	$334,323

Other comprehensive loss
Foreign currency translation adjustments	(2,784)	(28,735)

Total comprehensive income	$1,616,045	$305,588

See the accompanying notes to combined financial statements

Jiangsu Best Electrical Appliances Co., Ltd. And
Changzhou City Wujin Best Electronic Cables Co., Ltd.
Combined Statements of Stockholders’ Equity (Deficit)
(Stated in US Dollars)

		Accumulated	(Accumulated
		other	deficit)
		comprehensive	retained
	Capital	income	earnings	Total

Balance at January 1, 2008	$1,303,804	$91,989	$(1,949,910)	$(554,117)
Net income	-	-	334,323	334,323
Foreign currency translation adjustments	-	(28,735)	-	(28,735)

Balance, December 31, 2008	1,303,804	63,254	(1,615,587)	(248,529)
Net income	-	-	1,618,829	1,618,829
Foreign currency translation adjustments	-	(2,784)	-	(2,784)

Balance, December 31, 2009	$1,303,804	$60,470	$3,242	$1,367,516

See the accompanying notes to combined financial statements

Jiangsu Best Electrical Appliances Co., Ltd. And
Changzhou City Wujin Best Electronic Cables Co., Ltd.
Combined Statements of Cash Flows
(Stated in US Dollars)

	Year ended December 31,
	2009	2008

Cash flows from operating activities
Net income	$1,618,829	$334,323
Adjustments to reconcile net income to net cash provided by operating activities :-
Depreciation and amortization	363,064	360,196
Allowance for obsolete inventories	95,103	96,565
Deferred taxes	(41,414)	(46,767)
Changes in operating assets and liabilities :-
Trade accounts receivables	(1,372,819)	757,786
Other receivables, prepayments and deposits	(545,104)	87,257
Inventories	(680,932)	257,036
Amounts due from related parties	1,149,545	(943,694)
Trade accounts payables	1,550,987	256,777
Other payables and accrued expenses	67,080	263,718
Income tax payable	562,788	125,455
Amount due to a related party	(434,783)	(374,856)

Net cash flows provided by operating activities	2,332,344	1,173,796

Cash flows from investing activities
Payments to acquire property, plant and equipment	(1,324,915)	(254,992)
Loans to third parties	(2,732,957)	-

Net cash flows used in investing activities	(4,057,872)	(254,992)

Cash flows from financing activities
Proceeds from bank loans	7,691,993	9,745,352
Repayment of bank loans	(6,829,531)	(9,485,952)
Increase in restricted cash	(1,724,924)	(1,895,939)
Increase in bills payable	2,689,712	924,988

Net cash flows provided by (used in) financing activities	1,827,250	(711,551)

Effect of foreign currency translation on cash and cash equivalents	1,632	31,179

Net increase in cash and cash equivalents	103,354	238,432
Cash and cash equivalents - beginning of year	654,388	415,956

Cash and cash equivalents - end of year	$757,742	$654,388

Supplemental cash flow information
Cash paid for :-
Interest	$331,785	$337,775
Income tax	$18,236	$32,753

See the accompanying notes to combined financial statements

Jiangsu Best Electrical Appliances Co., Ltd. And
Changzhou City Wujin Best Electronic Cables Co., Ltd.
Notes to Combined Financial Statements
(Stated in US Dollars)

1.	Nature of Operations and Basis of Presentation

Jiangsu Best Electrical Appliances Co., Ltd. (“Best Appliances”) and Changzhou City Wujin Best Electronic Cables Co., Ltd. (“Best Cables”) (collectively, the “Combined Entities”) were incorporated in the People’s Republic of China (the “PRC”). Based in Changzhou, the PRC, the Combined Entities are engaged in the manufacturing of cryogen-free refrigerators, network cables and HDMI cables, and light electric vehicles. Mr. Jianliang Shi (“Mr. Shi”) and his spouse Ms. Xueqin Wang (“Mrs. Shi”) together own the entire interests in Best Appliances and Best Cables respectively.

The financial statements of Best Appliances and Best Cables for each of the years in the two-year period ended December 31, 2009 have been combined and presented in these combined financial statements on the basis that the entities are under the common control and management of Mr. and Mrs. Shi.

2.	Summary of Significant Accounting Policies

Principles of combination

These combined financial statements were prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”). The accompanying combined financial statements reflect the assets, liabilities, revenues and expenses of the Combined Entities as if they were a combined entity for all periods presented.

All significant inter-company balances and transactions between the Combined Entities have been eliminated in combination.

Use of estimates

In preparing financial statements in conformity with US GAAP, management makes estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the dates of the financial statements, as well as the reported amounts of revenues and expenses during the reporting periods. These accounts and estimates include, but are not limited to, the valuation of trade accounts receivable, other receivables, inventories and deferred income taxes and the estimation on useful lives and residual values of property, plant and equipment. Actual results could differ from those estimates.

Concentration of credit risk

Financial instruments that potentially subject the Combined Entities to significant concentration of credit risk consist principally of cash and cash equivalents, restricted cash, trade accounts receivables and other receivables. As of December 31, 2009 and 2008, all of the Combined Entities’ cash and cash equivalents and restricted cash were held by major financial institutions located in the PRC, which management believes are of high credit quality. With respect to trade accounts receivables, the Combined Entities extend credit based on an evaluation of the customer’s financial condition. The Combined Entities generally do not require collateral for trade accounts receivables.

Jiangsu Best Electrical Appliances Co., Ltd. And
Changzhou City Wujin Best Electronic Cables Co., Ltd.
Notes to Combined Financial Statements
(Stated in US Dollars)

2.	Summary of Significant Accounting Policies (Cont’d)

Concentration of credit risk (cont’d)

During the reporting periods, customers representing 10% or more of the Combined Entities’ sales are as follows :-

	Year ended December 31,
	2009	2008
Customer A	$2,482,703	$406,563
Customer B	1,999,043	-

	$4,481,746	$406,563

Details of customers representing 10% or more of the Combined Entities’ trade accounts receivables as of December 31, 2009 and 2008, respectively, are as follows :-

	As of December 31,
	2009	2008
Customer A	$1,147,421	$139,962
Customer B	731,158	-
Customer C	110,523	314,825
Customer D	188,401	261,599
Customer E	-	195,060

	$2,177,503	$911,446

Cash and cash equivalents

Cash and cash equivalents include all cash, deposits in banks and other highly liquid investments with initial maturities of three months or less. As of December 31, 2009 and 2008, almost all the cash and cash equivalents were denominated in Renminbi (“RMB”) and were placed with banks in the PRC. They are not freely convertible into foreign currencies and the remittance of these funds out of the PRC is subject to exchange control restrictions imposed by the PRC government. The remaining insignificant balance of cash and cash equivalents were denominated in United States dollars (“USD”).

Trade accounts receivable

Trade accounts receivable are recorded at the invoiced amount, net of allowances for doubtful accounts and sales returns. The allowance for doubtful accounts is the Combined Entities’ best estimate of the amount of probable credit losses in the Combined Entities’ existing trade accounts receivable. The Combined Entities determine the allowance based on historical write-off experience, customer specific facts and economic conditions. Allowance for doubtful accounts is included in the general and administrative expenses.

Jiangsu Best Electrical Appliances Co., Ltd. And
Changzhou City Wujin Best Electronic Cables Co., Ltd.
Notes to Combined Financial Statements
(Stated in US Dollars)

2.	Summary of Significant Accounting Policies (Cont’d)

Trade accounts receivable (cont’d)

Outstanding accounts balances are reviewed individually for collectability. Accounts balances are charged off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote. To date, the Combined Entities have not charged off any balances as they have yet to exhaust all means of collection. The Combined Entities do not have any off-balance-sheet credit exposure to their customers.

Inventories

Inventories are stated at the lower of cost and market. The cost of inventories is determined using weighted average cost method, and includes expenditure incurred in acquiring the inventories and bringing them to their existing location and condition. In case of finished goods and work in progress, cost includes an appropriate share of production overheads based on normal operating capacity.

The Combined Entities regularly review the cost of inventories against their estimated fair market value and record a lower of cost or market write-down for inventories that have cost in excess of estimated market value.

Property, plant and equipment

Property, plant and equipment are stated at cost less accumulated depreciation. Cost represents the purchase price of the asset and other costs incurred to bring the asset into its existing use. Depreciation is provided on the straight-line basis (after taking into account the respective estimated residual values) over the estimated useful lives of property, plant and equipment. The principal useful lives and residual value are as follows :-

	Estimated useful lives	Residual value

Buildings	20 years	5%
Plant and machinery	10 years	5%
Motor vehicles	5 - 10 years	5%
Office equipment	5 - 10 years	Nil - 5%

Maintenance or repairs are charged to expense as incurred. Upon sale or disposition, the applicable amounts of asset cost and accumulated depreciation are removed from the accounts and the net amount less proceeds from disposal is charged or credited to income.

Construction in progress mainly represents expenditures in respect of the Combined Entities’ offices and factories under construction. All direct costs relating to the acquisition or construction of the Combined Entities’ offices and factories are capitalized as construction in progress. No depreciation is provided in respect of construction in progress.

Land use rights

Land use rights are stated at cost less accumulated amortization. Amortization is provided using the straight-line method over the terms of the lease of 50 years obtained from the relevant PRC land authority.

Jiangsu Best Electrical Appliances Co., Ltd. And
Changzhou City Wujin Best Electronic Cables Co., Ltd.
Notes to Combined Financial Statements
(Stated in US Dollars)

2.	Summary of Significant Accounting Policies (Cont’d)

Long-term equity investment

Long-term equity investment represented the Combined Entities’ investment in Jiangnan Rural Commercial Bank (“Jiangnan Rural Bank”), an unlisted corporation. Jiangnan Rural Bank is located in Jiangsu Province of the PRC and is primarily engaged in the provision of banking and financing services. The Combined Entities own 0.17% of the total paid-up capital of Jiangnan Rural Bank and accordingly apply the cost method to account for the investment.

Impairment of long-lived assets

Long-lived assets are tested for impairment in accordance with Accounting Standards Codification (“ASC”) 360-10-45 “Impairment or Disposal of Long-Lived Assets” (previously Statements of Financial Accounting Standard (“SFAS”) No. 144). The Combined Entities periodically evaluate potential impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable. The Combined Entities recognize impairment of long-lived assets in the event that the net book values of such assets exceed the future undiscounted cash flows attributable to such assets. During the reporting periods, the Combined Entities did not identify any indicators that would require testing for impairment.

Revenue recognition

The Combined Entities recognize revenue on product sales when products are delivered and the customer takes ownership and assumes risk of loss, collection of the relevant receivable is probable, persuasive evidence of an arrangement exists and the sales price is fixed or determinable.

Net sales of products represent the invoiced value of goods, net of value added taxes (“VAT”), sales returns, trade discounts and allowances. The Combined Entities are subject to VAT which is levied on majority of their products at the rate of 17% on the invoiced value of sales. Output VAT is borne by customers in addition to the invoiced value of sales and input VAT is borne by the Combined Entities in addition to the invoiced value of purchases to the extent not refunded for export sales. Provision for sales returns are recorded as a reduction of revenue in the same period that revenue is recognized. The provision for sales returns, which is based on historical sales returns data, is the Combined Entities’ best estimate of the amounts of goods that will be returned from their customers. During the reporting periods, there were no sales returns and the Combined Entities did not recognize any provision for sales returns.

Government grants

During the years ended December 31, 2009 and 2008, the Combined Entities received government grants of $60,212 and $10,836, respectively. The grants were subsidies which were unconditional, non-refundable and without any restrictions on usage at the time of grant to and receipt by the Combined Entities. Such grants were recognized as income for the years.

Cost of sales

Cost of sales consists primarily of materials costs, wages, employee compensation, depreciation and related costs, which are directly attributable to the production of products. Write-down of inventories to lower of cost or market is also recorded in cost of sales.

Jiangsu Best Electrical Appliances Co., Ltd. And
Changzhou City Wujin Best Electronic Cables Co., Ltd.
Notes to Combined Financial Statements
(Stated in US Dollars)

2.	Summary of Significant Accounting Policies (Cont’d)

Administrative expenses

Administrative expenses consist primarily of office expenses, entertainment, traveling expenses, staff welfare, consumables, labor protection and salaries and wages which are incurred at the administrative level and exchange difference.

Selling expenses

Selling expenses consist primarily of advertising, salaries and transportation costs incurred during the selling activities.

Advertising and transportation

Advertising and transportation are charged to expense as incurred.

Advertising expenses amounting to $14,179 and $32,518 for the years ended December 31, 2009 and 2008, respectively are included in selling expenses.

Transportation expenses amounting to $215,123 and $343,581 for the years ended December 31, 2009 and 2008, respectively are included in selling expenses.

Income taxes

The Combined Entities use the asset and liability method of accounting for income taxes pursuant to ASC 740 “Income Taxes” (previously SFAS No. 109). Under the asset and liability method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statements carrying amounts of existing assets and liabilities and loss carryforwards and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.

Comprehensive income

The Combined Entities have adopted ASC 220 “Comprehensive Income”, which establishes standards for reporting and display of comprehensive income, its components and accumulated balances. Components of comprehensive income include net income and foreign currency translation adjustments.

Foreign currency translation

The functional currency of the Combined Entities is RMB. The Combined Entities maintain their financial statements in the functional currency. Monetary assets and liabilities denominated in currencies other than the functional currency are translated into the functional currency at rates of exchange prevailing at the balance sheet date. Transactions denominated in currencies other than the functional currency are translated into the functional currency at the exchanges rates prevailing at the dates of the transaction. Exchange gains or losses arising from foreign currency transactions are included in the determination of net income for the respective periods.

Jiangsu Best Electrical Appliances Co., Ltd. And
Changzhou City Wujin Best Electronic Cables Co., Ltd.
Notes to Combined Financial Statements
(Stated in US Dollars)

2.	Summary of Significant Accounting Policies (Cont’d)

Foreign currency translation (cont’d)

For financial reporting purposes, the financial statements of the Combined Entities prepared using the functional currency have been translated into USD. Assets and liabilities are translated at the exchange rates at the balance sheet dates and revenue and expenses are translated at the average exchange rates and stockholders’ equity (deficit) is translated at historical exchange rates. Any translation adjustments resulting are not included in determining net income but are included in accumulated other comprehensive income, a component of stockholders’ equity. The exchange rates in effect as of December 31, 2009 and 2008 were RMB1 for $0.1463 and $0.1459 respectively. There was no significant fluctuation in exchange rate for the conversion of RMB to USD after the balance sheet date.

Fair value of financial instruments

The Combined Entities have adopted ASC 820 (previously SFAS No. 157), which requires the disclosure of the estimated fair value of financial instruments including those financial instruments for which fair value option was not elected. The carrying amounts of the Combined Entities’ financial assets and liabilities approximate their fair values due to short maturities or the applicable interest rates approximate the current market rates.

Stock-based compensation

During the reporting periods, the Combined Entities did not make any stock-based compensation payments.

Dividends

During the reporting periods, the Combined Entities did not declare any dividends.

Off-balance sheet arrangements

The Combined Entities do not have any off-balance sheet arrangements.

Recently issued accounting pronouncements

FASB Accounting Standards Codification (Accounting Standards Update “ASU” No. 2009-1)

In June 2009, the Financial Accounting Standard Board (“FASB”) approved its Accounting Standards Codification (“Codification”) as the single source of authoritative United States accounting and reporting standards applicable for all non-governmental entities, with the exception of the Securities Exchange Commission and its staff. The Codification is effective for interim or annual financial periods ending after September 15, 2009 and impacts the Combined Entities’ financial statements as all future references to authoritative accounting literature will be referenced in accordance with the Codification.

Jiangsu Best Electrical Appliances Co., Ltd. And
Changzhou City Wujin Best Electronic Cables Co., Ltd.
Notes to Combined Financial Statements
(Stated in US Dollars)

2.	Summary of Significant Accounting Policies (Cont’d)

Recently issued accounting pronouncements

Noncontrolling Interests (Included in amended Topic ASC 810 “Consolidation”, previously SFAS No. 160 “Noncontrolling Interests in Consolidated Financial Statements”, an amendment of ARB No. 51)

The amended topic establishes accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. It clarifies that a noncontrolling interest in a subsidiary is an ownership interest in the consolidated entity that should be reported as equity in the consolidated financial statements. The adoption of this amended topic has no material impact on the Combined Entities’ financial statements.

Business Combinations (Included in amended Topic ASC 805 “Business Combinations”, previously SFAS No. 141(R))

This ASC guidance addresses the accounting and disclosure for identifiable assets acquired, liabilities assumed, and noncontrolling interests in a business combination. The adoption of this amended topic has no material impact on the Combined Entities’ financial statements.

Intangibles - Goodwill and Other (Included in amended Topic ASC 350, previously FASB Staff Position (“FSP”) No. 142-3 “Determination of the Useful Life of Intangible Assets”)

The amended topic amends the factors an entity should consider in developing renewal or extension assumptions used in determining the useful life of recognized intangible assets. This new guidance applies prospectively to intangible assets that are acquired individually or with a group of other assets in business combinations and asset acquisitions. The amended topic is effective for financial statements issued for fiscal years and interim periods beginning after December 15, 2008. Early adoption is prohibited. The adoption of this amended topic has no material effect on the Combined Entities’ financial statements.

Business Combinations (Included in amended Topic ASC 805, previously FSP No. 141R-1 “Accounting for Assets Acquired and Liabilities Assumed in a Business Combination That Arise from Contingencies”)

Amended topic ASC 805 amends the requirements for the provisions for the initial recognition and measurement, subsequent measurement and accounting, and disclosures for assets and liabilities arising from contingencies in business combinations. The amended topic eliminates the distinction between contractual and non-contractual contingencies, including the initial recognition and measurement criteria and instead carries forward most of the provisions for acquired contingencies. The amended topic is effective for contingent assets and contingent liabilities acquired arising from business combinations for which the acquisition date is on or after December 15, 2008. The adoption of this amended topic has no material effect on the Combined Entities’ financial statements.

Jiangsu Best Electrical Appliances Co., Ltd. And
Changzhou City Wujin Best Electronic Cables Co., Ltd.
Notes to Combined Financial Statements
(Stated in US Dollars)

2.	Summary of Significant Accounting Policies (Cont’d)

Recently issued accounting pronouncements (cont’d)

Fair Value Measurements and Disclosures (Included in amended Topic ASC 820, previously FSP No. 157-4 “Determining Whether a Market is Not Active and a Transaction Is Not Distressed”)

The amended topic clarifies when markets are illiquid or that market pricing may not actually reflect the “real” value of an asset. If a market is determined to be inactive and market price is reflective of a distressed price then an alternative method of pricing can be used, such as a present value technique to estimate fair value. The amended topic identifies factors to be considered when determining whether or not a market is inactive. The amended topic is effective for interim and annual periods ending after June 15, 2009, with early adoption permitted for periods ending after March 15, 2009 and shall be applied prospectively. The adoption of this amended topic has no material effect on the Combined Entities’ financial statements.

Investments - Debt and Equity Securities - Overall - Transition and Open Effective Date Information (Included in amended Topic ASC 320, previously FSP No. 115-2 and SFAS No. 124-2 “Recognition and Presentation of Other-Than-Temporary Impairments”)

The amended topic amends the other-than-temporary impairment guidance in U.S. GAAP for debt securities through increased consistency in the timing of impairment recognition and enhanced disclosures related to the credit and noncredit components of impaired debt securities that are not expected to be sold. In addition, increased disclosures are required for both debt and equity securities regarding expected cash flows, credit losses, and securities with unrealized losses. The adoption of this amended topic has no material impact on the Combined Entities’ financial statements.

Interim Disclosures about Fair Value of Financial Instruments (Included in amended Topic ASC 825 “Financial Instruments”, previously FSP SFAS No. 107-1)

This guidance requires that the fair value disclosures required for all financial instruments be included in interim financial statements. This guidance also requires entities to disclose the method and significant assumptions used to estimate the fair value of financial instruments on an interim and annual basis and to highlight any changes from prior periods. The amended topic was effective for interim periods ending after September 15, 2009. The adoption of this amended topic has no material impact on the Combined Entities’ financial statements.

Subsequent Events (Included in amended Topic ASC 855 “Subsequent Events”, previously SFAS No. 165)

The amended topic establishes accounting and disclosure requirements for subsequent events. The amended topic details the period after the balance sheet date during which the Combined Entities should evaluate events or transactions that occur for potential recognition or disclosure in the financial statements, the circumstances under which the Combined Entities should recognize events or transactions occurring after the balance sheet date in its financial statements and the required disclosures for such events. The Combined Entities adopted this amended topic effective June 1, 2009.

Jiangsu Best Electrical Appliances Co., Ltd. And
Changzhou City Wujin Best Electronic Cables Co., Ltd.
Notes to Combined Financial Statements
(Stated in US Dollars)

2.	Summary of Significant Accounting Policies (Cont’d)

Recently issued accounting pronouncements (cont’d)

Accounting for Transfers of Financial Assets (Included in amended Topic ASC 860 “Transfers and Servicing”, previously SFAS No. 166 “Accounting for Transfers of Financial Assets - an Amendment of FASB Statement No. 140”)

The amended topic addresses information a reporting entity provides in its financial statements about the transfer of financial assets; the effects of a transfer on its financial position, financial performance, and cash flows; and a transferor’s continuing involvement in transferred financial assets. Also, the amended topic removes the concept of a qualifying special purpose entity, limits the circumstances in which a transferor derecognizes a portion or component of a financial asset, defines participating interest and enhances the information provided to financial statement users to provide greater transparency. The amended topic is effective for the first annual reporting period beginning after November 15, 2009 and will be effective for the Combined Entities as of January 1, 2010. The management is in the process of evaluating the impact of adopting this amended topic on the Combined Entities’ financial statements.

Consolidation of Variable Interest Entities - Amended (Included in amended Topic ASC 810 “Consolidation”, previously SFAS 167 “Amendments to FASB Interpretation No. 46(R)”)

The amended topic require an enterprise to perform an analysis to determine the primary beneficiary of a variable interest entity; to require ongoing reassessments of whether an enterprise is the primary beneficiary of a variable interest entity and to eliminate the quantitative approach previously required for determining the primary beneficiary of a variable interest entity. The amended topic also requires enhanced disclosures that will provide users of financial statements with more transparent information about an enterprise’s involvement in a variable interest entity. The amended topic is effective for the first annual reporting period beginning after November 15, 2009 and will be effective for the Combined Entities as of January 1, 2010. The management is in the process of evaluating the impact of adopting this amended topic on the Combined Entities’ financial statements.

In August 2009, the FASB issued ASU No. 2009-05, an update to ASC 820 “Fair Value Measurements and Disclosures”. This update provides amendments to reduce potential ambiguity in financial reporting when measuring the fair value of liabilities. Among other provisions, this update provides clarification that in circumstances in which a quoted price in an active market for the identical liability is not available, a reporting entity is required to measure fair value using one or more of the valuation techniques described in ASU No. 2009-05. ASU No. 2009-05 became effective for the Combined Entities’ financial statements for the year ended December 31, 2009. The adoption of this update has no material impact on the Combined Entities’ financial statements.

Jiangsu Best Electrical Appliances Co., Ltd. And
Changzhou City Wujin Best Electronic Cables Co., Ltd.
Notes to Combined Financial Statements
(Stated in US Dollars)

2.	Summary of Significant Accounting Policies (Cont’d)

Recently issued accounting pronouncements (cont’d)

In October 2009, the FASB issued ASU No. 2009-13 “Revenue Recognition (Topic 605): Multiple Deliverable Revenue Arrangements - A Consensus of the FASB Emerging Issues Task Force”. This update provides application guidance on whether multiple deliverables exist, how the deliverables should be separated and how the consideration should be allocated to one or more units of accounting. This update establishes a selling price hierarchy for determining the selling price of a deliverable. The selling price used for each deliverable will be based on vendor-specific objective evidence, if available, third-party evidence if vendor-specific objective evidence is not available, or estimated selling price if neither vendor-specific or third-party evidence is available. The Combined Entities will be required to apply this guidance prospectively for revenue arrangements entered into or materially modified after January 1, 2011; however, earlier application is permitted. The management is in the process of evaluating the impact of adopting this ASU on the Combined Entities’ financial statements.

The FASB issued ASU-2010-09 (Topic 855) to amend guidance on subsequent events to remove the requirement for SEC filers (as defined in ASU 2010-09) to disclose the date through which an entity has evaluated subsequent events. This change alleviates potential conflicts with current SEC guidance. An SEC filer is still required to evaluate subsequent events through the date financial statements are issued, but disclosure of that date is no longer required. The amendments in ASU 2010-09 became effective upon issuance of the guidance.

3.	Restricted Cash

The restricted cash as of December 31, 2009 and 2008, respectively, represented bank deposits held as collateral for bills payable issued by the Combined Entities. When the Combined Entities intend or are requested to settle their suppliers by issuance of bills, they are required to place deposits with banks equal to 50% to 100% of the bills amount at the time of issuance. These deposits will be used to settle the bills at maturity.

4.	Trade Accounts Receivables, Net

	As of December 31,
	2009	2008
Trade accounts receivables	$2,780,931	$1,403,883
Less : Allowance for doubtful accounts	(89,371)	(89,149)
	$2,691,560	$1,314,734
An analysis of the movements in allowance for doubtful accounts is as follows :-
	Year ended December 31,
	2009	2008
Balance at beginning of year	$89,149	$83,544
Translation adjustments	222	5,605
Balance at end of year	$89,371	$89,149

Jiangsu Best Electrical Appliances Co., Ltd. And
Changzhou City Wujin Best Electronic Cables Co., Ltd.
Notes to Combined Financial Statements
(Stated in US Dollars)

5.	Other Receivables, Prepayments and Deposits

	As of December 31,
	2009	2008
Deposits for public bid	$38,259	$10,600
Prepayments to suppliers	893,403	327,842
Other receivables	-	7,500
VAT receivables	-	39,365

	$931,662	$385,307

6.	Inventories, Net

	As of December 31,
	2009	2008
Raw materials	$1,328,981	$855,647
Work-in-progress	596,322	332,081
Finished goods	235,121	287,729

	2,160,424	1,475,457
Less : Allowance for obsolete inventories	(193,435)	(98,088)

	$1,966,989	$1,377,369

Allowance for obsolete inventories of $95,103 and $96,565 were charged to operations during the years ended December 31, 2009 and 2008, respectively.

7.	Loans to Third Parties

The loans were made to the following unrelated parties :-

	As of December 31,
	2009	2008
Changzhou Sail Plastic Products Co., Ltd.	$540,547	$-
Changzhou Yuanyang Electric Cable Co., Ltd	1,462,587	-
Changzhou Wujin Xinshun Electronic
Components Co., Ltd.	731,294	-

	$2,734,428	$-

The loans were interest-bearing at 5.31% per annum, unsecured and fully settled in May 2010. No interest income was recognized for the year ended December 31, 2009 as the loans were made during December 2009.

Jiangsu Best Electrical Appliances Co., Ltd. And
Changzhou City Wujin Best Electronic Cables Co., Ltd.
Notes to Combined Financial Statements
(Stated in US Dollars)

8.	Amounts Due From/To Related Parties

	As of December 31,
	2009	2008
Amount due from related parties

Mrs. Shi	$-	$1,536,457
Jiangsu Dachao Electronic Vehicle Technology
Company Limited	682,309	313,355
Changzhou Best Education and Training Center	102,381	80,243

	$784,690	$1,930,055
Amount due to a related party

Changzhou Best Changlong International Trade
Company Limited (“Changzhou Best Changlong”)	$234,525	$667,882

The amounts were interest-free, unsecured and repayable on demand. Except Mrs. Shi, all the related parties are controlled by Mr. Shi or his family members.

9.	Property, Plant and Equipment, Net

	As of December 31,
Cost:	2009	2008
Buildings	$1,931,926	$1,919,840
Plant and machinery	2,568,343	1,997,393
Motor vehicles	122,037	107,990
Office equipment	229,680	229,109

	4,851,986	4,254,332
Accumulated depreciation	(1,396,965)	(1,052,632)
Construction in progress	767,804	29,179

Net	$4,222,825	$3,230,879

During the reporting periods, depreciation is included in :-

	Year ended December 31,
	2009	2008
Cost of sales and overheads of inventories	$327,271	$320,367
Administrative expenses	14,261	18,673

	$341,532	$339,040

As of December 31, 2009 and 2008, property, plant and equipment with net book values of $1,209,803 and $1,271,002, respectively, were pledged as collateral under certain loan arrangement (Note 12).

Jiangsu Best Electrical Appliances Co., Ltd. And
Changzhou City Wujin Best Electronic Cables Co., Ltd.
Notes to Combined Financial Statements
(Stated in US Dollars)

10.	Land Use Rights

	As of December 31,
	2009	2008
Land use rights	$1,077,152	$1,074,481
Accumulated amortization	(53,894)	(32,271)

	$1,023,258	$1,042,210

The Combined Entities obtained the right from the relevant PRC land authority for a period of fifty years to use the land on which the office premises, production facilities and warehouse of the Combined Entities are situated.

As of December 31, 2009 and 2008, land use rights with net book values of $788,586 and $791,151 respectively, were pledged as collateral under certain loan arrangement (Note 12).

Amortization for the years ended December 31, 2009 and 2008 amounted to $21,532 and $21,156 respectively. The estimated amortization expense for each of the five succeeding years from 2009 is approximately $21,000 each year.

11.	Other Payables and Accrued Expenses

	As of December 31,
	2009	2008
Salaries and welfare payable	$557,179	$606,940
Receipt in advance from customers	197,920	147,201
Value added tax and other taxes payable	179,154	-
Other payables	6,707	117,534

	$940,960	$871,675

12.	Short-term Bank Loans

	As of December 31,
	2009	2008
Secured bank loans	$2,876,909	$3,533,600
Unsecured bank loans	2,698,473	1,167,167

	$5,575,382	$4,700,767

All bank loans are repayable within one year.

The bank loans as of December 31, 2009 carried annual interest at 115% of the benchmark interest rate published by the People’s Bank of China (the “PBOC”). The bank loans as of December 31, 2008 carried annual interest at 120% of the benchmark interest rate published by the PBOC.

Jiangsu Best Electrical Appliances Co., Ltd. And
Changzhou City Wujin Best Electronic Cables Co., Ltd.
Notes to Combined Financial Statements
(Stated in US Dollars)

12.	Short-term Bank Loans (Cont’d)

The secured bank loans were secured by the Combined Entities’ following assets :-

	As of December 31,
	2009	2008
Buildings - Note 9	$1,209,803	$1,271,002
Land use rights - Note 10	788,586	791,151

	$1,998,389	$2,062,153

The unsecured bank loans as of December 31, 2009 and 2008 were guaranteed by Mr. and Mrs. Shi and two non-related parties. Each of the aforementioned parties did not receive any compensation for acting as guarantors for the Combined Entities.

During the reporting periods, there was no covenant requirement under the bank loans granted to the Combined Entities.

13.	Capital

Best Appliances and Best Cables are non-joint capital stock corporations and therefore their capital stock, consistent with most of the PRC corporations, are not divided into a specific number of shares having a stated nominal amount.

The capital in the combined balance sheets comprises capital of :-

	As of December 31,
	2009	2008
Best Appliances	$603,624	$603,624
Best Cables	700,180	700,180

	$1,303,804	$1,303,804

14.	Other Income

	Year ended December 31,
	2009	2008
Government grants	$60,212	$10,836
Other income	28,768	76,691

	$88,980	$87,527

Jiangsu Best Electrical Appliances Co., Ltd. And
Changzhou City Wujin Best Electronic Cables Co., Ltd.
Notes to Combined Financial Statements
(Stated in US Dollars)

15.	Finance Costs

	Year ended December 31,
	2009	2008
Interest expenses	$296,003	$337,596
Bills discounting interest	35,782	179

	$331,785	$337,775

16.	Income Tax

Best Cables and Best Appliances were subject to PRC enterprise income tax (“EIT”) at the statutory rate of 25% during the reporting periods.

The components of the provision for income taxes are :-

	Year ended December 31,
	2009	2008
Current taxes - PRC	$581,024	$158,208
Deferred taxes - PRC	(41,414)	(46,767)

	$539,610	$111,441

The Combined Entities’ effective income tax rate is the same as the PRC statutory income tax rate of 25% for the years ended December 31, 2009 and 2008.

In July 2006, the FASB issued ASC 740-10-25 (previously Interpretation No. 48 “Accounting for Uncertainty in Income Taxes”). This interpretation requires recognition and measurement of uncertain income tax positions using a “more-likely-than-not” approach. The management evaluated the Combined Entities’ tax positions and considered that no additional provision for uncertainty in income taxes was necessary as of December 31, 2009 and 2008, respectively. All income tax returns of the Combined Entities are subject to examination by PRC tax jurisdictions.

Current deferred tax assets as of December 31, 2009 and 2008 were composed of :-

	As of December 31,
	2009	2008
Allowance of trade accounts receivable	$22,331	$22,287
Allowance of obsolete inventories	48,333	24,522

	$70,664	$46,809

Non-current deferred tax assets as of December 31, 2009 and 2008 composed of the depreciation of property, plant and equipment of $57,143 and $39,437, respectively.

Jiangsu Best Electrical Appliances Co., Ltd. And
Changzhou City Wujin Best Electronic Cables Co., Ltd.
Notes to Combined Financial Statements
(Stated in US Dollars)

17.	Earnings per Share

Earnings per share are not presented because the Combined Entities’ capital is not divided into number of shares (Note 13). Also, the Combined Entities had no dilutive instruments.

18.	Defined Contribution Plan

Pursuant to the relevant PRC regulations, the Combined Entities are required to make contributions at a certain percentage of the employees’ salaries and wages to a defined contribution retirement scheme organized by a state-sponsored social insurance plan in respect of the retirement benefits for the Combined Entities’ employees in the PRC. The only obligation of the Combined Entities with respect to retirement scheme is to make the required contributions under the plan. No forfeited contribution is available to reduce the contribution payable in the future years. The defined contribution plan contributions were charged to the statements of income and comprehensive income. The Combined Entities recorded defined contribution plan expenses of $135,734 and $148,528 for the years ended December 31, 2009 and 2008, respectively.

19.	Commitments and Contingencies

Capital commitment

As of December 31, 2009 and 2008, the Combined Entities had capital commitments amounting to $101,000 and $167,000 in respect of the acquisition of property, plant and equipment that were contracted for but not provided in the combined financial statements.

Contingencies

As of December 31, 2009, the Combined Entities acted as guarantor for bank loans granted to certain business associates to the extent of $5,777,701. None of the Combined Entities’ directors or executive officers is involved in the normal operations or investing in the business of the guaranteed business associates. All the business associates have a healthy record to pay back loans on a timely manner.

All the above guarantees have no recourse provision that would enable the Combined Entities to recover from third parties of any amounts paid under the guarantees and any assets held either as collateral or by third parties that the Combined Entities can obtain or liquidate to recover all or a portion of the amounts paid under the guarantees. If the third parties fail to perform under their contractual obligation, the Combined Entities will make future payments including the contractual principal amounts, related interest and penalties.

Management has assessed the fair value of the obligation arising from the above financial guarantees and considered it is immaterial to the combined financial statements. Therefore, no obligations in respect of the above guarantees were recognized as of December 31, 2009.

The Combined Entities did not provide any guarantee as of December 31, 2008.

Jiangsu Best Electrical Appliances Co., Ltd. And
Changzhou City Wujin Best Electronic Cables Co., Ltd.
Notes to Combined Financial Statements
(Stated in US Dollars)

20.	Segment Information

The Combined Entities use the “management approach” in determining reportable operating segments. The management approach considers the internal organization and reporting used by the Combined Entities’ chief operating decision maker for making operating decisions and assessing performance as the source for determining the reportable segments. Management, including the chief operating decision maker, reviews operating results solely by monthly revenue of cryogen-free refrigerators, cable products and light electric vehicles of the Combined Entities. As such, the Combined Entities have determined that there are three operating segments as defined by ASC 280, “Segments Reporting” (previously SFAS No. 131): Cryogen-free refrigerators, cable products and light electric vehicles.

	Cryogen-free
	refrigerators		Cable products		Light electric vehicles		Total
	Year ended		Year ended		Year ended		Year ended
	December 31,		December 31,		December 31,		December 31,
	2009	2008	2009	2008	2009	2008	2009	2008
Revenue from external customers	$4,593,857	$3,931,657	$7,418,968	$8,615,700	$80,012	$14,771	$12,092,837	$12,547,357
Interest income	24,884	18,147	40,622	39,765	433	68	65,506	57,912
Finance costs	126,039	105,840	205,746	231,935	2,195	398	331,785	337,775
Amortization	10,414	10,233	11,117	10,923	2,082	2,045	21,532	21,156
Depreciation	119,431	123,447	222,101	215,593	6,687	7,566	341,532	339,040
Segment profit	809,024	134,428	1,320,647	294,579	14,091	505	2,129,671	429,007
Expenditure for segment assets	$8,168	$48,343	$578,909	$235,109	$-	$-	$587,077	$283,452

	As of December 31,		As of December 31,		As of December 31,		As of December 31,
	2009	2008	2009	2008	2009	2008	2009	2008
Segment assets	5,903,232	2,630,881	9,475,079	7,386,079	206,701	214,940	15,378,311	10,016,960

A reconciliation is provided for unallocated amounts relating to corporate operations which is not included in the segment information.

	Year ended December 31,
	2009	2008
Total consolidated revenue	$12,092,837	$12,547,357

Total profit for reportable segments	$2,129,671	$429,007
Unallocated amounts relating to operations:
Other income	28,768	16,757

Income before income taxes	$2,158,439	$445,764

	As of December 31,
	2009	2008
Assets

Total assets for reportable segments	$15,378,311	$10,016,960
Amounts due from related parties	784,690	1,930,055
Loans to third parties	2,734,428	-
Long-term equity investment	159,909	159,513

	$19,057,338	$12,106,528

Jiangsu Best Electrical Appliances Co., Ltd. And
Changzhou City Wujin Best Electronic Cables Co., Ltd.
Notes to Combined Financial Statements
(Stated in US Dollars)

20.	Segment Information (Cont’d)

All of the Combined Entities’ long-lived assets are located in the PRC. Geographic information about the revenues, which are classified based on the customers, is set out as follows:

	Year ended December 31,
	2009	2008
PRC	$6,096,708	$2,416,931
Hong Kong	1,426,556	2,929,666
United Kingdom	878,352	856,835
United States of America	870,188	2,293,069
France	579,956	1,023,998
Germany	431,448	430,082
Australia	366,286	441,543
Japan	305,740	501,045
Taiwan	250,466	329,812
Indonesia	25,492	375,615
Others	861,645	948,761

Total	$12,092,837	$12,547,357

21.	Related Party Transactions

Apart from the transactions as disclosed in notes 8 and 12 to the combined financial statements, the Combined Entities had the following transactions with their related party during the reporting periods :-

	Year ended December 31,
	2009	2008
Sales of goods to Changzhou Best Changlong	$430,555	$592,726

The Combined Entities believed the terms obtained and consideration received in connection with the transactions described above were no less favorable than those that would have been obtained by the Combined Entities in arm’s-length transactions with an unrelated party.

Jiangsu Best Electrical Appliances Co., Ltd. And
Changzhou City Wujin Best Electronic Cables Co., Ltd.
Notes to Combined Financial Statements
(Stated in US Dollars)

22.	Subsequent Events

Subsequent to the balance sheet date, each of the Combined Entities and Mr. and Mrs. Shi entered into the following agreements with Best Green Energy (Changzhou) Co., Ltd. (“Best Green Changzhou”), pursuant to which the Combined Entities become the variable interest entities of Best Green Changzhou.

Consulting Agreement

Under the Consulting Agreement, Best Green Changzhou provides exclusive technical, business and management consulting services to the Combined Entities in exchange for service fees equal to 100% of the Combined Entities’ total annual net profits.

Business Operation Agreement

The Business Operation Agreement imposes restriction on the operations of the Combined Entities. Under the Business Operation Agreement, the Combined Entities are prohibited from engaging in any transaction which may materially affect its assets, obligations, rights or business operation without prior consent from Best Green Changzhou. The Combined Entities are also required to accept policies and suggestions provided by Best Green Changzhou from time to time with respect to employment or dismissal of employees, corporate management and financial management systems. The Combined Entities are also required to appoint the directors and members of senior management that Best Green Changzhou designates.

Equity Interest Pledge Agreement

Mr. and Mrs. Shi have pledged their entire equity interest in the Combined Entities to Best Green Changzhou pursuant to the Equity Interest Pledge Agreement. The equity interests are pledged as collateral security for the obligations of the Combined Entities under the Consulting Agreement and the Business Operation Agreement.

Proxy Agreement

The Proxy Agreement among Best Green Changzhou and Mr. and Mrs. Shi requires Mr. and Mrs. Shi to vote all of the equity interests in the Combined Entities at any shareholders’ meeting or other time when shareholders of the Combined Entities vote in accordance with Best Green Changzhou’s instructions.

Other than the aforementioned agreements and the disclosure in note 7 to the combined financial statements, the Combined Entities had evaluated their activities subsequent to December 31, 2009 and have concluded that no other subsequent events have occurred that would require recognition or disclosure in the combined financial statements.

EXHIBIT INDEX

Exhibit No.	Description
2.1*	Share Exchange Agreement, dated June 9, 2010, among the Company, Best Green BVI and its sole shareholder.
3.1	Certificate of Incorporation of the Company [Incorporated by reference to Exhibit 3.1 to the Company’s Registration Statement on Form S-1 filed on December 23, 2008].
3.2	Bylaws of the Company [Incorporated by reference to Exhibit 3.2 to the Company’s Registration Statement on Form S-1 filed on December 23, 2008].
4.1*	Cancellation Agreement, dated June 9, 2010, by and between the Company and Haifeng Lu.
10.1*	Loan (Credit) Contract of Maximum Amount (English Translation), dated December 10, 2008, by and between Jiangsu Best Electrical Appliances Co., Ltd. and Jiangsu Wujin Rural Commercial Bank.
10.2*	Mortgage Contract of Maximum Amount (English Translation), dated December 10, 2008, by and between Jiangsu Best Electrical Appliances Co., Ltd. and Jiangsu Wujin Rural Commercial Bank.
10.3*

Loan Contract with Guaranty (English Translation), dated January 20, 2010,by and among Changzhou Wunjin Suochuan Mechanical & Electrical Co., Ltd., Changzhou City Wujin Best Electronic Cables Co., Ltd., Wang Yuxing, and Jiangsu Jiangnan Rural Commercial Bank.

10.4*

Guaranty Obligations Pre-maturity Covenants between the Parties Dispute Resolution Validity Acknowledgments by the Guarantors Summary of Guaranty Contract (English Translation), dated March 19, 2009, by and among Changzhou City Wujin Best Electronic Cables Co., Ltd. and Wang Kai and Jiangsu Wujin Rural Commercial Bank Company limited by Shares.

10.5*

Guaranty Obligations Pre-maturity Covenants between the Parties Dispute Resolution Validity Acknowledgments by the Guarantors Summary of Guaranty Contract (English Translation), dated April 6, 2009, by and among Changzhou City Wujin Best Electronic Cables Co., Ltd., Wang Kai and Yao Qing and Jiangsu Wujin Rural Commercial Bank Company limited by Shares.

10.6*

Guaranty Obligations Pre-maturity Covenants between the Parties Dispute Resolution Validity Acknowledgments by the Guarantors Summary of Guaranty Contract (English Translation), dated April 27, 2009, by and among Changzhou City Wujin Best Electronic Cables Co., Ltd. and Xia Jianfei and Jiangsu Wujin Rural Commercial Bank Company limited by Shares.

10.7*

Guaranty Contract of Maximum Amount (English Translation), dated May 8, 2009, by and among Changzhou City Wujin Best Electronic Cables Co., Ltd., Jianhua Shi, Jun Shi, Meifang, Shi and Wujin Branch, Agricultural Bank of China.

10.8*

Guaranty Obligations Pre-maturity Covenants between the Parties Dispute Resolution Validity Acknowledgments by the Guarantors Summary of Guaranty Contract (English Translation), dated May 18, 2009, by and among Changzhou City Wujin Best Electronic Cables Co., Ltd., Wang Kai and Yao Qing and Jiangsu Wujin Rural Commercial Bank Company limited by Shares.

10.9*	Guaranty Contract of Maximum Amount (English Translation), dated May 22, 2009, by and between Changzhou City Wujin Best Electronic Cables Co., Ltd. and Jiangsu Wujin Rural Commercial Bank.

10.10*	Guaranty Contract of Maximum Amount (English Translation), dated June 20, 2009, by and among Changzhou City Wujin Best Electronic Cables Co., Ltd. and Wujin Branch, Agricultural Bank of China.
10.11*

Guaranty Obligations Pre-maturity Covenants between the Parties Dispute Resolution Validity Acknowledgments by the Guarantors Summary of Guaranty Contract (English Translation), dated July 2, 2009, by and among Changzhou City Wujin Best Electronic Cables Co., Ltd., Wang Kai and Yao Qing and Jiangsu Wujin Rural Commercial Bank Company limited by Shares.

10.12*	Loan (Credit) Contract of Maximum Amount (English Translation), dated August 14, 2009, by and between Changzhou City Wujin Best Electronic Cables Co., Ltd. and Jiangsu Wujin Rural Commercial Bank.
10.13*	Mortgage Contract of Maximum Amount (English Translation), dated August 14, 2009, by and between Changzhou City Wujin Best Electronic Cables Co., Ltd. and Jiangsu Wujin Rural Commercial Bank.
10.14*

Working Capital Loan Contract (English Translation), dated September 8, 2009, by and among Changzhou City Wujin Best Electronic Cables Co., Ltd. and Changzhou Wunjin Branch, Industrial and Commercial Bank of China.

10.15*

Guaranty Obligations Pre-maturity Covenants between the Parties Dispute Resolution Validity Acknowledgments by the Guarantors Summary of Guaranty Contract (English Translation), dated September 18, 2009, by and among Changzhou City Wujin Best Electronic Cables Co., Ltd., Wang Kai and Yao Qing and Jiangsu Wujin Rural Commercial Bank Company limited by Shares.

10.16*	Loan Contract (English Translation), dated October 15, 2009, by and among Changzhou City Wujin Best Electronic Cables Co., Ltd. and Changzhou Wunjin Branch, Agricultural Bank of China.
10.17*

Guaranty Contract (English Translation), dated October 22, 2009, by and among Changzhou City Wujin Best Electronic Cables Co., Ltd. and Wang Quanxin and Jiangsu Wujin Rural Commercial Bank Company limited by Shares.

10.18*

Guaranty Obligations Pre-maturity Covenants between the Parties Dispute Resolution Validity Acknowledgments by the Guarantors Summary of Guaranty Contract (English Translation), dated November 13, 2009, by and among Changzhou City Wujin Best Electronic Cables Co., Ltd., Wang Kai, and Yao Qing and Jiangsu Wujin Rural Commercial Bank Company limited by Shares.

10.19*

Working Capital Loan Contract (English Translation), dated November 20, 2009, by and among Changzhou City Wujin Best Electronic Cables Co., Ltd. and Changzhou Wunjin Branch, Industrial and Commercial Bank of China.

10.20*

Guaranty Contract of Maximum Amount (English Translation), dated January 4, 2010, by and among Changzhou City Wujin Best Electronic Cables Co., Ltd. and Changzhou Wunjin Branch, Industrial and Commercial Bank of China.

10.21*

Working Capital Loan Contract (English Translation), dated January 2, 2010, by and among Changzhou City Wujin Best Electronic Cables Co., Ltd. and Changzhou Wunjin Branch, Industrial and Commercial Bank of China.

21*	Subsidiaries of the Company.

* Filed herein